                           CCB FINANCIAL CORPORATION
                              111 Corcoran Street
                              Post Office Box 931
                          Durham, North Carolina 27702

                                                           June 19, 1997

        Dear Shareholders:

             You are cordially invited to attend a Special Meeting of Shareholders of CCB Financial Corporation ("CCBF") to be held on Thursday, July 31, 1997, at 11:00 a.m., E.D.S.T., at the Durham Omni Hotel, 201 Foster Street, Durham, North Carolina. Notice of the Special Meeting, along with a Prospectus/Joint Proxy Statement relating to the matters to be addressed at the Special Meeting, is enclosed.

             At this important meeting, you will be asked to consider and vote upon CCBF's proposed merger with American Federal Bank ("AFB") and the related issuance of up to 5,102,030 shares of CCBF common stock at an exchange ratio of .445 shares of CCBF common stock for each share of common stock of AFB (the "Merger").

             Your Board of Directors believes that the Merger is a significant strategic acquisition for CCBF that will provide considerable shareholder value over time. The accompanying Prospectus/Joint Proxy Statement provides a detail description of the Merger, including a description of certain of the projected effects of the Merger. Please give this information your careful attention.

             The affirmative vote of the holders of a majority of the outstanding shares of common stock of CCBF is required for approval of the Merger. In addition to shareholder approval, the Merger is subject to certain conditions customary in this type of transaction.

             The Merger has been unanimously approved and adopted by the Boards of Directors of CCBF and AFB as being in the best interest of CCBF and AFB and their respective shareholders. Accordingly, the Boards of Directors of CCBF unanimously recommends that the shareholders of CCBF vote FOR approval of the Merger.

             In view of the importance of the action to be taken with respect to the Merger, we urge you to complete, sign and date your proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote in person, even if you have previously mailed your proxy. Regardless of the amount of CCBF common stock you own, it is important that your shares be voted at the Special Meeting.

             Thank-you for your consideration of this important matter and prompt response.

                                              Very truly yours,

                                              ERNEST  C. ROESSLER
                                              PRESIDENT AND CHIEF
                                              EXECUTIVE OFFICER

                       CCB FINANCIAL CORPORATION
                          111 CORCORAN STREET
                          POST OFFICE BOX 931
                      DURHAM, NORTH CAROLINA 27702

               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON JULY 31, 1997

     NOTICE is hereby given that a Special Meeting of Shareholders of CCB Financial Corporation ("CCBF") will be held at the Durham Omni Hotel, 201 Foster Street, Durham, North Carolina (for your convenience a map with directions to the Durham Omni Hotel and parking facilities appears on the outside back cover of the accompanying Prospectus/Joint Proxy Statement), at 11:00 o'clock, a.m., E.D.S.T., on July 31, 1997, for the following purposes:

     1. PROPOSAL TO APPROVE MERGER. To consider and vote on a proposal to approve an Agreement and Plan of Reorganization, dated as of February 17, 1997, between CCBF and American Federal Bank, FSB ("AFB") and the related Plan of Merger and Combination (collectively, the "Merger Agreement") (a copy of which Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement which accompanies this Notice), and to approve the transactions described therein, including without limitation the issuance of up to a maximum of 5,102,030 shares of CCBF's $5.00 par value common stock (each with an attached preferred stock purchase right) to effect the combination of AFB and CCBF through the merger of a newly formed, interim savings bank subsidiary of CCBF into AFB (the "Merger"), with the result that AFB will become a wholly-owned subsidiary of CCBF; and

     2. OTHER BUSINESS. To transact such other business as properly may be presented for action at the Special Meeting.

     EACH CCBF SHAREHOLDER IS INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, TO ENSURE THAT A QUORUM IS PRESENT AT THE SPECIAL MEETING, EACH CCBF SHAREHOLDER IS REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY TO CCBF IN THE ENCLOSED STAMPED, RETURN ENVELOPE. SIGNING AND RETURNING AN APPOINTMENT OF PROXY WILL NOT AFFECT A CCBF SHAREHOLDER'S RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON.

                                         By Order of the Board of
                                         Directors
                                         ERNEST C. ROESSLER
                                         VICE CHAIRMAN, PRESIDENT AND
                                         CHIEF EXECUTIVE OFFICER

Durham, North Carolina
June 19, 1997

         CCBF'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
       ALL CCBF SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT

                       AMERICAN FEDERAL BANK, FSB
                         300 EAST MCBEE AVENUE
                    GREENVILLE, SOUTH CAROLINA 29601

                             June 19, 1997

Dear Shareholders:

     You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of American Federal Bank, FSB ("AFB") to be held on Thursday, July 31, 1997, at 11:00 a.m., local time, in the Board Room of the Greater Greenville Chamber of Commerce Building, 24 Cleveland Street, Greenville, South Carolina. Notice of the Special Meeting, along with a Prospectus/Joint Proxy Statement relating to the matters to be addressed at the Special Meeting, is enclosed.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of February 17, 1997, between AFB and CCB Financial Corporation ("CCBF") and the related Plan of Merger and Combination (collectively, the "Merger Agreement"), pursuant to which a newly formed, wholly-owned interim thrift subsidiary of CCBF will merge with and into AFB, with the result that AFB will become a wholly-owned subsidiary of CCBF, and each share of the $1.00 par value common stock of AFB will be converted into the right to receive .445 of a share of the $5.00 par value common stock CCBF and cash in lieu of any fractional share (the "Merger").

     The accompanying Prospectus/Joint Proxy Statement describes the Merger and provides other specific information concerning the Special Meeting. Please give this information your careful attention.

     The affirmative vote of the holders of two-thirds of the common stock of AFB entitled to be voted at the Special Meeting is required to approve the Merger Agreement. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. The Merger is also subject to approval by the shareholders of CCBF and the satisfaction of certain conditions customary in this type of transaction.

     The Merger Agreement and the Merger have been unanimously approved and adopted by the Boards of Directors of CCBF and AFB as being in the best interest of CCBF and AFB and their respective shareholders.
Accordingly, the Board of Directors of AFB unanimously recommends that the shareholders of AFB vote FOR approval of the Merger.

     In the view of the importance of the action to be taken with respect to the Merger, we urge you to complete, sign and date your proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously mailed your proxy. Regardless of the amount of AFB common stock you own, it is important that your shares be voted at the Special Meeting.

     Thank you for your consideration of this important matter and prompt response.

                                         Very truly yours,
                                         William L. Abercrombie, Jr.
                                         Chairman, President and
                                           Chief Executive Officer

                       AMERICAN FEDERAL BANK, FSB
                         300 EAST MCBEE AVENUE
                    GREENVILLE, SOUTH CAROLINA 29601

               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON JULY 31, 1997

     NOTICE is hereby given that a Special Meeting of Shareholders ("AFB Special Meeting") of American Federal Bank, FSB ("AFB") will be held in the Board Room of the Greater Greenville Chamber of Commerce Building, 24 Cleveland Street, Greenville, South Carolina at 11:00 o'clock, a.m., E.D.S.T. on July 31, 1997, for the following purposes:

     1. PROPOSED MERGER. To consider and vote on a proposal to approve an Agreement and Plan of Reorganization, dated as of February 17, 1997, between AFB and CCB Financial Corporation ("CCBF") and the related Plan of Merger and Combination (collectively, the "Merger Agreement") (a copy of which Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement which accompanies this Notice), pursuant to which a newly-formed, wholly-owned interim thrift subsidiary of CCBF will merge with and into AFB, with the result that AFB will become a wholly-owned subsidiary of CCBF, and each share of the $1.00 par value common stock of AFB will be converted into the right to receive .445 of a share of the $5.00 par value common stock of CCBF and cash in lieu of any fractional share, as described in the accompanying Prospectus/Joint Proxy Statement; and

     2. OTHER BUSINESS. To transact such other business as properly may be presented for action at the AFB Special Meeting.

     Shareholders of AFB of record at the close of business on June 10, 1997, are entitled to notice of and to vote at the AFB Special Meeting. YOU ARE CORDIALLY INVITED TO ATTEND THE AFB SPECIAL MEETING IN PERSON; HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. Signing and returning an appointment of proxy card will not affect an AFB shareholder's right to attend the special meeting and vote in person.

                                         By Order of the Board of
                                         Directors
                                         DEBORAH A. BRADY
                                         SECRETARY

Greenville, South Carolina
June 19, 1997

          AFB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
       ALL AFB SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT

                                   PROSPECTUS
                           CCB FINANCIAL CORPORATION
                                5,102,030 SHARES
                                  COMMON STOCK
                                PAR VALUE $5.00
              EACH WITH AN ATTACHED PREFERRED STOCK PURCHASE RIGHT

                             JOINT PROXY STATEMENT
     FOR THE SPECIAL MEETINGS OF SHAREHOLDERS OF CCB FINANCIAL CORPORATION
           AND AMERICAN FEDERAL BANK, FSB TO BE HELD ON JULY 31, 1997

     This Prospectus relates to shares of the $5.00 par value common stock ("CCBF Stock"), each with an attached right to purchase .01 of a share of CCBF Series A Junior Participating Preferred (a "CCBF Right"), of CCB Financial Corporation ("CCBF") that will be issued in connection with the proposed merger (the "Merger") of American Federal Interim Savings Bank, FSB, a to-be-formed interim federal savings bank subsidiary of CCBF ("Interim FSB"), with and into American Federal Bank, FSB ("AFB"). CCBF is a North Carolina corporation which is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") as a bank holding company and which is the parent company of Central Carolina Bank and Trust Company. Interim FSB will be formed as a wholly-owned subsidiary of CCBF for the purpose of facilitating the combination of CCBF and AFB. As described in the Agreement and Plan of Reorganization, dated as of February 17, 1997, between CCBF and AFB, and the related Plan of Merger and Combination (collectively the "Merger Agreement"), upon consummation of the Merger, Interim FSB will be merged into AFB and each outstanding share of AFB's $1.00 par value common stock ("AFB Stock") will be converted into and exchanged for .445 of a share of CCBF Stock and .445 of a CCBF Right (the "Exchange Ratio"), and AFB will become a wholly-owned subsidiary of CCBF. (See "THE MERGER"). References in this Prospectus/Joint Proxy Statement to the CCBF Stock shall be deemed to include the CCBF Rights attached to such CCBF Stock. For additional information about the CCBF Rights, see "CAPITAL STOCK OF CCBF AND
AFB -- CCBF Rights Plan."

     Based upon the number of shares of AFB Stock outstanding on May 31, 1997, a total of 5,102,030 shares of CCBF Stock, having an aggregate market value of $358.4 million based upon the $70.25 per share closing price of CCBF Stock on the New York Stock Exchange ("NYSE") on May 31, 1997, will be issued to AFB's shareholder upon the effectiveness of the Merger (approximately 24.4% of the outstanding CCBF Stock as of such time).

     This Prospectus also serves as CCBF's and AFB's Joint Proxy Statement in connection with their respective Boards of Directors' solicitation of appointments of proxy to be used at special meetings of their shareholders, including any adjournments thereof (the "Special Meetings"), to be held for the purposes described herein. (See "THE SPECIAL MEETINGS.")

     At the AFB Special Meeting, the holders of record of AFB Stock as of the close of business on June 10, 1997 will consider and vote upon a proposal to approve the Merger Agreement. At the CCBF Special Meeting, the holders of record of CCBF Stock as of the close of business on June 10, 1997, will consider and vote upon a proposal to approve the Merger Agreement and to issue up to a maximum of 5,102,030 shares of CCBF Stock to effect the combination of AFB and CCBF through the Merger. (See "THE MERGER -- Terms of the Merger.")

     Neither CCBF's shareholders nor AFB's shareholders are entitled to dissenters' rights in connection with the Merger. (See "THE MERGER -- Absence of Dissenters' Rights.")

     The outstanding shares of CCBF Stock are listed for trading on the New York Stock Exchange (the "NYSE") and the outstanding shares of AFB are included for quotation on the National Market System of The Nasdaq Stock Market, Inc. (the "Nasdaq National Market"). The shares of CCBF Stock issued in the Merger also will be listed for trading on the NYSE.

     This Prospectus/Joint Proxy Statement and the accompanying forms of appointment of proxies are first being mailed to shareholders of AFB and CCBF on or about June 19, 1997.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Prospectus/Joint Proxy Statement is June 19, 1997.

     No person is authorized to give any information or make any representation other than those contained in this Prospectus/Joint Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by CCBF or AFB. This Prospectus/Joint Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase or exchange the securities offered by this Prospectus/Joint Proxy Statement, in any jurisdiction in which such offer is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation. The information contained in this Prospectus/Joint Proxy Statement regarding CCBF and its affiliates has been furnished by CCBF, and the information herein regarding AFB and its affiliates has been furnished by AFB. Neither the delivery of this Prospectus/Joint Proxy Statement nor any distribution of the securities being made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of CCBF or AFB or their affiliates since the date of this Prospectus/Joint Proxy Statement or that information contained herein or in the documents incorporated herein by reference is correct as of any time subsequent to the date hereof or the dates thereof.

     THE SHARES OF CCBF STOCK BEING OFFERED TO AFB'S SHAREHOLDERS ARE NOT DEPOSITS OF ANY BANK OR OTHER FINANCIAL INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     THIS PROSPECTUS/JOINT PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF CCBF FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE EXPECTED IMPACT OF THE MERGER ON CCBF'S FINANCIAL PERFORMANCE (SEE "THE MERGER -- BACKGROUND OF THE MERGER; RECOMMENDATIONS AND REASONS"). THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF CCBF AND AFB ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (VI) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (VII) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (VIII) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; AND (IX) CHANGES OCCUR IN THE SECURITIES MARKETS. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS PROSPECTUS/JOINT PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF CCBF AND AFB, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF CCBF AFTER THE MERGER IS INCLUDED IN THE SECURITIES AND EXCHANGE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                               TABLE OF CONTENTS

                                                       PAGE                                                          PAGE

AVAILABLE INFORMATION................................      1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......      2
SUMMARY..............................................      3
  Parties............................................      3
  Special Meetings of Shareholders...................      3
  The Merger.........................................      5
  Selected Financial Information.....................      9
  Selected Pro Forma Financial Information...........     13
  Unaudited Comparative Per Share Data...............     15
THE SPECIAL MEETINGS.................................     17
  General; Proposals to be Considered................     17
  Record Dates.......................................     17
  Voting Securities; Votes Required for
     Approval........................................     17
  Voting and Revocation of Proxies...................     18
  Proxy Solicitation Expenses........................     19
THE MERGER...........................................     19
  General............................................     19
  Conversion of AFB Stock and AFB Options; Exchange
     Ratio...........................................     19
  Treatment of Fractional Shares.....................     20
  Background of the Merger;
     Recommendations and Reasons.....................     20
  AFB Fairness Opinions..............................     29
  CCBF Fairness Opinion..............................     35
  Required Shareholder Approvals.....................     41
  Required Regulatory Approvals......................     41
  Conduct of Business Pending Merger.................     42
  Dividends..........................................     43
  The Stock Option Agreement.........................     43
  Accounting Treatment...............................     44
  Material Income Tax Consequences...................     44
  Absence of Dissenters' Rights......................     45
  Conditions to Merger...............................     45
  Amendment of the Merger Agreement;
     Waiver..........................................     46
  Termination of the Merger Agreement................     46
  Effective Time and Closing Date....................     46
  Surrender and Exchange of Certificates.............     47
  Interests of Certain Persons With Respect to the
     Merger..........................................     47
  Effect on Employee Benefit Plans and AFB Options...     50
  New York Stock Exchange Listing....................     50
  Dividend Reinvestment and Stock Purchase
     Plan............................................     51
  Restrictions on Resale of CCBF Stock by
     Affiliates......................................     51
  Expenses...........................................     51
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION...     52
PRO FORMA CAPITALIZATION.............................     59
MARKET AND DIVIDEND INFORMATION REGARDING CCBF STOCK
  AND AFB STOCK......................................     60
CCB FINANCIAL CORPORATION............................     61
  General............................................     61
  Subsidiaries.......................................     61
  Beneficial Ownership of CCBF Stock.................     61
  Management and Additional Information..............     63
AMERICAN FEDERAL BANK, FSB...........................     64
  General............................................     64
  Beneficial Ownership of AFB Stock..................     65
  Management and Additional Information..............     66
CERTAIN REGULATORY
  CONSIDERATIONS.....................................     67
CAPITAL STOCK OF CCBF AND AFB........................     73
  Authorized Capital Stock...........................     73
  CCBF Rights Plan...................................     73
  Special Meetings of Shareholders...................     74
  Directors..........................................     74
  Business Combinations and Changes
     in Control......................................     75
  Amendment of Organizational Documents..............     76
  Anti-takeover Effect of Certain Provisions.........     77
INDEMNIFICATION......................................     78
LEGAL MATTERS........................................     79
EXPERTS..............................................     79
OTHER MATTERS........................................     79
PROPOSALS OF SHAREHOLDERS............................     80
APPENDIX A -- Agreement and Plan of Reorganization
  dated as of February 17, 1997 and the Plan of
  Merger and Combination.............................    A-1
APPENDIX B -- Opinion of Wheat, First Securities,
  Inc................................................    B-1
APPENDIX C -- Opinion of Keefe, Bruyette & Woods,
  Inc................................................    C-1
APPENDIX D -- Opinion of Merrill Lynch, Pierce,
  Fenner & Smith Incorporated........................    D-1

                             AVAILABLE INFORMATION

     CCBF is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by CCBF can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located in Chicago (Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511) and in New York (7 World Trade Center, 13th Floor, New York, New York 10048). Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding CCBF and other registrants. Copies of reports, proxy statements and other information filed by CCBF with the NYSE may be inspected at 20 Broad Street, New York, New York 10005.

     AFB is subject to the informational requirements of the 1934 Act and, in connection therewith, files reports, proxy statements and other information with the Office of Thrift Supervision (the "OTS"). Requests to review such reports, proxy statements and other information may be made in writing to the Dissemination Branch, Records Management and Information Policy Division, Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 or in person at the OTS' Public Reference Room at the same address. Additionally, AFB's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Current Report on Form 8-K, dated February 17, 1997, have been filed with the Commission as exhibits to CCBF's Current Reports on Form 10-K, both dated April 21, 1997. AFB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 is contained as an exhibit to a CCBF Current Report on Form 8-K dated May 13, 1997.

     CCBF has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the CCBF Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus/Joint Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, all of which may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

     AS FURTHER DESCRIBED BELOW, THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS RELATING TO CCBF AND AFB WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. STATEMENTS CONTAINED HEREIN OR IN ANY DOCUMENT INCORPORATED HEREIN BY REFERENCE AS TO THE CONTENTS OF ANY CONTRACTS OR OTHER DOCUMENT REFERRED TO HEREIN OR THEREIN ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF SUCH CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OR SUCH OTHER DOCUMENT, EACH SUCH STATEMENT BEING QUALIFIED IN ALL RESPECTS BY SUCH REFERENCE. COPIES OF THOSE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) WILL BE PROVIDED WITHOUT CHARGE UPON REQUEST AS DESCRIBED BELOW. REQUESTS FOR DOCUMENTS REGARDING CCBF SHOULD BE DIRECTED TO W. HAROLD PARKER, JR., SENIOR VICE PRESIDENT AND CONTROLLER, CCB FINANCIAL CORPORATION, POST OFFICE BOX 931, DURHAM, NORTH CAROLINA 27702, TELEPHONE (919) 683-7631. REQUESTS FOR DOCUMENTS REGARDING AFB SHOULD BE DIRECTED TO MARY MARGARET DRAGOUN, VICE PRESIDENT, AMERICAN FEDERAL BANK, FSB, POST OFFICE BOX 1268, GREENVILLE, SOUTH CAROLINA 29602, TELEPHONE
(864) 255-7000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETINGS, ANY SUCH REQUESTS SHOULD BE MADE BY JULY 17, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by CCBF with the Commission (SEC File No. 0-12358) are incorporated by reference into this Prospectus/Joint Proxy
Statement: (i) CCBF's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) CCBF's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) CCBF's Current Reports on Form 8-K dated January 31, 1997, February 17, 1997, March 19, 1997, April 21, 1997, April 21, 1997, and May
13, 1997; and (iv) the description of CCBF Stock contained in its current report on Form 8-K dated July 1, 1983, as amended by its Form 8-K/A2 dated June 14, 1996, and its Form 8-A, dated July 29, 1996, as each is amended by CCBF's subsequent reports filed under the 1934 Act.

     The following documents previously filed by AFB with the OTS (OTS Docket No. 1872), and attached as exhibits to CCBF's Current Reports on Form 8-K dated April 21, 1997 and May 13, 1997, are incorporated by reference into this Prospectus/Joint Proxy Statement: (i) AFB's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) AFB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and (iii) AFB's Current Report on Form 8-K dated February 17, 1997, as each is amended by AFB's subsequent reports filed under the 1934 Act. AFB's periodic and other filings under the 1934 Act filed with the OTS after the date of this Prospectus/Joint Proxy Statement will be contained as exhibits to CCBF Current Reports on Form 8-K that will be filed with the Commission on or about the times such filings are made by AFB with the OTS. (See "AVAILABLE INFORMATION.")

     In addition, all other documents filed by CCBF or AFB pursuant to Section 13(a), 14 or 15(d) of the 1934 Act prior to the date the Special Meetings have been finally adjourned shall be deemed to be incorporated by reference herein and will be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF INFORMATION ABOUT THE SPECIAL MEETINGS, THE MERGER AGREEMENT AND THE TRANSACTIONS DESCRIBED THEREIN AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING CCBF, AFB, THE MERGER OR OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS. THE SUMMARY IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION INCLUDED IN THIS PROSPECTUS/JOINT PROXY STATEMENT, THE APPENDICES HERETO (INCLUDING THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A) AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

PARTIES

     CCBF is a North Carolina business corporation which is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). CCBF's principal subsidiaries are (i) Central Carolina Bank and Trust Company ("CCB Bank"), a North Carolina commercial bank headquartered in Durham, North Carolina and operating 161 offices located primarily in the urban corridor of North Carolina along Interstate 85 and Interstate 40 from Raleigh to Charlotte, North Carolina, and (ii) Central Carolina Bank-Georgia ("CCB-Georgia"), a Georgia special purpose credit card bank headquartered in Columbus, Georgia. At March 31, 1997, CCBF had total consolidated assets of approximately $5.6 billion, total consolidated deposits of approximately $4.8 billion, and total consolidated shareholders' equity of approximately $502.7 million. CCBF's principal offices are located at 111 Corcoran Street (Post Office Box 931), Durham, North Carolina 27702-0931, and its telephone number at that address is (919) 683-7777. (See "CCB FINANCIAL CORPORATION.") Interim FSB will be formed as an interim federal savings bank and as a wholly-owned subsidiary of CCBF for the sole purpose of facilitating the combination of CCBF and AFB through the Merger and will not conduct any business operations. Interim FSB will adopt the Plan of Merger and Combination upon its formation.

     AFB is a federally-chartered stock savings bank headquartered in Greenville, South Carolina and operates 40 branch offices in the northwestern and central regions of South Carolina. Through its branch operations, AFB provides a wide variety of retail and commercial loan and deposit products. At March 31, 1997, AFB had total consolidated assets of approximately $1.3 billion, total consolidated deposits of approximately $1.0 billion, and total consolidated shareholders' equity of approximately $117.5 million. AFB's principal offices are located at 300 East McBee Avenue, Greenville, South Carolina 29601, and its telephone number at that address is (864) 255-7000. (See "AMERICAN FEDERAL BANK.")

SPECIAL MEETINGS OF SHAREHOLDERS

     GENERAL. This Prospectus/Joint Proxy Statement is being furnished in connection with the solicitations by the Boards of Directors of CCBF and AFB of appointments of proxy for use at the Special Meetings of their respective shareholders to be held as provided and for the purposes described below.

     PURPOSES OF SPECIAL MEETINGS. The purposes of the CCBF Special Meeting are
(i) to consider and vote on a proposal to approve the Merger Agreement (attached hereto as Appendix A and incorporated herein by reference) and the transactions described therein, including without limitation the issuance of up to a maximum of 5,102,163 shares of CCBF Stock to effect the combination of CCBF and AFB through the Merger, and (ii) to transact such other business as properly may be presented for action at the CCBF Special Meeting.

     The purposes of the AFB Special Meeting are (i) to consider and vote on a proposal to approve the Merger Agreement and the transactions described therein, including without limitation the Merger and the conversion of the outstanding shares of AFB Stock into shares of CCBF Stock, and (ii) to transact such other business as properly may be presented for action at the AFB Special Meeting.

     DATE, PLACE AND TIME. The CCBF Special Meeting will be held at the Durham Omni Hotel, 201 Foster Street, Durham, North Carolina on July 31, 1997 at 11:00 o'clock, a.m., E.D.S.T. time.

     The AFB Special Meeting will be held in the Board Room of the Greater Greenville Chamber of Commerce Building, located at 24 Cleveland Street, Greenville, South Carolina on July 31, 1997 at 11:00 o'clock, a.m., E.D.S.T. time.

     RECORD DATES. The close of business on June 10, 1997 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at both the CCBF Special Meeting and the AFB Special Meeting. Only those CCBF and AFB shareholders of record on the Record Date will be eligible to vote at their respective Special Meetings on the matters described herein (See "THE SPECIAL MEETINGS -- Record Dates.")
                                       3

     VOTING SECURITIES. The voting securities of CCBF are the shares of CCBF Stock, of which 15,794,898 shares were issued and outstanding on the Record Date. (See "THE SPECIAL MEETINGS -- Voting Securities; Votes Required for Approval.")

     The voting securities of AFB are the shares of AFB Stock, of which 11,064,485 shares were issued and outstanding on the Record Date. (See "THE SPECIAL MEETINGS -- Voting Securities; Votes Required for Approval.")

     VOTES REQUIRED FOR APPROVAL. At the CCBF Special Meeting, each CCBF shareholder will be entitled to cast one vote for each share of CCBF Stock held of record on the Record Date on each matter submitted for voting. The affirmative vote of the holders of a majority of the shares of CCBF Stock represented, in person or by proxy, and entitled to be voted at the CCBF Special Meeting is required to approve the Merger Agreement. Provided that a majority of the CCBF Stock is represented, in person or by proxy, and is voted upon the proposal to approve the Merger Agreement, abstentions, broker non-votes and shares otherwise not voted will have no effect in the voting at the CCBF Special Meeting. (See "THE SPECIAL MEETINGS -- Voting Securities; Votes Required for Approval" and "THE MERGER -- Required Shareholder Approvals.")

     At the AFB Special Meeting, each AFB shareholder will be entitled to cast one vote for each share of AFB Stock held of record on the Record Date on each matter submitted for voting. The affirmative vote of the holders of two-thirds ( 2/3) of the shares of AFB Stock entitled to be voted at the AFB Special Meeting is required to approve the Merger Agreement under the Home Owners' Loan Act and the regulations of the OTS (the "OTS Merger Law"). BECAUSE THE AFFIRMATIVE VOTE OF TWO-THIRDS ( 2/3) OF ALL OUTSTANDING AFB STOCK IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT, ABSTENTIONS, BROKER NON-VOTES AND SHARES OTHERWISE NOT VOTED IN THE AFFIRMATIVE WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE MERGER AGREEMENT. (See "THE SPECIAL MEETINGS -- Voting Securities; Votes Required for Approval" and "THE MERGER -- Required Shareholder Approvals.")

     VOTING OF PROXIES. The persons named to represent CCBF's shareholders as proxies at the CCBF Special Meeting are W. Harold Parker, Jr., Leo P. Pylypec and Manuel L. Rojas (the "CCBF Proxies"). Shares of CCBF Stock represented by each appointment of proxy which is properly executed and returned by a CCBF shareholder, and not revoked, will be voted by the CCBF Proxies in accordance with the directions contained therein. If no directions are given, such shares will be voted by the CCBF Proxies "FOR" approval of the Merger Agreement and the transactions contemplated therein. On such other matters that may properly come before the CCBF Special Meeting, the CCBF Proxies will be authorized to vote in accordance with their best judgment on such matters. If necessary, the CCBF Proxies may vote in favor of a proposal to adjourn the CCBF Special Meeting in order to permit further solicitation of proxies in the event that there should not be sufficient votes to approve a proposal at the CCBF Special Meeting. However, in such event, voting authority will be exercised only to the extent permissible under the applicable federal securities laws and no CCBF Proxy will vote any proxies voted "Against" approval of a particular matter at the CCBF Special Meeting "For" a proposal to adjourn the CCBF Special Meeting to solicit additional proxies for that particular matter. (See "THE SPECIAL
MEETINGS -- Voting and Revocation of Proxies.")

     The persons named to represent AFB's shareholders as proxies at the AFB Special Meeting are Deborah A. Brady and Kent S. Dill (the "AFB Proxies"). Shares of AFB Stock represented by each appointment of proxy which is properly executed and returned by an AFB shareholder, and not revoked, will be voted by the AFB Proxies in accordance with the directions contained therein. If no directions are given, such shares will be voted by the AFB Proxies "FOR" approval of the Merger Agreement and the transactions contemplated therein. On such other matters that may properly come before the AFB Special Meeting, the AFB Proxies will be authorized to vote in accordance with their best judgment on such matters. If necessary, the AFB Proxies may vote in favor of a proposal to adjourn the AFB Special Meeting in order to permit further solicitation of proxies in the event that there should not be sufficient votes to approve a proposal at the AFB Special Meeting. However, in such event, voting authority will be exercised only to the extent permissible under the applicable federal securities laws and no AFB Proxy will vote any proxies voted "Against" approval of a particular matter at the AFB Special Meeting "For" a proposal to adjourn the AFB Special Meeting to solicit additional proxies for that particular matter. (See "THE SPECIAL MEETINGS -- Voting and Revocation of Proxies.")

     REVOCATION OF APPOINTMENTS OF PROXY. Any CCBF shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of CCBF either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the CCBF Special Meeting and announcing his or her intention to vote in person. (See"THE SPECIAL MEETINGS -- Voting and Revocation of Proxies.")

     Any AFB shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of AFB either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the AFB Special Meeting and announcing his or her intention to vote in person. (See "THE SPECIAL MEETINGS -- Voting and Revocation of Proxies.")
                                       4

     PROXY SOLICITATION EXPENSES. CCBF and AFB each will pay the expenses associated with its own Special Meeting, except that CCBF has paid the filing fees associated with the filing of the Registration Statement and will bear the costs of printing this Prospectus/Joint Proxy Statement. In addition to the use of the mail, appointments of proxy may be solicited personally or by telephone by CCBF's and AFB's respective officers, directors and employees, none of whom will be compensated separately for any such solicitation activities. CCBF has engaged Corporate Investor Communications, Inc. and AFB has engaged Corporate Communications, Inc. to assist in their solicitations of appointments of proxy for use at their respective Special Meetings. The fees for such services will be approximately $4,500 and $2,500, respectively, plus reimbursement of reasonable out-of-pocket expenses. CCBF and AFB will reimburse brokerage houses, nominees and other similar persons for expenses incurred in forwarding this Prospectus/Joint Proxy Statement to beneficial owners of their respective voting securities. (See "THE SPECIAL MEETINGS -- Proxy Solicitation Expenses" and "THE MERGER -- Expenses.")

THE MERGER

     CCBF and AFB have entered into the Merger Agreement which provides for the Merger and certain other transactions as described therein.

     EFFECT OF MERGER. At the time the Merger becomes effective (the "Effective Time"), Interim FSB will be merged with and into AFB and AFB will become a wholly-owned subsidiary of CCBF. AFB will continue to conduct its business as a federal savings bank. (See "THE MERGER -- General" and " -- Effective Time and Closing Date.")

     CONVERSION OF AFB STOCK AND EXCHANGE RATIO. At the Effective Time, each outstanding share of AFB Stock (excluding shares held by CCBF, AFB or their subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted) will be converted into, and thereafter may be exchanged for, .445 of a share of CCBF Stock. (See "THE MERGER -- Conversion of AFB Stock and Stock Options; Exchange Ratio," " -- Surrender and Exchange of Certificates," and " -- Termination of the Merger Agreement;" and "CAPITAL STOCK OF CCBF AND AFB.") Based upon the number of shares of AFB Stock outstanding on May 31, 1997, a total of 5,102,030 shares of CCBF will be issued to AFB's shareholders at the Effective Time, approximately 24.4% of the shares of CCBF Stock that will be outstanding immediately after the Effective Time. Assuming that the per share closing price of CCBF Stock on the NYSE on the date of the Effective Time is $70.25, the closing price on May 31, 1997, the aggregate market value of the CCBF Stock issued to AFB's shareholders would be $358.4 million. (See "MARKET AND DIVIDEND INFORMATION REGARDING CCBF STOCK AND AFB STOCK.")

     RECOMMENDATIONS AND REASONS. AFB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AFB'S SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT. AFB's Board of Directors has adopted the Merger Agreement, believes the Merger and the actions to be taken in connection therewith are in the best interest of AFB and its shareholders, and unanimously recommends that AFB's shareholders vote FOR approval of the Merger Agreement. (See "THE MERGER -- Recommendations and Reasons" and " -- AFB Fairness Opinions.")

     CCBF'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CCBF'S SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT. CCBF's Board of Directors has adopted the Merger Agreement, believes the Merger is in the best interest of CCBF and its shareholders, and unanimously recommends that CCBF's shareholders vote FOR approval of the Merger Agreement and the issuance of CCBF Stock thereunder. (See "THE MERGER -- Recommendation and Reasons" and " -- CCBF Fairness Opinion.")

     FAIRNESS OPINIONS. AFB's Board of Directors retained Wheat, First Securities, Inc. ("Wheat") and Keefe, Bruyette & Woods, Inc. ("Keefe") as its financial advisors in connection with the Merger. Wheat and Keefe have delivered their written opinions to the AFB Board that, based upon and subject to various considerations set forth in such opinions and as of the date of such opinions, the Exchange Ratio is fair, from a financial point of view, to the holders of AFB Stock (the "AFB Fairness Opinions"). The full text of the AFB Fairness Opinions of Wheat and Keefe, each dated as of the date of this Prospectus/Joint Proxy Statement, are set forth in Appendices B and C, respectively, to this Prospectus/Joint Proxy Statement and each should be read in its entirety with respect to the procedures followed, assumptions made, limitations on the reviews undertaken, and other matters considered in connection with rendering such opinions. As of May 31, 1997, Keefe held for its own account 587,914 (5.31%) of the outstanding shares of AFB Stock. (See "THE MERGER -- AFB Fairness Opinions.")

     CCBF's Board of Directors retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as CCBF's financial advisor to provide, among other services, financial analyses of the proposed Merger and an opinion to CCBF's Board of Directors as to the fairness, from a financial point of view, of the Exchange Ratio to CCBF. Merrill Lynch has
                                       5
delivered to CCBF's Board a written opinion, dated as of the date of this Prospectus/Joint Proxy Statement (the "CCBF Fairness Opinion"), a copy of which is attached as Appendix D to this Prospectus/Joint Proxy Statement, to the effect that, as of the date of such opinion and based upon and subject to the considerations set forth therein, the Exchange Ratio is fair, from a financial point of view, to CCBF. The CCBF Fairness Opinion should be read in its entirety with respect to the procedures followed, assumptions made, limitations on the scope of review undertaken, and other matters considered in connection with rendering such opinion. (See "THE MERGER -- CCBF Fairness Opinion.")

     REQUIRED REGULATORY APPROVALS. The Merger is subject to the prior approval of the Federal Reserve and the OTS. All such approvals have been received. (See "THE MERGER -- Required Regulatory Approvals.")

     CONDUCT OF BUSINESS PENDING MERGER. The Merger Agreement generally provides that, prior to the Effective Time, CCBF and AFB each will conduct its business in the usual, regular and ordinary course, use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and take no action which would adversely affect the ability of either CCBF or AFB to obtain any regulatory approvals required for the Merger or the other transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement. Further, except as permitted by the Merger Agreement, CCBF and AFB each will refrain from taking certain actions relating to the operation of its business without the prior approval of the other party. (See "THE MERGER -- Conduct of Business Pending Merger" and
" -- Dividends.")

     The Merger Agreement generally provides that none of AFB, its affiliates or representatives shall directly or indirectly solicit any third party to effect or propose any tender offer or exchange offer for AFB Stock, the acquisition of all of the stock or assets of AFB or other business combination involving the acquisition of AFB or any of it subsidiaries, or the acquisition of a substantial equity interest or portion of the assets of AFB or any of its subsidiaries other than as provided by the Merger Agreement (each an "Acquisition Proposal"). Further, subject to the fiduciary obligations of its Board of Directors, AFB shall not provide any non-public information or assistance to, negotiate with, or enter into any contact with any person in furtherance of any inquiry pertaining to an Acquisition Proposal. AFB may, however, communicate information about any Acquisition Proposal to its shareholders if and to the extent it is legally required to do so as advised by outside counsel. AFB must notify CCBF immediately upon AFB's receipt of any Acquisition Proposal.

     STOCK OPTION AGREEMENT. In connection with, and as an inducement to CCBF's willingness to enter into, the Merger Agreement, CCBF and AFB entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which AFB granted CCBF an option (the "CCBF Option") to acquire up to 2,188,180 shares ("Option Shares") of AFB's authorized, but unissued, Common Stock at the exercise price of $25.00 per share, upon certain terms and in accordance with certain conditions. Under the Stock Option Agreement, CCBF may exercise the CCBF Option, in whole or in part, at any time following the occurrence of certain events that would or are likely to adversely affect the parties' ability to consummate the Merger. (See "THE MERGER -- The Stock Option Agreement" and
" -- Termination of the Merger Agreement.")

     ACCOUNTING TREATMENT. The Merger Agreement requires that the Merger qualify to be treated as a pooling-of-interests for accounting. The obligations of CCBF and AFB to consummate the Merger are subject to receipt of an opinion by KPMG Peat Marwick LLP, the independent auditors of CCBF and AFB, to the effect that the Merger will qualify as a pooling-of-interests for accounting purposes (the "Pooling Opinion"). (See "THE MERGER -- Accounting Treatment," and
" -- Termination of Merger Agreement.")

     MATERIAL INCOME TAX CONSEQUENCES. CCBF and AFB have received an opinion (the "Tax Opinion") from KPMG Peat Marwick LLP, tax advisors to CCBF and AFB, to the effect that the Merger will constitute a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the shareholders of AFB will not recognize gain or loss for federal income tax purposes to the extent such shareholders exchange shares of AFB Stock for shares of CCBF Stock. (See "THE MERGER -- Material Income Tax Consequences.")

     Because of the complexity of federal income tax laws and because tax consequences may vary depending upon a shareholder's individual circumstances or tax status, it is recommended that each AFB shareholder consult his or her own tax advisor concerning the federal (and applicable state, local or other) tax consequences of the Merger.

     CONDITIONS TO THE MERGER. In addition to the receipt of required regulatory and shareholder approvals, consummation of the Merger is conditioned upon the fulfillment of certain other conditions set forth in the Merger Agreement, including without limitation (i) the receipt of the Pooling Opinion, (ii) the receipt of the Tax Opinion, (iii) the receipt by CCBF and AFB of Fairness Opinions from their respective financial advisors, (iv) the absence of any order, decree, injunction, law or regulation enjoining or prohibiting the consummation of the Merger, (v) the listing on the NYSE of the CCBF Stock to be issued in the Merger or upon exercise of outstanding options to acquire shares of AFB's Common Stock ("AFB Options"),
                                       6
and (vi) certain other conditions customary in transactions of this nature. (See "THE MERGER -- Conditions to the Merger," " -- Required Shareholder Approvals," " -- Required Regulatory Approvals," " -- Accounting Treatment," and
" -- Material Income Tax Consequences.")

     WAIVER AND AMENDMENT. Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party entitled to the benefits of such provision, except that no condition may be waived which, if not satisfied, would result in the violation of any law or applicable governmental regulation. In addition, to the extent permitted by law, the Merger Agreement may be amended at any time upon the written agreement of CCBF and AFB without the approval of their respective shareholders, except that no amendment may be made after the Special Meetings that reduces or modifies in any material respect the consideration to be received by AFB shareholders in the Merger without the approval of AFB's shareholders, and no amendment may be made after the Special Meetings, in any manner adverse to CCBF's shareholders, to the provisions relating to the manner or basis in which shares of AFB Stock will be exchanged for CCBF Stock without approval of CCBF's shareholders. (See "THE
MERGER -- Amendment of the Merger Agreement; Waiver.")

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement generally may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after any requisite shareholder approval, (i) by mutual consent of CCBF and AFB; (ii) by either CCBF or AFB, provided the terminating party is not then in material breach of any of its representations, warranties or covenants contained in the Merger Agreement, (A) in the event of any inaccuracy in the representations or warranties of the other party which cannot be or has not been cured within 30 days after giving notice to the breaching party of such inaccuracy and would give the terminating party the right to terminate the Merger Agreement, (B) in the event of a material breach by the other party of a covenant contained in the Merger Agreement which cannot be or has not been cured within 30 days of giving notice to the breaching party of such breach, (C) upon the failure to receive a required regulatory approval or shareholder approval of the Merger, (D) upon failure to consummate the Merger by December 31, 1997 (unless such failure was caused by any breach of the Merger Agreement by the terminating party), and (E) upon material breach of any covenant or other agreement by the other party which renders a condition precedent to the terminating party's obligation to consummate the Merger unable to be satisfied by December 31, 1997; and (iii) by AFB, if CCBF exercises the CCBF Option or its Repurchase Rights (as defined herein). (See "THE
MERGER -- Conversion of AFB Stock and Stock Options; Exchange Ratio" and
" -- Termination of the Merger Agreement.")

     EFFECTIVE TIME. Assuming the receipt of all required regulatory and shareholder approvals, it currently is expected that the Merger will become effective in August of 1997. (See "THE MERGER -- Effective Time and Closing Date.")

     INTERESTS OF CERTAIN PERSONS. Certain members of AFB's management and the AFB Board have interests in the Merger in addition to their interests as shareholders of AFB generally. These interests relate to: (i) the election of four members of the AFB Board, William L. Abercrombie, Jr., Chairman, President and Chief Executive Officer of AFB, Blake P. Garrett, Jr., C. Dan Joyner and Dr. David E. Shi, to the CCBF Board, and the continued service of the members of the AFB Board on the Board of Directors of AFB; (ii) the appointment of Mr. Abercrombie as a Vice Chairman and member of the Executive Committee of CCBF's Board of Directors; (iii) the entering into employment agreements with Mr. Abercrombie and Michael A. Trimble, Chief Operating and Chief Financial Officer of AFB, in exchange for terminating their existing employment agreements with AFB (which provide, in the case of Mr. Abercrombie, an annual base salary of $300,000, together with other benefits applicable generally to senior officers of CCBF, a closing bonus in the amount of $275,000, and a monthly bonus in addition to any other bonuses to which he may be entitled of $24,300 for each of the 24 months following the Effective Time, and, in the case of Mr. Trimble, an annual base salary of $193,000, together with other benefits applicable generally to senior officers of CCBF, a closing bonus in the amount of $180,000, and a monthly bonus in addition to any other bonuses to which he may be entitled of $15,800 for each of the 24 months following the Effective Time); (iv) the assumption by CCBF of the AFB Options on a basis that reflects the Exchange Ratio, including AFB Options held by the Executive Officer Group (as defined herein) and the Director Group (as defined herein) entitling them to purchase in the aggregate 259,850 shares of AFB Stock and that have an aggregate value of approximately $5.2 million (based upon the $30.75 closing price of AFB Stock on the Nasdaq National Market on May 30, 1997); (v) the eligibility of the former employees of AFB who become employees of CCBF for certain employee benefits; and
(vi) the continued indemnification by CCBF of the former directors, officers, employees and agents of AFB and its subsidiaries following consummation of the Merger. (See "THE MERGER -- Interests of Certain Persons With Respect to the Merger.")

     DIFFERENCES IN CAPITAL STOCK OF CCBF AND AFB. In connection with the Merger, AFB's shareholders will become CCBF shareholders. There are certain differences between the rights of the respective shareholders of CCBF and AFB. AFB shareholders should consider carefully the differences in CCBF Stock and AFB Stock under the governing instruments of those corporations and applicable law. (See "CAPITAL STOCK OF CCBF AND AFB.") One such difference results from CCBF's
                                       7
adoption of a Rights Agreement in 1990. Under the Rights Agreement, a right to purchase, in certain circumstances, .01 of a share of CCBF Series A Preferred Stock is attached to each outstanding share of CCBF Stock (herein, a "CCBF Right"). The CCBF Rights are intended to discourage an uninvited or unfriendly attempt to acquire control of CCBF. The CCBF Rights expire on February 26, 2000 and may be redeemed by CCBF for $.01 per CCBF Right at any time prior to the acquisition by a person or group of 15% or more of the outstanding CCBF Stock. (See "CAPITAL STOCK OF CCBF AND AFB -- CCBF Rights Plan.")

     RESALES OF CCBF STOCK RECEIVED IN MERGER. The shares of CCBF Stock into which AFB Stock will be converted in the Merger will be freely transferable by the holders thereof except in the case of shares held by persons who may be deemed to be "Affiliates" of CCBF or AFB under applicable federal securities laws. Generally, the Affiliates of each of CCBF and AFB include its directors, executive officers, principal shareholders and other persons who may be deemed to "control" it. (See "THE MERGER -- Restrictions on Resale of CCBF Stock by Affiliates.") The CCBF Rights attached to the shares of CCBF Stock received by AFB's shareholders will not be transferable separately from the shares of CCBF Stock to which they relate. (See "CAPITAL STOCK OF CCBF AND AFB.")
                                       8

SELECTED FINANCIAL INFORMATION

     The following tables set forth selected consolidated financial information for CCBF and AFB on a historical basis. This financial information has been based on, and should be read in conjunction with, CCBF's and AFB's audited financial statements and interim unaudited financial statements, including the related notes thereto, which are incorporated by reference in this Prospectus/Joint Proxy Statement. The results of operations are not necessarily indicative of operations that may be expected in the future. In the opinion of CCBF and AFB, all adjustments necessary for a fair presentation of the results of interim periods of CCBF and AFB (none of which were other than normal accruals) have been included. (See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.")

     On January 31, 1997, CCBF consummated a merger with Salem Trust Bank ("Salem Trust"), a $165 million commercial bank headquartered in Winston-Salem, North Carolina. Under the terms of the merger agreement, CCBF issued .36 of a share of CCBF Stock for each share of Salem Trust outstanding or approximately 680,000 shares of CCBF Stock. This merger of Salem Trust into CCB Bank was accounted for as a pooling-of-interests combination. Due to the immateriality of the Salem Trust transaction to the consolidated financial statements of CCBF taken as a whole, the impact of the merger with Salem Trust is not reflected in the consolidated financial data incorporated herein by reference or included in this Prospectus/Joint Proxy Statement, other than the consolidated financial information as of and for the three-month periods ended March 31, 1997 and 1996 summarized below and in the Selected Pro Forma Financial Information.

CCB FINANCIAL CORPORATION

                                                THREE MONTHS
                                               ENDED MARCH 31
                                                (UNAUDITED)                              YEARS ENDED DECEMBER 31
                                             1997          1996          1996         1995         1994         1993         1992
                                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income........................   $  107,454        99,752       397,764      383,514      309,899      254,912      241,589
Interest expense.......................       49,393        45,944       181,348      179,404      126,366      101,956      105,766
Net interest income....................       58,061        53,808       216,416      204,110      183,533      152,956      135,823
Provision for loan and lease losses....        1,775         2,133        12,800        8,183        9,279        7,106        7,831
Net interest income after provision....       56,286        51,675       203,616      195,927      174,254      145,850      127,992
Other income...........................       17,371        14,738        62,084       53,267       48,630       46,617       39,570
Net investment securities gains
  (losses).............................           56           (15)          505         (978)         357        2,962        2,073
Other expenses (1).....................       41,991        38,684       161,438      160,223      147,287      129,452      116,114
Income before income taxes.............       31,722        27,714       104,767       87,993       75,954       65,977       53,521
Income taxes (2).......................       11,603         9,558        34,452       30,133       30,843       21,913       18,238
Income before cumulative effect of
  changes in accounting principles.....       20,119        18,156        70,315       57,860       45,111       44,064       35,283
Cumulative effect of changes in
  accounting principles (3)............           --            --            --           --           --       (1,371)          --
Net income.............................   $   20,119        18,156        70,315       57,860       45,111       42,693       35,283
PER SHARE
Income before cumulative effect of
  changes in accounting principles:
  Primary..............................   $     1.28          1.16          4.67         3.87         2.94         3.10         2.60
  Fully diluted (4)....................         1.28          1.16          4.67         3.87         2.94         3.05         2.52
Net income:
  Primary..............................         1.28          1.16          4.67         3.87         2.94         3.00         2.60
  Fully diluted (4)....................         1.28          1.16          4.67         3.87         2.94         2.95         2.52
Cash dividends.........................          .42           .38          1.60         1.44         1.32         1.24         1.14
Book value.............................        31.85         29.05         31.71        28.98        24.75        24.43        22.42
Average shares outstanding:
   Primary.............................       15,764        15,585        15,048       14,949       15,354       14,230       13,580
  Fully diluted (4)....................       15,764        15,585        15,048       14,949       15,354       14,612       14,494
AVERAGE BALANCES
Assets.................................   $5,522,844     5,094,067     5,065,598    4,811,108    4,297,775    3,613,333    3,095,352
Loans and lease financing..............    3,905,349     3,477,305     3,519,615    3,251,613    2,823,525    2,299,599    2,018,812
Earning assets.........................    5,246,245     4,795,453     4,780,292    4,521,780    4,021,814    3,365,274    2,875,280
Deposits...............................    4,708,346     4,384,100     4,324,462    4,148,526    3,676,139    3,137,037    2,687,980
Interest-bearing liabilities...........    4,358,933     4,032,638     3,991,943    3,824,793    3,376,509    2,820,219    2,412,176
Shareholders' equity...................      497,857       449,701       448,654      397,504      382,884      330,679      289,291

                                         THREE MONTHS
                                        ENDED MARCH 31
                                         (UNAUDITED)                              YEARS ENDED DECEMBER 31
                                      1997          1996          1996         1995         1994         1993         1992
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
SELECTED PERIOD END BALANCES
Assets..........................   $5,568,082     5,203,102     5,384,110    5,089,786    4,720,688    4,186,578    3,225,929
Loans and lease financing.......    3,855,249     3,509,008     3,771,423    3,345,345    3,158,863    2,651,100    2,033,829
Reserve for loan and lease
  losses........................       50,135        45,653        49,023       43,578       41,046       34,190       25,936
Deposits........................    4,788,323     4,445,985     4,589,535    4,297,411    4,057,680    3,601,227    2,802,141
Shareholders' equity............      502,735       454,448       478,231      433,517      371,151      375,224      306,773

RATIOS (ANNUALIZED)
Income before cumulative effect
  of changes in accounting
  principles to:
  Average assets................         1.48%         1.43          1.39         1.20         1.05         1.22         1.14
  Average shareholders'
     equity.....................        16.39         16.24         15.67        14.56        11.78        13.33        12.20
Net income to:
  Average assets................         1.48          1.43          1.39         1.20         1.05         1.18         1.14
  Average shareholders'
     equity.....................        16.39         16.24         15.67        14.56        11.78        12.91        12.20
Net interest margin, taxable
  equivalent (5)................         4.61          4.67          4.70         4.70         4.75         4.76         4.88
Net loan and lease losses to
  average loans and lease
  financing.....................          .23           .16           .21          .17          .17          .20          .25
Dividend payout ratio...........        32.81         32.76         34.26        37.21        44.90        41.33        43.85
Equity to assets ratio..........         9.01          8.83          8.86         8.26         8.91         9.15         9.35

(1) Other expenses include the levying in 1996 of a $7.4 million special assessment by the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund ("SAIF"). Other expenses also include merger-related expense of $1.0 million in 1997 related to CCBF's merger with Salem Trust and $10.3 million incurred in 1995 related to CCBF's merger with Security Capital Bancorp ("SCBC") and $1.1 million in 1994 related to SCBC's acquisition of a savings and loan association. The after-tax effect of the aforementioned non-recurring expense items was to decrease net income per share by $.05 per share in 1997, $.29 per share in 1996, $.49 per share in 1995 and $.04 per share in 1994.

(2) During 1996, a tax benefit of $1.5 million ($.10 per share) was recorded for forgiveness of the recapture of tax bad debt reserves of a former savings bank subsidiary. During 1994, SCBC recognized a one-time charge of approximately $5.6 million ($.37 per share) of deferred tax liabilities recorded in anticipation of the merger of SCBC's three savings bank subsidiaries into its commercial bank subsidiary.

(3) The cumulative changes in accounting principles reflect CCBF's 1993 adoptions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which resulted in a one-time net charge of $2.3 million ($3.7 million pre-tax) in recognition of the entire Accumulated Postretirement Benefit Obligation, and SFAS No. 109, "Accounting for Income Taxes," which resulted in a one-time benefit of $900,000.

(4) Assumes full conversion of convertible subordinated debentures issued by CCBF in 1985 which were outstanding until 1993 when substantially all were converted into CCBF Stock.

(5) Net interest margin is computed by dividing taxable equivalent net interest income by average earning assets.
                                       10

AMERICAN FEDERAL BANK, FSB

                                                           THREE MONTHS
                                                          ENDED MARCH 31
                                                            (UNAUDITED)                   YEARS ENDED DECEMBER 31
                                                          1997       1996      1996       1995      1994      1993       1992
                                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income.......................................   $25,701    25,663    103,992    99,558    86,369     79,768    87,206
Interest expense......................................    11,560    12,717     50,009    50,905    39,720     34,774    45,105
Net interest income...................................    14,141    12,946     53,983    48,653    46,649     44,994    42,101
Provision for loan losses.............................       888       722      4,338     2,279     1,432      1,233     3,451
Net interest income after provision...................    13,253    12,224     49,645    46,374    45,217     43,761    38,650
Other income..........................................     4,052     3,523     18,328    12,806     8,852      7,601     9,173
Net investment securities gains (losses)..............         5        --     (2,667)      162        --         --       157
Other expenses (1)....................................     9,677     9,047     43,014    34,600    31,466     31,002    29,433
Income before income taxes............................     7,633     6,700     22,292    24,742    22,603     20,360    18,547
Income taxes..........................................     2,863     2,345      7,800     6,502     7,072      7,907     7,046
Income before extraordinary item and cumulative effect
  of changes in accounting principles.................     4,770     4,355     14,492    18,240    15,531     12,453    11,501
Extraordinary item (2)................................        --        --         --    (1,709)       --         --        --
Cumulative effect of changes in accounting principles
  (3).................................................        --        --         --        --        --    (35,178)       --
Net income (loss).....................................   $ 4,770     4,355     14,492    16,531    15,531    (22,725)   11,501
PER SHARE
Income before extraordinary item and cumulative effect
  of changes in accounting principles:
  Primary.............................................   $   .42       .38       1.28      1.60      1.37       1.25      1.87
  Fully diluted.......................................       .42       .38       1.28      1.60      1.37       1.19      1.48
Net income (loss):
  Primary.............................................       .42       .38       1.28      1.45      1.37      (2.28)     1.87
  Fully diluted.......................................       .42       .38       1.28      1.45      1.37      (2.17)     1.48
Cash dividends........................................       .12       .07        .37       .28       .22        .10        --
Book value............................................     10.65     10.07      10.53     10.07      8.60       7.55       n/a
Average shares outstanding:
  Primary.............................................    11,241    11,448     11,287    11,425    11,308      9,967     6,577
  Fully diluted.......................................    11,256    11,448     11,316    11,438    11,308     10,485     8,324

                                          THREE MONTHS
                                         ENDED MARCH 31
                                           (UNAUDITED)                             YEARS ENDED DECEMBER 31
                                        1997         1996         1996         1995         1994         1993         1992
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
AVERAGE BALANCES
Assets............................   $1,326,502    1,346,703    1,349,467    1,293,301    1,193,801    1,021,102    1,074,653
Loans.............................      857,717      814,052      828,030      774,180      684,429      668,630      723,076
Earning assets....................    1,261,307    1,269,803    1,280,243    1,221,450    1,131,130      955,043      962,254
Deposits..........................      979,651      969,050      977,079      907,012      833,417      820,355      823,972
Interest-bearing liabilities......    1,148,069    1,171,395    1,178,578    1,129,675    1,050,707      897,766      947,737
Stockholders' equity..............      117,531      111,120      110,584      102,399       88,204       70,338       70,118

SELECTED PERIOD END BALANCES
Assets............................   $1,306,915    1,339,147    1,318,400    1,345,884    1,254,418    1,112,009    1,039,518
Loans.............................      866,079      808,337      848,565      815,599      726,331      672,744      688,209
Allowance for loan losses.........       11,228       10,248       10,710       10,234        9,099        8,453        8,280
Deposits..........................      999,516      995,655      986,780      977,957      835,365      826,820      821,158
Stockholders' equity..............      117,473      109,941      115,592      109,792       93,358       81,735       76,065

RATIOS (ANNUALIZED)
Income before extraordinary item
  and cumulative effect of changes
  in accounting principles to:
  Average assets..................         1.46%        1.30         1.07         1.28         1.30         1.22         1.07
  Average stockholders' equity....        16.46        15.76        13.10        16.14        17.61        17.70        16.40
Net income (loss) to:
  Average assets..................         1.46         1.30         1.07         1.28         1.30        (2.23)        1.07
  Average stockholders' equity....        16.46        15.76        13.10        16.14        17.61       (32.30)       16.40
Net interest margin (4)...........         4.55         4.10         4.22         3.98         4.12         4.71         4.38
Net loan losses to average loans..          .17          .35          .47          .15          .11          .16          .44
Dividend payout ratio.............        28.57        18.42        28.91        19.31        16.06           --           --
Equity to assets ratio............         8.86         8.25         8.19         7.92         7.39         6.89         6.52

(1) Other expenses include the levying in 1996 of a $5.6 million special assessment by the FDIC to recapitalize the SAIF. The after-tax effect of the special assessment was to decrease net income per share by $.30 in 1996.

(2) An extraordinary charge of $1.7 million, net of tax, was recorded in 1995 due to prepayment penalties on the early extinguishment of $35.5 million of long-term debt.

(3) The cumulative effect of changes in accounting principles reflects AFB's adoption of SFAS No. 72, "Accounting for Goodwill," which resulted in a one-time charge of $36.2 million, and adoption of SFAS No. 109 which resulted in a one-time benefit of $1.0 million.

(4) Net interest margin is computed by dividing net interest income by average earning assets.
                                       12

SELECTED PRO FORMA FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information has been prepared using historical financial information for CCBF and AFB, and assumes that the Merger was consummated prior to the periods presented and was accounted for under the pooling-of-interests method of accounting. For a description of the pooling-of-interests accounting method with respect to the Merger and the related effects on the historical financial statements of CCBF, see "THE MERGER -- Accounting Treatment." The pro forma combined financial information presented is not necessarily indicative of the actual results that might have been achieved had the Merger been consummated prior to the periods presented, and is not indicative of future results that may be obtained on a combined basis. The estimated impact of restructuring and transaction expenses related to the Merger are included in the computation of pro forma combined book value per share and period end balances presented below. Current estimates of restructuring expenses are $8.9 million. Transaction expenses are estimated to be $3.7 million. The pro forma combined financial information does not reflect any cost savings from operating efficiencies which may be achieved or revenue enhancements from the availability of additional services to AFB's customers which may be realized in connection with the Merger. The cost savings associated with possible operating efficiencies and synergies are forecast to be approximately $8.5 million. Possible revenue enhancements are forecast to total approximately $1.9 million and would be realized, if at all, in 1998 and following years. All of such forecasts are based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of CCBF including, without limitation, general economic, competitive and regulatory conditions. Some or a substantial part of the projected estimates of cost savings and revenue enhancements may not be achievable, if at all, unless and until AFB is merged into CCB Bank. CCBF currently anticipates that such a merger will not occur until approximately two years after the Effective Time. For all the foregoing reasons, the amounts and times of realization of possible costs savings and revenue enhancements may vary materially from those estimated above.

CCB FINANCIAL CORPORATION PRO FORMA COMBINED

                                                     THREE MONTHS
                                                    ENDED MARCH 31                     YEARS ENDED DECEMBER 31
                                                   1997        1996       1996       1995       1994       1993       1992
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income...............................   $133,155     125,415    501,756    483,072    396,268    334,680    328,795
Interest expense..............................     60,953      58,661    231,357    230,309    166,086    136,730    150,871
Net interest income...........................     72,202      66,754    270,399    252,763    230,182    197,950    177,924
Provisions for loan and lease losses..........      2,663       2,855     17,138     10,462     10,711      8,339     11,282
Net interest income after provision...........     69,539      63,899    253,261    242,301    219,471    189,611    166,642
Other income..................................     21,423      18,261     80,412     66,073     57,482     54,218     48,743
Net investment securities gains (losses)......         61         (15)    (2,162)      (816)       357      2,962      2,230
Other expenses (1)............................     51,668      47,731    204,452    194,823    178,753    160,454    145,547
Income before income taxes....................     39,355      34,414    127,059    112,735     98,557     86,337     72,068
Income taxes (2)..............................     14,466      11,903     42,252     36,635     37,915     29,820     25,284
Income before extraordinary item and effect of
  cumulative changes in accounting
  principles..................................     24,889      22,511     84,807     76,100     60,642     56,517     46,784
Extraordinary item (3)........................         --          --         --     (1,709)        --         --         --
Cumulative effect of changes in accounting
  principles..................................         --          --         --         --         --    (36,549)        --
Net income (4)................................   $ 24,889      22,511     84,807     74,391     60,642     19,968     46,784
PER SHARE
Income before extraordinary item and effect of
  cumulative changes in accounting principles:
  Primary.....................................   $   1.20        1.09       4.23       3.80       2.97       3.03       2.83
  Fully diluted (5)...........................       1.20        1.09       4.22       3.80       2.97       2.95       2.66
Net income:
  Primary.....................................       1.20        1.09       4.23       3.71       2.97       1.07       2.83
  Fully diluted (5)...........................       1.20        1.09       4.22       3.71       2.97       1.05       2.66
Cash dividends (6)............................        .42         .38       1.60       1.44       1.32       1.24       1.14
Book value....................................      29.54       27.09      29.29      26.97      22.98      22.20      25.65
Average shares outstanding:
  Primary.....................................     20,766      20,679     20,071     20,033     20,386     18,665     16,507
  Fully diluted (5)...........................     20,773      20,679     20,084     20,039     20,386     19,278     18,198

                                         THREE MONTHS
                                        ENDED MARCH 31                            YEARS ENDED DECEMBER 31
                                       1997         1996          1996         1995         1994         1993         1992
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
AVERAGE BALANCES
Assets...........................   $6,849,346    6,440,770     6,415,065    6,104,409    5,491,576    4,634,435    4,170,005
Loans and lease financing........    4,763,066    4,291,357     4,347,645    4,025,793    3,507,954    2,968,229    2,741,888
Earning assets...................    6,507,552    6,065,256     6,060,535    5,743,230    5,152,944    4,320,317    3,837,534
Deposits.........................    5,687,997    5,353,150     5,301,541    5,055,538    4,509,556    3,957,392    3,511,952
Interest-bearing liabilities.....    5,507,002    5,204,033     5,170,521    4,954,468    4,427,216    3,717,985    3,359,913
Shareholders' equity.............      615,388      560,821       559,238      499,903      471,088      401,017      359,409

SELECTED PERIOD END BALANCES
Assets...........................   $6,865,997    6,533,249     6,693,510    6,426,670    5,966,106    5,289,587    4,256,447
Loans and lease financing........    4,721,328    4,317,345     4,619,988    4,160,944    3,885,194    3,323,844    2,722,038
Reserve for loan and lease
  losses.........................       61,363       55,901        59,733       53,812       50,145       42,643       34,216
Deposits.........................    5,787,839    5,441,640     5,576,315    5,275,368    4,893,044    4,428,047    3,623,299
Shareholders' equity.............      611,208      555,389       584,823      534,309      455,509      447,959      373,838

RATIOS (ANNUALIZED)
Income before extraordinary item
  and cumulative effect of
  changes in accounting
  principles to:
  Average assets.................         1.47%        1.41          1.32         1.25         1.10         1.22         1.12
  Average shareholders' equity...        16.40        16.14         15.16        15.22        12.87        14.09        13.02
Net income to:
  Average assets.................         1.47         1.41          1.32         1.22         1.10          .43         1.12
  Average shareholders' equity...        16.40        16.14         15.16        14.88        12.87         4.98        13.02
Net interest margin, taxable
  equivalent (7).................         4.62         4.55          4.59         4.55         4.61         4.75         4.75
Net loan and lease losses to
  average loans and lease
  financing......................          .22          .19           .26          .17          .16          .19          .30
Dividend payout ratio (6)........        35.00        34.86         37.83        38.81        44.44       115.89        40.28
Equity to assets ratio...........         8.98         8.71          8.72         8.19         8.58         8.65         8.62

(1) Other expenses include the levying in 1996 of a $13.0 million special assessment by the FDIC to recapitalize the SAIF. Other expenses also include merger-related expenses of $1.0 million in 1997 related to CCBF's merger with Salem Trust and $10.3 million in 1995 related to CCBF's merger with SCBC and $1.1 million in 1994 related to SCBC's acquisition of a savings and loan association. The after-tax effect of the aforementioned non-recurring expense items was to decrease net income per share by $.04 per share in 1997, $.39 per share in 1996, $.36 per share in 1995 and $.03 per share in 1994.

(2) During 1996, a tax benefit of $1.5 million ($.07 per share) was recorded for forgiveness of the recapture of tax bad debt reserves of a former savings bank subsidiary of CCBF. During 1994, SCBC recognized a one-time charge of approximately $5.6 million ($.27 per share) of deferred tax liabilities recorded in anticipation of the merger of SCBC's three savings bank subsidiaries into its commercial bank subsidiary.

(3) The extraordinary item resulted from a prepayment penalty on the early extinguishment of debt by AFB.

(4) The after-tax cumulative effect of changes in accounting principles reflect adoption of SFAS No. 72 which resulted in a one-time charge of $36.2 million, SFAS No. 106 which resulted in a one-time net charge of $2.3 million, and SFAS No. 109 which resulted in a one-time benefit of $1.9 million.

(5) Assumes full conversion of convertible subordinated debentures issued by CCBF in 1985. The convertible subordinated debenture were called for redemption during 1993 and substantially all were converted into CCBF Stock.

(6) CCBF pro forma combined dividends per share represent historical dividends per share paid by CCBF.

(7) Net interest margin is computed by dividing taxable equivalent net interest income by average earning assets.
                                       14

UNAUDITED COMPARATIVE PER SHARE DATA

     The following unaudited consolidated financial information reflects certain comparative per share data at the dates and for the periods presented relating to (i) net income, book value and cash dividends per common share of CCBF Stock and AFB Stock on a historical basis, and (ii) net income, book value and cash dividends per common share on a pro forma combined and equivalent per share of AFB Stock basis (each assuming that the Merger became effective prior to the periods presented and was accounted for as a pooling-of-interests). (See "THE MERGER -- Accounting Treatment.") The data presented should be read in conjunction with and has been derived from the historical consolidated financial statements, and the related notes thereto, of CCBF and AFB, respectively, incorporated herein by reference, and in conjunction with the unaudited pro forma combined condensed financial information, including the related notes thereto, included elsewhere in this Prospectus/Joint Proxy Statement. (See "PRO FORMA COMBINED FINANCIAL INFORMATION.")

                                                                      AT             AT
                                                                   MARCH 31,    DECEMBER 31,
                                                                     1997           1996
BOOK VALUE PER COMMON SHARE:
CCBF (1)........................................................    $ 31.85         31.71
AFB (1).........................................................      10.65         10.53
Pro Forma Combined (2)..........................................      29.54         29.29
Equivalent per share of AFB Stock (3)...........................      13.15         13.03

                                                                           THREE MONTHS
                                                                          ENDED MARCH 31           YEARS ENDED DECEMBER 31
                                                                          1997       1996    1996    1995    1994    1993    1992
CASH DIVIDENDS PER COMMON SHARE:
  CCBF.................................................................   $ .42       .38    1.60    1.44    1.32    1.24    1.14
  AFB..................................................................     .12       .07     .37     .28     .22     .10      --
  Pro Forma Combined (4)...............................................     .42       .38    1.60    1.44    1.32    1.24    1.14
  Equivalent per share of AFB Stock (3)................................     .19       .17     .71     .64     .59     .55     .51

INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES PER PRIMARY COMMON SHARE:
  CCBF.................................................................    1.28      1.16    4.67    3.87    2.94    3.10    2.60
  AFB..................................................................     .42       .38    1.28    1.60    1.37    1.25    1.87
  Pro Forma Combined (5)...............................................    1.20      1.09    4.23    3.80    2.97    3.03    2.83
  Equivalent per share of AFB Stock (3)................................     .54       .49    1.88    1.69    1.32    1.35    1.26

INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES PER FULLY DILUTED COMMON SHARE (6):
  CCBF.................................................................    1.28      1.16    4.67    3.87    2.94    3.05    2.52
  AFB..................................................................     .42       .38    1.28    1.60    1.37    1.19    1.48
  Pro Forma Combined (7)...............................................    1.20      1.09    4.22    3.80    2.97    2.95    2.66
  Equivalent per share of AFB Stock (3)................................     .54       .49    1.88    1.69    1.32    1.31    1.18

(1) CCBF and AFB historical book values per share are computed using period end shares outstanding and do not include common share equivalents.

(2) The pro forma combined book values per share of CCBF Stock are based upon the combined historical total common equity for CCBF and AFB less the estimated restructuring expenses of $8.9 million and transaction expenses of $3.7 million related to the Merger, which total $9.0 million after-tax, divided by total pro forma shares of CCBF Stock, assuming conversion of the AFB Stock at the Exchange Ratio.

(3) AFB pro forma equivalent per share amounts are computed by multiplying the CCBF pro forma combined amounts by the Exchange Ratio.

(4) CCBF pro forma combined dividends per share represent historical dividends per share paid by CCBF.

(5) The pro forma combined income per primary common share before extraordinary item and cumulative effect of
                                       15
    changes in accounting principles is based on the combined historical income before extraordinary item and cumulative effect of changes in accounting principles of CCBF and AFB divided by the pro forma combined weighted average primary common shares of CCBF.

(6) Assumes full conversion of convertible subordinated debentures issued by CCBF in 1985 which were outstanding until 1993 when substantially all were converted into CCBF Stock.

(7) The pro forma combined income before extraordinary item and cumulative effect of changes in accounting principles per fully diluted share is based on the combined historical income before extraordinary item and cumulative effect of changes in accounting principles of CCBF and AFB divided by the weighted average pro forma combined fully diluted common shares of CCBF.

     The following table sets forth (i) on an historical basis, the closing price per share of CCBF Stock on the NYSE and of AFB Stock on the Nasdaq National Market on February 14, 1997 (the last trading day prior to the public announcement of the Merger), and (ii) the equivalent pro forma market value of AFB Stock on that date (assuming that the Merger became effective on that date and was accounted for as a pooling-of-interests).

                                                                                    AT
                                                                               FEBRUARY 14,
                                                                                   1997
MARKET VALUE PER SHARE:
CCBF Stock..................................................................      $68.00
AFB Stock...................................................................       21.50
Equivalent pro forma per share of AFB Stock (1).............................       30.26

(1) Equivalent pro forma amount is calculated by multiplying the CCBF Stock market value by the Exchange Ratio of .445.
                                       16

                              THE SPECIAL MEETINGS

GENERAL; PROPOSALS TO BE CONSIDERED

     This Prospectus/Joint Proxy Statement is being furnished to holders of CCBF Stock in connection with the solicitation of proxies by CCBF's Board of Directors for use at the CCBF Special Meeting which has been called to consider and vote upon (i) a proposal to approve the Merger Agreement and the issuance of up to a maximum of 5,102,030 shares of CCBF Stock in connection therewith, and
(ii) to transact such other business as may properly come before the CCBF Special Meeting.

     This Prospectus/Joint Proxy Statement is also being furnished to holders of AFB Stock in connection with the solicitation of proxies by AFB's Board of Directors for use at the AFB Special Meeting which has been called to consider and vote upon (i) a proposal to approve the Merger Agreement, and (ii) to transact such other business as may properly come before the AFB Special Meeting.

     Each copy of this Prospectus/Joint Proxy Statement mailed to holders of CCBF Stock is accompanied by an appointment of proxy for use at the CCBF Special Meeting, and each copy of this Prospectus/Joint Proxy Statement mailed to holders of AFB Stock is accompanied by an appointment of proxy for use at the AFB Special Meeting.

     HOLDERS OF CCBF STOCK AND AFB STOCK ARE URGED TO COMPLETE, DATE AND SIGN THE APPOINTMENT OF PROXY WHICH ACCOMPANIES THEIR COPY OF THIS PROSPECTUS/JOINT PROXY STATEMENT AND TO RETURN IT IMMEDIATELY TO CCBF OR AFB, AS APPLICABLE.

DATE, PLACE AND TIME

     CCBF. The CCBF Special Meeting will be held at the Durham Omni Hotel, 201 Foster Street, Durham, North Carolina on Thursday, July 31, 1997 at 11:00 o'clock, a.m., E.D.S.T.

     AFB. The AFB Special Meeting will be held in the Board Room of the Greater Greenville Chamber of Commerce Building located at 24 Cleveland Street, Greenville, South Carolina on Thursday, July 31, 1997 at 11:00 o'clock, a.m., E.D.S.T.

RECORD DATES

     CCBF. CCBF's Board of Directors has fixed the close of business on June 10, 1997, as the record date (the "CCBF Record Date") for the determination of the holders of CCBF Stock entitled to receive notice of and to vote at the CCBF Special Meeting.

     AFB. AFB's Board of Directors also has fixed the close of business on June 10, 1997 as the record date (the "AFB Record Date") for the determination of the holders of AFB Stock entitled to receive notice of and to vote at the AFB Special Meeting.

VOTING SECURITIES; VOTES REQUIRED FOR APPROVAL

     CCBF. As of the CCBF Record Date, there were 15,794,898 outstanding shares of CCBF Stock. At the CCBF Special Meeting, each CCBF shareholder will be entitled to cast one vote for each share of CCBF Stock held of record on the CCBF Record Date on each matter submitted for voting. The affirmative vote of the holders of a majority of the shares of CCBF Stock represented, in person or by proxy, and entitled to be voted at the CCBF Special Meeting is required to approve the Merger Agreement; provided, however, that in order to comply with the rules of the NYSE applicable to shareholder approval of the issuance of CCBF Stock pursuant to the Merger, a majority of all outstanding CCBF Stock must be represented, in person or by proxy, and voted on the proposal. If a majority of all outstanding CCBF Stock is present at the Special Meeting and voted on the Merger proposal, abstentions, broker non-votes and shares otherwise not voted will have no effect in the voting at the CCBF Special Meeting.

     As of May 31, 1997, CCBF's directors and executive officers and their affiliates owned or had voting power with respect to 526,924 shares, or approximately 3.33%, of the then outstanding shares of CCBF Stock. All such persons have indicated their intention to vote their shares of CCBF Stock in favor of the Merger Agreement. In addition, as of May 31, 1997, CCB Bank held of record or in the name of nominees 1,150,867 shares (or approximately 7.29% of the outstanding shares of CCBF Stock) as fiduciary for the beneficiaries of certain trusts and estates and as agent and had voting power over all of such shares.

     As of May 31, 1997, none of AFB's directors and executive officers or their affiliates owned or had voting power with respect to shares of CCBF Stock.

     AFB. As of the AFB Record Date, there were 11,064,485 outstanding shares of AFB Stock. At the AFB Special Meeting, each AFB shareholder will be entitled to cast one vote for each share of AFB Stock held of record on the AFB Record Date on each matter submitted for voting. The affirmative vote of the holders of at least two-thirds of the shares of AFB Stock entitled to vote at the AFB Special Meeting is required to approve the Merger Agreement. Because the affirmative vote of at least two-thirds of all outstanding AFB Stock is required, abstentions, broker non-votes and shares otherwise not voted in the affirmative will have the same effect as votes against the Merger Agreement.

     As of May 31, 1997, AFB's directors and executive officers and their affiliates owned or had voting power with respect to an aggregate of 441,727 shares, or approximately 3.99%, of the then outstanding shares of AFB Stock. All such persons have indicated their intention to vote their shares of AFB Stock in favor of the Merger Agreement. In addition, as of May 31, 1997, 20,000 shares (or approximately .18% of the outstanding shares of AFB Stock) were held in AFB's pension plan and with respect to which voting power is held by the individual trustees of AFB's pension plan, each of whom is an employee of AFB. An additional 530,638 shares of AFB Stock (or approximately 4.80% of the outstanding shares of AFB Stock) are held in AFB's 401(k) Plan and with respect to which voting power is exercised by the individual participants in such plan.

     As of May 31, 1997, none of CCBF's directors, executive officers, or their affiliates owned or had voting power with respect to shares of AFB Stock.

VOTING AND REVOCATION OF PROXIES

     Shares of CCBF Stock and AFB Stock represented by an appointment of proxy properly signed and received at or prior to the appropriate Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. An appointment of proxy will not be revoked by death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of CCBF or AFB, as applicable, or with any other person authorized to tabulate votes on behalf of CCBF or AFB, as applicable. If an appointment of proxy is signed and returned without indicating any voting instructions, shares of CCBF Stock represented thereby will be voted at the CCBF Special Meeting FOR the Merger Agreement and the issuance of up to a maximum of 5,102,030 shares of CCBF Stock pursuant thereto, and shares of AFB Stock represented thereby will be voted at the AFB Special Meeting FOR the Merger Agreement. If necessary, the CCBF Proxies and the AFB Proxies may vote in favor of a proposal to adjourn their respective Special Meetings in order to permit further solicitation of proxies in the event that there should not be sufficient votes to approve a proposal at the Special Meetings. However, in such event, voting authority will be exercised only to the extent permissible under the applicable federal securities laws and no CCBF Proxy or AFB Proxy will vote any proxies voted "Against" approval of a particular matter at the Special Meetings "For" a proposal to adjourn the Special Meeting to solicit additional proxies for that particular matter.

     An appointment of proxy may be revoked by the person giving it at any time before the shares represented thereby are voted by the filing with the Secretary of CCBF or AFB, as applicable, prior to or at the applicable Special Meeting of an instrument revoking it or of a duly executed appointment of proxy bearing a later date, or by voting in person at the applicable Special Meeting. All written notices of revocation and other communications with respect to revocation of AFB proxies should be addressed as follows: American Federal Bank, FSB, 300 East McBee Avenue, Greenville, South Carolina 29601, Attn: Deborah A. Brady, Corporate Secretary. All written notices of revocation and other communications with respect to revocation of CCBF proxies should be addressed as follows: CCB Financial Corporation, Post Office Box 931, Durham, North Carolina 27702, Attn: Leo P. Pylypec, Corporate Secretary. Attendance at a Special Meeting will not in and of itself constitute revocation of an appointment of proxy.

     The Boards of Directors of CCBF and AFB are not aware of any business to be acted upon at their respective Special Meeting other than as described herein. If, however, other matters are properly brought before either Special Meeting, the Proxies appointed for that Special Meeting will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority (i) will only be exercised to the extent permissible under the applicable federal securities law and (ii) will not extend to any motion to adjourn the CCBF Special Meeting made by CCBF or the AFB Special Meeting made by AFB, in either case for the purpose of soliciting additional proxies.

PROXY SOLICITATION EXPENSES

     Proxy solicitation costs in connection with the CCBF Special Meeting will be borne by CCBF and such costs in connection with the AFB Special Meeting will be borne by AFB (except that CCBF shall bear the costs of printing this Prospectus/Joint Proxy Statement). In addition to solicitation by mail, directors, officers and employees of CCBF and AFB who will not be specifically compensated for such services, may solicit appointments of proxy from their respective shareholders personally or by telephone or telegram or other forms of communication. CCBF has engaged Corporate Investor Communications, Inc. and AFB has engaged Corporate Communications, Inc. to assist in the solicitation of appointments of proxy for use at their respective Special Meetings. The fee for such services will be approximately $4,500 and $2,500, respectively, plus reimbursement of reasonable out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of CCBF Stock and AFB Stock and will be reimbursed for their reasonable expenses incurred in doing so by CCBF or AFB, as applicable. (See "THE MERGER -- Termination of Merger Agreement" and
" -- Expenses.")

                                   THE MERGER

     THE FOLLOWING IS A SUMMARY OF INFORMATION ABOUT THE MERGER AND CERTAIN OF THE IMPORTANT TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS DESCRIBED THEREIN, AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING THE MERGER. THE SUMMARY IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE FULL MERGER AGREEMENT ATTACHED HERETO AS APPENDIX A AND THE OTHER APPENDICES TO THIS PROSPECTUS/JOINT PROXY STATEMENT. ALL CCBF AND AFB SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND THE OTHER APPENDICES IN THEIR ENTIRETY.

GENERAL

     The Merger Agreement provides for the merger of Interim FSB, a to-be-formed interim federal savings bank subsidiary of CCBF, into AFB and the conversion and exchange of each outstanding share of AFB Stock into and for newly issued shares of CCBF Stock. At the Effective Time, (i) Interim FSB will be merged into and its existence will be combined with that of AFB as the surviving corporation and Interim FSB will cease to exist as a separate entity, (ii) AFB's shareholders will become shareholders of CCBF, and (iii) AFB will become a wholly-owned subsidiary of CCBF. CCBF will continue to conduct its and AFB's business under the supervision and regulation of the Federal Reserve, the FDIC and applicable state banking regulators and, with respect to AFB, the OTS. It is currently anticipated that the Effective Time will occur at 12:00:01 o'clock, a.m., on August 1, 1997.

CONVERSION OF AFB STOCK AND AFB OPTIONS; EXCHANGE RATIO

     At the Effective Time, and without any action on the part of CCBF, AFB or their respective shareholders, each outstanding share of AFB Stock (excluding shares held by CCBF, AFB or their subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) automatically will be converted into and become, and thereafter may be exchanged for .445 of a share of newly issued CCBF Stock. If there is a change in the number of outstanding shares of CCBF Stock as a consequence of a stock split, stock dividend or similar recapitalization or in the number of outstanding shares of AFB Stock prior to the Effective Time (other than pursuant to the exercise of AFB Options outstanding as of February 17, 1997 or granted pursuant to AFB's 1995 Directors' Performance after February 17, 1997), then appropriate and proportionate adjustments will be made in the Exchange Ratio.

     AFB shareholders should be aware that the actual value of a share of CCBF Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of AFB Stock may be more or less than the per share closing price of CCBF Stock on the NYSE on either May 31, 1997 or the date of the AFB Special Meeting. AFB shareholders are urged to obtain information on the trading value of CCBF Stock that is more recent than that provided in this Prospectus/Joint Proxy Statement.

     At the Effective Time, all AFB Options granted under the AFB Option Plans (as defined herein), whether or not then exercisable, will be converted into (at the Exchange Ratio) and will become options to acquire CCBF Stock, and CCBF will assume AFB's obligations with respect to each such AFB Option under the terms of the applicable AFB Option Plan under which such AFB Option was granted and the related option agreement.

TREATMENT OF FRACTIONAL SHARES

     No fraction of a share of CCBF Stock (or any fraction of a CCBF Right), or any script or certificate representing any such fractional share, will be issued in connection with the Merger. Each AFB shareholder (and each holder of an AFB Option) who otherwise would be entitled to receive a fraction of a share of CCBF Stock upon the conversion of that shareholder's share of AFB Stock at the Effective Time (or upon the exercise of the AFB Option) shall receive, in lieu thereof, cash (without interest) in an amount equal to that fraction multiplied by the "market value" of one whole share of CCBF Stock at the Effective Time (or in the case of an AFB Option, on the date of exercise). As used above, "market value" shall be equal to the closing price of CCBF Stock on the NYSE (as reported by THE WALL STREET JOURNAL or, if not so reported, by any other authoritative source selected by CCBF) on the last trading day preceding the Effective Time (or, in the case of an AFB Option, the date of exercise). No AFB shareholders will be entitled to any dividend or other distribution or any voting or other rights as a shareholder with respect to any fractional share of CCBF Stock.

BACKGROUND OF THE MERGER; RECOMMENDATIONS AND REASONS

     CCBF'S AND AFB'S RESPECTIVE BOARDS OF DIRECTORS HAVE UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND EACH RECOMMENDS THAT THEIR RESPECTIVE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     BACKGROUND OF THE MERGER. In the early 1980s, AFB significantly expanded its branch system in the northwestern and central regions of South Carolina by acquiring five other thrift institutions and two branch offices of a sixth institution. As a result of these acquisitions, approximately $61.2 million of supervisory goodwill was recorded on the books of AFB. For additional information concerning these transactions, see " -- Goodwill Litigation."

     On January 26, 1989, AFB converted from the mutual to the stock form of ownership (the "Conversion") and issued 2,000,000 shares of AFB Stock at a price of $5.00 per share. As part of the Conversion, AFB sold to various investors (i) $100,000 aggregate principal amount of Series A convertible subordinated debentures due 2004 with non-detachable related mandatory purchase contracts for $12.5 million (the "Series A Debentures"), and (ii) $15.0 million aggregate principal amount $11.25 Series B subordinated debentures due 1999 (which were subsequently exchanged in 1990 for Series I Preferred Stock) with detachable warrants exercisable for 600,000 shares of AFB Stock at a price of $5.00 per share. The capital infusion resulting from the Conversion enabled AFB to exceed its then-applicable minimum capital requirements by approximately $27 million. However, the enactment, in August 1989, of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") had a significant adverse impact on AFB's regulatory capital by requiring that the goodwill incurred in the various acquisitions of insolvent thrifts in the early 1980s be deducted in calculating regulatory capital.

     Under the OTS capital regulations promulgated under FIRREA which became effective in December of 1989, AFB was required to deduct all of its then $48.7 million in unamortized goodwill in calculating its compliance with the tangible capital requirement. AFB was also required to deduct approximately $32.7 million in unamortized goodwill in calculating its compliance with the core and risk-based capital requirements. This exclusion of goodwill from capital mandated by FIRREA caused AFB to report, as of year-end 1989, negative tangible capital of $12.8 million and to initially fall short of its new core and tangible capital requirements by $28.8 million and its new risk-based capital requirements by $43.5 million.

     As a result, AFB's principal strategic objective during the several years following the enactment of FIRREA was to improve its regulatory capital position, enhance earnings, and achieve cost savings. AFB's earnings and higher capital levels enabled it to satisfy its minimum core and tangible capital requirements by year-end 1991 and to meet all FIRREA capital requirements for the first time on September 30, 1992. In order to satisfy its fully phased-in capital requirements under FIRREA, AFB effected in March of 1993 a capital instruments exchange of its Series A Debentures and Series I Preferred Stock and a public offering of AFB Stock. Upon completing the capital instruments exchange and public offering AFB satisfied all fully phased-in capital requirements imposed by the OTS and had the requisite capital levels to qualify as a "well-capitalized" institution under the applicable provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA").

     With the achievement of fully phased-in capital compliance and in light of the significant consolidation in the financial services industry fueled largely by technological changes, deregulation and heightened competition, AFB began to review its strategic alternatives for continuing to enhance long-term shareholder value. It was the belief of management and the AFB Board that any of the following corporate strategies could be pursued by AFB: (i) continued growth in earnings on an independent basis, including acquisitions of smaller institutions from time-to-time; (ii) a merger of equals (in which the transaction is structured to take into account the relative contribution of the respective parties to a variety of measures, but which generally involves no acquisition premium based on the trading prices of the common stock of the respective parties); or (iii) a merger with or a sale to a larger financial institution (which would involve an acquisition premium based on the trading price of AFB Stock).

     In considering these alternatives, the Board of AFB determined that shareholder value would be furthered the most by reinvesting in, and improving further the franchise value of, AFB as an independent institution. As part of improving the franchise value, AFB believed that achieving a larger asset base would be helpful in permitting AFB to compete more effectively against the super-regional and non-bank financial services competitors operating in the South Carolina market areas served by AFB. It was further believed that expansion of the franchise through a significant acquisition or even a series of small acquisitions would likely result in significant dilution in earnings per share and therefore be unacceptable.

     Consistent with the Board's view that achievement of a larger asset base for AFB on a basis that did not dilute earnings per share would contribute to the long-term shareholder value of AFB, on April 11, 1994, AFB entered into an agreement to effect a merger of equals with United Financial Corporation of South Carolina, Inc. ("United"), a $691 million asset financial institution based in Greenwood, South Carolina. United shared a similar approach to banking fundamentals with AFB and the institutions combined would have created the largest independent financial institution headquartered in South Carolina, operating 50 banking offices. Due, however, to the objections of an investor group that purchased a 9.9% interest in United subsequent to the announcement of the merger with AFB, AFB and United mutually terminated the definitive merger agreement between the parties on September 28, 1994.

     Since the abandonment of the proposed merger with United, AFB has generated record earnings in each of 1994, 1995 and 1996, achieving a return on assets in each of such years (excluding a one-time SAIF recapitalization charge in 1996) of 1.30%, 1.28%, and 1.34%, respectively. During this period, AFB developed a number of new loan and deposit products, purchased six branch offices with aggregate deposits of approximately $110 million from unaffiliated institutions, and increased the percentage of households in the Greenville-Spartanburg Metropolitan Statistical Area with which it had a customer relationship to 35.4%.

     While the AFB Board believed that a course of corporate independence should continue to be pursued so long as AFB's shareholders and other constituencies remained well-served, the Board recognized that continued independence of financial institutions the size of AFB was subject to uncertainty in view of the ongoing industry consolidation, and that at some point, any of several larger institutions could propose on an unsolicited basis a combination that would warrant serious consideration by AFB and potentially result in the acquisition of AFB by such institution. During 1995 and 1996, AFB's management had informal contacts and discussions from time to time with the executive management of other financial institutions, including CCBF, to assess such institutions' operating philosophy and strategic goals and objectives with respect to acquisitions and mergers in AFB's market area. These informal contacts and discussions were designed only to acquaint AFB's management with the management philosophy and strategic goals and objectives of the other institutions, and were not designed or intended by AFB to solicit definitive merger proposals or lead to formal merger or acquisition negotiations with any such institutions. Such contacts and discussions were pursued for the purpose of furthering AFB's knowledge of other institutions located in the Southeast that reasonably could be expected to be interested in furthering or developing their franchise in AFB's market area.

     On November 6, 1996, Ernest C. Roessler, Vice Chairman, President and Chief Executive Officer of CCBF, on an unsolicited basis telephoned Mr. Abercrombie, Chairman and Chief Executive Officer of AFB, to inquire as to whether AFB would be interested in pursuing merger discussions with CCBF. CCBF had previously identified AFB as an attractive potential acquisition due to AFB's location along the strategic Interstate 85/Interstate 40 urban corridor of North Carolina and South Carolina, its market share in the growing Greenville-Spartanburg market area, its history of profitability and its commercial bank orientation.

     As a result of that November 6, 1996 telephone conversation, on December 13, 1996, the Executive Committee of the AFB Board authorized Mr. Abercrombie to contact CCBF to obtain an understanding of CCBF's interest in AFB. Following such authorization, Mr. Abercrombie telephoned Mr. Roessler on December 20, 1996, and Messrs. Abercrombie and Roessler agreed to meet on January 8, 1997, to explore a possible merger of the two institutions. During this meeting, Messrs. Abercrombie and Roessler discussed a variety of issues relating to a proposed combination of AFB and CCBF, including various non-financial issues relating to consolidating the operations of the parties. A subsequent meeting on January 22, 1997 occurred among Mr. Roessler, Mr. Abercrombie and C. Dan Joyner, a member of the Compensation Committee and the Executive Committee of the AFB Board. This meeting involved further discussion of the various issues posed by a possible combination of the two institutions, including certain non-financial issues involving the retention of AFB's management. In neither of the meetings on January 8th and January 22nd were specific pricing ranges discussed between the participants.

     On January 27, 1997, Mr. Trimble, Chief Financial Officer and Chief Operating Officer of AFB, met with Robert L. Savage, Jr., Senior Vice President of CCBF, to discuss various financial issues, including estimates for potential cost savings, relative market valuations, and respective accounting issues. On January 29, 1997, representatives of Wheat and Mr. Savage met to discuss the financial implications of a possible merger. No agreement on an exchange ratio or related matters were reached at this meeting. However, based on these discussions, the parties determined that further discussions would be beneficial. Various representatives of CCBF, including Mr. Roessler, and W. L. Burns, Jr., Chairman of the Board of CCBF, met with the Executive Committee of the AFB Board on February 3, 1997. Following this meeting, the parties began to negotiate the terms of a proposed merger, including proposed exchange ratios of
 .42 to .46, appropriate price protection mechanisms, and a definitive merger agreement. In these further discussions, each party expressed differing views on the value of the Goodwill Litigation to AFB and its shareholders, considered various possible mechanisms for directing any recovery in the Goodwill Litigation to AFB's shareholders and the impact of any such mechanism upon treatment of the Merger as a pooling-of-interests, and further negotiated an exchange ratio each party could accept despite their differing analysis of the foregoing matters and the value of AFB in light of comparable transactions. The parties temporarily suspended discussions during the second weekend of February as a result of these pricing discussions. After further review of relevant information and receipt of advice from their financial, legal and other advisors, during the following week the parties renewed discussions and reached agreement upon the Exchange Ratio of .445 and the various pricing protections contained in the Merger Agreement.

     On February 17, 1997, the AFB Board met to review the terms of the Merger Agreement and the Stock Option Agreement as summarized by AFB's legal counsel, Alston & Bird LLP. Wheat and Keefe reported that they had conducted their due diligence reviews and delivered their oral opinions as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of AFB.

     On February 17, 1997, the CCBF Board also met to review the terms of the Merger Agreement and the Stock Option Agreement as summarized by CCBF's legal counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. Merrill Lynch reported that it had completed a due diligence review of AFB and rendered to the CCBF Board it opinion as to the fairness, from a financial point of view, of the Exchange Ratio to CCBF as of the date of such opinion.

     On the basis of such presentations and the factors set forth under " -- Reasons for the Merger," the AFB Board and the CCBF Board each unanimously approved the Merger Agreement and the Stock Option Agreement and authorized execution of the Merger Agreement and the Stock Option Agreement.

     REASONS FOR THE MERGER. In reaching its conclusion to approve the Merger, the AFB Board consulted with AFB's senior management, as well as with its financial and legal advisors, and considered various factors, including the following:

     (a) THE FINANCIAL TERMS OF THE MERGER. The presentation by Wheat indicating that the transaction multiples for AFB, based on the Exchange Ratio and the CCBF Stock price on February 14, 1997, compared favorably with, and were among the highest of, the other transactions reviewed by Wheat and represented multiples (and comparable multiples for the transactions reviewed by Keefe) of 287.1% of AFB's per common share book value at December 31, 1996, 308.8% of AFB's per common share tangible book value at December 31, 1996, 18.9 times AFB's last twelve months' earnings per share (before the third quarter SAIF charge discussed elsewhere herein) through December 31, 1996, and a 40.7% premium over the per share closing price of AFB Stock on February 14, 1997.

     (b) THE EFFECT ON SHAREHOLDER VALUE OF AFB'S REMAINING INDEPENDENT COMPARED TO THE EFFECT OF ITS COMBINING WITH CCBF. In this respect, the AFB Board considered whether it was reasonable to anticipate that AFB as an independent enterprise could produce the earnings necessary to result in a value comparable to the value to be received in the Merger. Second, the AFB Board took into account that AFB had special value to CCBF in providing CCBF with an extension of its franchise along the Interstate 85 corridor without diluting CCBF's franchise value. Third, the AFB Board considered that the operating philosophies and corporate cultures of AFB and CCBF were similar and complementary in nature. Fourth, the AFB Board considered that, based upon the current dividend payouts by AFB and CCBF, there would be a 55.8% increase in dividends for AFB shareholders. Fifth, the Board of Directors of AFB took into account that CCBF was more likely than many other potential merger partners to be party to a subsequent business combination in which a premium would be paid for the outstanding shares of CCBF Stock.

     (c) INDUSTRY CONSOLIDATION. The AFB Board considered the prevailing trend toward consolidation in the nation's financial institution industry, and particularly the distribution of market shares in the market areas served by AFB.

     (d) CERTAIN FINANCIAL INFORMATION ABOUT AFB AND CCBF. Such information included, but was not limited to, information with regard to recent and historical stock performance, valuation analyses, pro forma analyses, comparative financial and operating performance data, acquisition capacity analyses, "Wall Street" research ratings comparisons, comparable merger and acquisition transactions as presented by Wheat and Keefe and with respect to AFB, the analysis of the potential value of the Goodwill Litigation as described under " -- Goodwill Litigation."

     (e) ADVICE OF FINANCIAL ADVISORS AND FAIRNESS OPINIONS. The opinions of Wheat and Keefe (including the assumptions and financial information and projections relied upon by Wheat and Keefe in arriving at their respective opinions) that, as of February 17, 1997, the Exchange Ratio was fair, from a financial point of view, to the shareholders of AFB. AFB obtained the opinions of both Wheat and Keefe, due to the long-standing relationship of AFB with certain representatives of such firms. (See " -- AFB Fairness Opinions.")

     (f) CERTAIN NONFINANCIAL INFORMATION AND TERMS OF AGREEMENTS. The AFB Board considered the terms of the Merger Agreement, including its right to terminate the Merger Agreement in the event of a significant decline in the price of CCBF Stock prior to consummation of the Merger unless CCBF then elected to increase the Exchange Ratio as specified in the Merger Agreement. The AFB Board was advised that CCBF was requiring the Stock Option Agreement as a condition to the transaction, and the AFB Board considered that the existence of the Stock Option Agreement might discourage third parties from seeking to acquire AFB. The AFB Board took into account that the Merger is expected to be tax-free, for federal income tax purposes, to AFB's shareholders to the extent they receive shares of CCBF Stock (other than with respect to cash paid in lieu of fractional shares). The AFB Board was reminded that the Merger would trigger certain change-in-control provisions of certain preexisting employment agreements with AFB's executive management and that CCBF had offered to enter into new employment arrangements with two of such executives in consideration of such individuals terminating their respective, existing employment agreements with AFB. (See " -- Conversion of AFB Stock and AFB Options; Exchange Ratio, " " -- Material Income Tax Consequences," " -- Interests of Certain Persons With Respect to the Merger," and " -- The Stock Option Agreement.")

     (g) REGULATORY APPROVALS. The AFB Board considered the probability of the regulatory approvals that would be required with respect to the Merger being obtained. (See " -- Required Regulatory Approvals.")

     (h) IMPACT ON AFB CONSTITUENCIES. The general impact of the Merger on the various constituencies served by AFB, including its customers, employees, communities, and others, was considered by the AFB Board. In this regard, the AFB Board took into account CCBF's approach to its employees and the communities in which it operates as understood by the AFB Board.

     The foregoing discussion of the information and factors considered by the AFB Board is not intended to be exhaustive, but is believed to include all material factors considered by the AFB Board. In reaching its determination to approve the Merger, the AFB Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated thereby, and considering, among other things, the matters discussed above and the oral opinions of Wheat and Keefe referred to above, the AFB Board unanimously approved the Merger Agreement as being in the best interests of AFB and its shareholders and determined to recommend that AFB shareholders vote "For" approval of the Merger Agreement and the Plan of Merger.

     CCBF's Board of Directors, as a part of its long-range strategic plan to increase shareholder value, has sought growth in CCBF's business by expanding its geographic markets and increasing its presence in its existing markets. In that regard, potential acquisition candidates have been identified and evaluated and growth through other means, including the establishment of new branch offices, has been explored. CCBF's Board believes that the acquisition of profitable, well-managed financial institutions is the most effective means of expanding CCBF's markets and market presence. For the reasons discussed below, CCBF's Board has concluded that a combination with AFB through the Merger fits into the Board's long-range strategic plan to maximize CCBF shareholder value through growth.

     In reaching its conclusion that the Merger is fair to, and in the best interests of, CCBF's shareholders, CCBF's Board of Directors consulted with legal, financial and accounting advisors, as well as CCBF's management, and considered a number of factors. CCBF's Board did not assign any relative or specific weights to the factors considered. These factors included:

     (a) CCBF's Board's review, based in part on the advice of Merrill Lynch, its financial advisor, and presentations by CCBF's management of (i) the business, operations, earnings and financial condition of CCBF and AFB on historical, prospective and pro forma bases, including AFB's return on average assets, return on average shareholders' equity, net interest margin and efficiency ratio for each of the five years ended December 31, 1996, both independently and in comparison to comparable commercial banks and thrift institutions, (ii) the enhanced opportunities for operating efficiencies, competitiveness and growth that the Merger may make possible, including anticipated cost savings from the combination of certain operating systems, the extension of CCBF's branch network along the Interstate 85/Interstate 40 urban corridor of North Carolina and South Carolina, and the economics of scale and the increased range of products and services that AFB's combination with a significantly larger company would permit, and (iii) the respective financial resources, market capitalization and earnings (on both a historical and pro forma basis) contributions the parties would bring to a combined entity;

     (b) the assumptions and methodologies used in setting the Exchange Ratio and other financial terms of the Merger Agreement;

     (c) the financial presentation and opinion of Merrill Lynch rendered to the CCBF Board as of February 17, 1997, that the Exchange Ratio was fair, from a financial point of view, to CCBF as of such date;

     (d) the terms of the Merger Agreement, including CCBF's right to elect not to adjust the Exchange Ratio in the event of a significant decline in the price of CCBF Stock prior to the consummation of the Merger, and the terms and characteristics of the Stock Option Agreement;

     (e) a variety of factors affecting and relating to the overall strategic focus of both CCBF and AFB, including similarities in business outlook, approach and corporate cultures, the geographic proximity and similarities of CCBF's existing market areas to AFB's existing market areas, and the opportunity the Merger will provide for CCBF to expand its operations into the rapidly growing Greenville-Spartanburg market area of South Carolina;

     (f) the expectation that the Merger will be tax-free for federal income tax purposes, and accounted for under the pooling-of-interests method of accounting (see " -- Certain Federal Income Tax Consequences" and " -- Accounting Treatment"), and that all required regulatory approvals would be likely to be obtained without unfavorable conditions or requirements;

     (g) the potential dilution of CCBF's current book value and income per share, (excluding restructuring charges) of approximately 7.26% and 3.32%, respectively, forecasted as possibly resulting from the Merger during 1997, the one-time charges to consummate the Merger then estimated to total $8.2 million, and the demands on management resources associated with completing the Merger and any subsequent merger of AFB into CCB Bank; and

     (h) the current and prospective economic and competitive environments facing financial institutions, including CCBF.

     The foregoing discussion of the information and factors considered by the CCBF Board is not intended to be exhaustive, but is believed to include all material factors considered by the Board of CCBF. After considering the Merger and related transactions contemplated by the Merger Agreement, and evaluating, among other things, the information and factors noted above and the opinion of Merrill Lynch, the CCBF Board unanimously approved the Merger Agreement as being in the best interests of CCBF and its shareholders and determined to recommend its approval by CCBF's shareholders.

     CCBF'S BOARD OF DIRECTORS AND AFB'S BOARD OF DIRECTORS EACH UNANIMOUSLY RECOMMENDS THAT THEIR RESPECTIVE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

GOODWILL LITIGATION

     On August 3, 1995, AFB initiated a lawsuit against the United States in the Court of Federal Claims, styled AMERICAN FEDERAL BANK, FSB V. THE UNITED STATES OF AMERICA, IN THE UNITED STATES COURT OF FEDERAL CLAIMS, CASE NO. 95-498C (the "Goodwill Litigation"). In instituting this litigation, AFB seeks damages from the United States as a result of the 1989 enactment of FIRREA, which imposed new capital requirements on the thrift industry and mandated certain levels of "tangible capital," "core capital," and "risk-based capital" and defined those terms so as to exclude, following a five-year transition period, intangible assets, such as goodwill, from the calculation of the various capital requirements. As applied to AFB, the FIRREA capital requirements eliminated approximately $48.7 million of goodwill from tangible capital and $32.7 million from core and risk-based capital at year-end 1989.

     The goodwill that was eliminated by FIRREA from AFB's capital calculations was the unamortized portion of the qualifying "supervisory" goodwill incurred by AFB in effecting the acquisition of four other thrift institutions during a two-month period from April to May 1982. Information relating to each of the acquisitions is set forth in the table below (in thousands):

                                                              DATE OF          FAIR MARKET       RESULTING
ACQUIRED INSTITUTION                                        ACQUISITION      VALUE OF ASSETS     GOODWILL
Home Saving and Loan Association........................   April 16, 1982        $ 89,748           29,092
United Federal Savings and Loan Association.............   April 26, 1982          34,199           11,963
Bell Federal Savings and Loan Association...............     May 31, 1982          47,217           14,624
Family Federal Savings and Loan Association.............     May 31, 1982          15,390            5,479
  Total.................................................                         $186,544           61,158

     At the time of the acquisitions of such institutions by AFB, the Federal Home Loan Bank Board ("FHLBB") was actively encouraging healthy thrifts and other investor groups to acquire or recapitalize troubled institutions to eliminate or delay the cost of liquidation of such institutions to the Federal Savings and Loan Insurance Corporation. As an inducement to encourage healthy thrifts to consolidate with troubled or failing institutions, the FHLBB permitted the thrifts to utilize the purchase method of accounting in connection with the mergers. Under this method, which was in accordance with generally accepted accounting principles, the assets acquired and liabilities assumed by the surviving thrift were recorded at their estimated fair market value at the date of acquisition. The balance between the assets and liabilities was recorded as "goodwill." As the four thrifts acquired by AFB had aggregate total assets of $187 million and total liabilities of $248 million, based on fair market values, AFB recorded approximately $61.2 million of goodwill and began amortizing such goodwill, with the approval of the FHLBB, over a period of 40 years using the straight-line method.

     Subsequent to these mergers, and until the passage of FIRREA, AFB included the unamortized goodwill when calculating regulatory net worth and capital ratios. On January 25, 1989, after lengthy negotiations with the FHLBB in connection with the Conversion, AFB agreed to reduce prospectively the amortization period for the goodwill to 23.25 years, beginning in October 1988. With the inclusion of goodwill in the calculation of its regulatory capital requirements, AFB had an excess capital position of approximately $27 million, but was placed in a capital deficient position, as indicated below, with the elimination of goodwill from the calculation of the various capital requirements imposed by FIRREA. Total assets at December 31, 1989 were $1.1 billion and equity computed under generally accepted accounting principles totaled $35.9 billion. The following reflects the application of the FIRREA capital requirements mandating certain levels of tangible capital, core capital and risk-based capital on AFB as of December 31, 1989 (in thousands):

           TANGIBLE CAPITAL                            CORE CAPITAL                          RISK-BASED CAPITAL
 ACTUAL      REQUIRED        EXCESS        ACTUAL     REQUIRED        EXCESS        ACTUAL     REQUIRED        EXCESS
 AMOUNT       AMOUNT      (DEFICIENCY)     AMOUNT      AMOUNT      (DEFICIENCY)     AMOUNT      AMOUNT      (DEFICIENCY)
$(12,849)     15,987         (28,836)      3,138       31,974         (28,836)      6,276       49,788         (43,512)

     Following FIRREA, AFB was required to submit capital plans that conformed to the new capital requirements and to phase out the inclusion of goodwill as regulatory capital. As a consequence of not satisfying its then minimum capital requirements imposed by the OTS, AFB was subject to various other limitations in the conduct of its business.

     Through its earnings and higher capital levels, AFB was able to satisfy its minimum core and tangible capital requirements by year-end 1991, and to meet all FIRREA capital requirements for the first time on September 30, 1992. In order to satisfy its fully phased-in capital requirements under FIRREA, AFB effected in March 1993 a capital instruments exchange of its Series A Debentures and Series I Preferred Stock and a public offering of AFB Stock. Upon completing the capital instruments exchange and public offering, AFB satisfied all fully phased-in capital requirements imposed by the OTS and had the requisite capital levels to qualify as a "well-capitalized" institution under the applicable provisions of FDICIA.

     With the filing of the Goodwill Litigation, AFB joined approximately 120 other institutions that have similar claims pending against the United States in the Court of Federal Claims (the "Goodwill Cases"). In most of these Goodwill Cases, the plaintiffs claim that the United States breached its "contract" to permit the inclusion of goodwill as capital and effected a "taking" of property without just compensation in violation of the Fifth Amendment of the United States Constitution.

     Prior to the filing of the Goodwill Litigation, three Goodwill Cases had proceeded through the Court of Federal Claims and the Court of Appeals and were consolidated for review in the United States Supreme Court. In each of these suits, WINSTAR CORPORATION V. THE UNITED STATES OF AMERICA; GLENDALE FEDERAL BANK, FSB V. THE UNITED STATES OF AMERICA; and, STATESMAN SAVINGS HOLDING CORP.
V. THE UNITED STATES OF AMERICA (collectively, the "Winstar Cases"), the Court of Federal Claims had ruled that the United States had a contract with the plaintiffs that had been breached as a result of FIRREA, for which the government was liable in damages, and the Court of Appeals had affirmed. On July 1, 1996, the United States Supreme Court affirmed the Court of Appeals decision and remanded the cases for a trial on damages.

     Over the past several years, the Court of Federal Claims has stayed all other Goodwill Cases, including the Goodwill Litigation, while the Winstar Cases proceeded through the court system. Therefore, the Winstar Cases are the only cases in which there has been a ruling on the government's contract liability and they serve as a benchmark by which the remaining 117 Goodwill Cases will be measured. In addition, no court has ruled on the appropriate measure of damages in the Winstar Cases, although a damages trial related to the claim of Glendale Federal Bank, FSB is proceeding as of the date of this Prospectus/Joint Proxy Statement. No record, however, has been established that would indicate what, if any, damages the plaintiffs in the Winstar Cases are entitled to recover.

     After the United States Supreme Court ruling in the Winstar Cases on July 1, 1996, the Goodwill Cases have been proceeding pursuant to an Omnibus Case Management Order ("OCMO"). The OCMO alters the procedure and timetable for the Goodwill Cases and, in general, will prolong the litigation. Under the OCMO, it is contemplated that plaintiffs in the Goodwill Cases, including AFB, will file motions for summary judgment on the issue of contract liability. The United States is not required to file an answer to AFB's complaint or to raise any affirmative defenses until it responds to the motion for summary judgment. The issue of liability under each contract claim in the Goodwill Cases will then be determined by a judge in the Court of Federal Claims. If a motion for summary judgment is successful, the plaintiff may proceed to trial before the judge on the damages issue. If the issue of liability cannot be determined on a motion for summary judgment, the plaintiff will present the issue at a full evidentiary trial before the judge, at which time the measure of damages, if any, will also be determined. The United States may also file a motion for summary judgment, requesting that the court determine that there is no liability, thus eliminating the need for a trial on damages.

     In connection with considering the merits of the Merger, the management and Board of Directors of AFB undertook an analysis of the Goodwill Litigation for purposes of attempting to quantify, taking into account a variety of factors, the possible range of damage that could reasonably be anticipated to be awarded to AFB based on the merits of AFB's claim in the Goodwill Litigation and the status of the Goodwill Cases during February 1997. In its consideration, the AFB Board considered, among other factors: (i) findings of the Court of Appeals and the United States Supreme Court in the Winstar Cases; (ii) the procedural posture of the Goodwill Cases; (iii) the merits of the Goodwill Litigation as to the issue of contract liability of the government as reviewed by its counsel, Alston & Bird LLP, relative to the decisions in the Winstar Cases; (iv) the possible range of damages that could be awarded to AFB; and (v) the timing of any award of damages.

     As part of attempting to quantify the appropriate measure of damages, assuming the United States government is found liable in the Goodwill Litigation, Alston & Bird LLP, AFB's legal counsel, retained Feldman Financial Advisors, Inc. ("FFA"), a financial advisory consulting firm which is serving as an expert witness in the damages trial in one of the Winstar Cases, to prepare a preliminary estimate of the range of damages that, based on current theories being proposed by the plaintiffs in the Winstar Cases, could result if AFB prevails on the issue of the contract liability of the government. In its analysis, FFA considered three theories for measuring damages: (i) lost profits or expectancy damages; (ii) restitution damages; and (iii) reliance damages, as briefly summarized below. The calculations performed, the underlying factors incorporated and the results presented by FFA were specific to the facts and circumstances of the Goodwill Litigation and subject to the limited scope of FFA's analysis.

     Under the lost profits or expectancy damages theory, FFA attempted to determine the profits that AFB could reasonably have been expected to have earned if the goodwill had not been disallowed as a component of regulatory capital. This level of expected profits was then compared to the actual and estimated profits generated by AFB, operating with the stipulated exclusion of goodwill under FIRREA, in order to calculate the amount of profits forever lost.

     Under the restitution theory of damages, each party is required to return to the other party the benefits received under the bargained for contract or agreement. In the case of AFB, the benefits that accrued to the United States government were chiefly AFB's absorption of four insolvent thrifts (as measured on a fair market value basis) and the estimated liquidation costs associated with these thrifts. The restitution damages would equal the total benefits received by the government, net of any benefits realized by AFB.

     Finally, under the reliance method of damages calculation, an analysis is made to determine the cost to the injured party of relying on the breached contract. In the case of AFB, AFB's initial cost or investment in the four acquired thrifts can be regarded as the goodwill it recorded. Additional costs and benefits incurred by AFB in relying on the contract would be determined, including the measurable impact of any indirect consequences attributable to the breach.

     Under these three theories of damages, FFA estimated that the range of damages, depending upon which theory of damage was utilized, was from approximately $50 million to approximately $100 million, even though AFB has not asserted definitive damage amounts or specific recovery theories in its court filings. While noting that the actual outcome of the

Goodwill Litigation is indeterminate and subject to substantial risk and uncertainties, FFA applied various discount factors to the range of damages to reflect probability factors of success in the Goodwill Litigation (reflecting blended probabilities of success both on the contract liability claim and the various damage theories being determined as the appropriate measure of damages) ranging from 40% to 70%. These results were then discounted to present value at a 14% discount rate and over time periods ranging from two to five years, which represent assumed time periods necessary to prosecute the litigation and receive final award or settlement proceeds. The present value amounts resulting from this analysis were then expressed on a per share basis of AFB Stock, assuming
11.18 million fully diluted shares of AFB Stock outstanding.

     Based on this analysis, FFA estimated a range of values of the Goodwill Litigation on a per share basis of AFB Stock from $0.93 to $4.82. This range of values, as reflected on a per share basis of AFB Stock, was further reduced by approximately a 23% factor to reflect that AFB shareholders would own approximately 23.8%, on a pro forma basis, of the outstanding shares of CCBF Stock immediately upon consummation of the Merger. Assuming that AFB's goodwill damages claim accrued to the benefit of the combined company after the Merger is completed, the former shareholders of AFB (through their continuing ownership interest in CCBF) could participate in the successful realization of a subsequent damages award in the Goodwill Litigation. Thus, it was believed that in considering the foregone value of a potential award, the proportionate benefit that remains available to the AFB shareholders as CCBF shareholders should be excluded. In applying this analysis, the value of the Goodwill Litigation on a per share value of AFB Stock ranged from $0.72 to $3.71.

     Based on its analysis of the Goodwill Litigation and the presentations made by Alston & Bird LLP and FFA relating to the merits of the Goodwill Litigation and the reasonably anticipated damage awards resulting therefrom, the Board of Directors of AFB determined that a reasonable value to place on the Goodwill Litigation, based on the current status of the Goodwill Cases at the time of its determination, was approximately $2.00 per share of AFB Stock (or approximately $1.53 per share of AFB Stock of foregone value resulting from consummation of the Merger). With this determination, the AFB Board advised Wheat and Keefe to take into account the valuation of the Goodwill Litigation made by the Board of $2.00 per share of AFB Stock (the "Per Share Net Present Value") in determining whether the Exchange Ratio was fair, from a financial point of view, to the shareholders of AFB.

     IN ANALYZING THE POTENTIAL VALUE OF THE GOODWILL LITIGATION, AFB'S BOARD WAS ADVISED AND WAS FULLY AWARE THAT THE ACTUAL OUTCOME OF THE GOODWILL LITIGATION IS INDETERMINATE AND SUBJECT TO SUBSTANTIAL RISKS AND UNCERTAINTIES EVEN AFTER THE RULINGS IN THE WINSTAR CASES, DUE TO POTENTIAL FACTUAL DISTINCTIONS BETWEEN THE WINSTAR CASES AND AFB'S CASE ON THE ISSUE OF LIABILITY, LACK OF ANY AUTHORITY ON THE APPROPRIATE METHOD OF CALCULATING DAMAGES, THE EXTENDED TIME PERIOD FOR ANY FINAL JUDGMENT, AND THE UNCERTAINTIES INHERENT IN THE JUDICIAL PROCESS, AND MAY NOT RESULT IN ANY AWARD OR SETTLEMENT, OR POSSIBLY COULD RESULT IN A HIGHER AWARD OR RESULT THAN THAT CONTEMPLATED BY THE VARIOUS RANGES OF POTENTIAL DAMAGES. ACCORDINGLY, NO ASSURANCES CAN BE GIVEN THAT THE VALUE ATTRIBUTED BY AFB'S BOARD OF DIRECTORS TO THE GOODWILL LITIGATION OR THE METHODOLOGY UTILIZED BY THE BOARD OR FFA WILL PROVE TO BE AN ACCURATE ASSESSMENT OF THE VALUE OF THE GOODWILL LITIGATION.

     IN ADDITION, AT THE TIME AFB'S BOARD CONSIDERED AND VOTED UPON THE MERGER AGREEMENT, THE MERGER AGREEMENT PROVIDED THAT AS SOON AS REASONABLY PRACTICABLE FOLLOWING THE EFFECTIVE TIME, CCBF WOULD TAKE ALL ACTION NECESSARY TO DISTRIBUTE, AND WOULD DISTRIBUTE, FOR EACH SHARE OF CCBF STOCK OUTSTANDING IMMEDIATELY FOLLOWING THE EFFECTIVE TIME, ONE SHARE OF A NEW SERIES OF CCBF PREFERRED STOCK REPRESENTING, AS CALCULATED IN ACCORDANCE WITH THE MERGER AGREEMENT, THE RIGHT TO RECEIVE A CASH PAYMENT IN RESPECT OF A FINAL, NONAPPEALABLE JUDGMENT IN, OR FINAL SETTLEMENT OF, THE GOODWILL LITIGATION. THIS AGREEMENT ON THE PART OF CCBF WAS CONDITIONED UPON SATISFACTION OF VARIOUS CONDITIONS, INCLUDING THE CONDITION THAT THE DISTRIBUTION OF SUCH CCBF PREFERRED STOCK WOULD NOT PREVENT THE MERGER FROM QUALIFYING FOR POOLING-OF-INTERESTS ACCOUNTING TREATMENT. THE STAFF OF THE COMMISSION WAS CONSULTED ON THIS ISSUE AND BASED ON SUCH CONSULTATION, CCBF AND AFB CONCLUDED THAT THE ISSUANCE OF SUCH PREFERRED STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT WOULD PRECLUDE POOLING-OF-INTERESTS ACCOUNTING TREATMENT OF THE MERGER. ACCORDINGLY, THE PROVISIONS OF THE MERGER AGREEMENT REQUIRING THE ISSUANCE OF SUCH PREFERRED STOCK IS WITHOUT, AND WILL NOT BE GIVEN, EFFECT. WHILE AFB'S BOARD OF DIRECTORS BELIEVED THIS PROVISION OF THE MERGER AGREEMENT WAS IN THE BEST INTEREST OF THE SHAREHOLDERS OF AFB, THE ELIMINATION OF THE PROVISION RELATING TO THE ISSUANCE OF THE CCBF PREFERRED STOCK DOES NOT CHANGE THE AFB BOARD'S VIEW THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, THE SHAREHOLDERS OF AFB. THE BOARD'S VIEW IS BASED IN PART ON ITS BELIEF THAT (I) THE ACTUAL OUTCOME OF THE GOODWILL LITIGATION IS INDETERMINATE AND SUBJECT TO SUBSTANTIAL RISKS AND UNCERTAINTIES AND (II) EVEN IF THE ENTIRE PER SHARE NET PRESENT VALUE OF THE GOODWILL LITIGATION IS VIEWED AS FOREGONE AS A RESULT OF CONSUMMATING THE MERGER, THE MERGER REMAINS FAIR TO THE SHAREHOLDERS OF AFB. IN ADDITION, THE BOARD RECOGNIZED THAT IMMEDIATELY UPON CONSUMMATION OF THE MERGER, AFB SHAREHOLDERS WOULD CONTINUE TO OWN, ON A PRO FORMA BASIS, APPROXIMATELY 24% OF THE OUTSTANDING SHARES OF CCBF STOCK AND, ACCORDINGLY, APPROXIMATELY 24% OF ANY RESULTING AWARD WOULD INURE TO THE BENEFIT OF THE FORMER SHAREHOLDERS OF AFB,

TO THE EXTENT THAT THEY RETAIN THE SHARES OF CCBF STOCK RECEIVED IN THE MERGER IN EXCHANGE FOR THEIR SHARES OF AFB STOCK. WHILE CCBF WILL LIKELY ISSUE ADDITIONAL SHARES OF CCBF STOCK IN THE FUTURE IN EFFECTING VARIOUS CORPORATE OPPORTUNITIES, THEREBY DILUTING THE OWNERSHIP INTEREST OF THE FORMER SHAREHOLDERS OF AFB IN CCBF, THE POSITION OF THE AFB SHAREHOLDERS WITH RESPECT TO ANY AWARD IN THE GOODWILL LITIGATION WOULD NOT, IN MOST RESPECTS (OTHER THAN WITH RESPECT TO THEIR PROPORTIONATE INTEREST IN SUCH AWARD), BE ANY DIFFERENT UPON CONSUMMATION OF THE MERGER FROM THEIR CURRENT POSITION, IN THAT THEIR INTEREST IN AN AWARD IN THE GOODWILL LITIGATION CURRENTLY IS, AND WOULD BE UPON CONSUMMATION OF THE MERGER, AN INDIRECT INTEREST AS A SHAREHOLDER, AND NOT AS A HOLDER OF A CERTIFICATE ACTUALLY REPRESENTING THE RIGHT TO RECEIVE A PORTION OF THE NET PROCEEDS OF AN AWARD AND, AFB, LIKE CCBF, COULD DILUTE THEIR INTEREST IN SUCH AN AWARD BY ISSUING ADDITIONAL SHARES OF AFB STOCK TO EFFECT OTHER CORPORATE OPPORTUNITIES.

AFB FAIRNESS OPINIONS

     OPINION OF WHEAT. AFB retained Wheat to act as its financial advisor in connection with the Merger and to render an oral opinion to the AFB Board of Directors as to the fairness, from a financial point of view, to the holders of AFB Stock of the Exchange Ratio, and to confirm that oral opinion in writing as of the date of this Prospectus/Joint Proxy Statement. Wheat is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The AFB Board of Directors selected Wheat to serve as its financial advisor in connection with the Merger on the basis of such firm's expertise. Wheat regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry, including AFB and CCBF. In the ordinary course of its business, Wheat and its affiliates may actively trade in the equity securities of AFB and CCBF for their accounts and the accounts of their customers, and therefore may from time to time hold long or short positions in such securities.

     Representatives of Wheat attended the meeting of the AFB Board of Directors on February 17, 1997 at which the Merger Agreement was considered and adopted. At the meeting, Wheat issued an oral opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of AFB Stock. Wheat's written AFB Fairness Opinion, dated as of the date of this Prospectus/Joint Proxy Statement, has been delivered to the AFB Board of Directors to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of AFB Stock (other than CCBF and its affiliates).

     The full text of Wheat's AFB Fairness Opinion which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Appendix B to this Prospectus/Joint Proxy Statement, is incorporated herein by reference, and should be read in its entirety in connection with this Prospectus/Joint Proxy Statement. The summary of Wheat's AFB Fairness Opinion set forth in this Prospectus/Joint Proxy Statement is qualified in its entirety by reference to Appendix B. Wheat's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of AFB Stock and does not constitute a recommendation to any shareholder of AFB as to how such shareholder should vote on the Merger.

     In arriving at its opinion, Wheat reviewed certain publicly available business and financial information relating to AFB and CCBF and certain other information provided to it, including, among other things, the following: (i) AFB's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995; (ii) AFB's Quarterly Reports on Form 10-Q and related financial information for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and certain financial data provided by AFB's management for the period ended December 31, 1996; (iii) CCBF's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995; (iv) CCBF's Quarterly Reports on Form 10-Q and related financial information for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and certain financial data provided by CCBF's management for the period ended December 31, 1996; (v) CCBF's Prospectus/Proxy Statements dated October 4, 1996 and November 27, 1996; (vi) certain publicly available information with respect to historical market prices and trading activities for AFB Stock and CCBF Stock and for certain publicly traded financial institutions which Wheat deemed relevant; (vii) certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat deemed relevant; (viii) the Merger Agreement; (ix) certain estimates of the cost savings and revenue enhancements projected by AFB and CCBF for the combined company; (x) other financial information concerning the businesses and operations of AFB and CCBF, including certain audited financial information and certain internal financial analyses and forecasts for AFB and CCBF prepared by their respective managements; and (xi) such financial studies, analyses, inquiries and other matters as Wheat deemed necessary. In addition, Wheat met with members of the senior managements of AFB and CCBF to discuss the business and prospects of each company.

     In connection with its review, Wheat relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including representations and warranties of AFB and CCBF included in the Merger Agreement, and Wheat has not assumed any responsibility for independent verification of such information. Wheat relied upon the managements of AFB and CCBF as to the reasonableness and achievability of the financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Wheat, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for AFB and

CCBF are adequate to cover such losses. Wheat did not review any individual credit files of AFB or CCBF, nor did it make an independent evaluation or appraisal of the assets or liabilities of AFB or CCBF.

     Additionally, Wheat considered certain financial and stock market data of AFB and CCBF and compared that data with similar data for certain publicly-held financial institutions, and reviewed the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below. Wheat also evaluated such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

     In connection with rendering its opinion, Wheat performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Accordingly, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Exchange Ratio to holders of AFB Stock was to some extent a subjective one based on the experience and judgment of Wheat and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat's view of the actual value of AFB or CCBF.

     In performing its analyses, Wheat made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of AFB or CCBF. The analyses performed by Wheat are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to CCBF.

     In arriving at its opinion, Wheat was advised by the Board of Directors of AFB to take into account the Per Share Net Present Value of the Goodwill Litigation, as determined by the Board and described under " -- Goodwill Litigation." Wheat is not an expert in making legal determination and, accordingly, has made no determinations or drawn any conclusions, legal or otherwise, as to the merits or possible outcomes of the Goodwill Litigation. It has relied solely on the Per Share Net Present Value attributable to the Goodwill Litigation as determined by AFB's Board of Directors. Wheat did not review (i) the merits (and probability of success) of AFB's position with respect to the liability of the United States government in the Goodwill Litigation, (ii) the theories that may be applied in awarding damages to AFB in the event AFB prevails in its position with respect to the liability of the United States government in the Goodwill Litigation, (iii) the assumptions underlying the analysis prepared by FFA in applying to AFB the various damage theories being proposed by the plaintiffs in the Goodwill Cases, or (iv) the reasonableness of the time frame selected by AFB's Board as the most likely time frame for an award of damages to be made to AFB in the event AFB prevails in its position with respect to the liability of the United States government in the Goodwill Litigation. In evaluating the fairness of the Exchange Ratio, Wheat did, however, take into account the Per Share Net Present Value of the Goodwill Cases, as determined by the Board of Directors of AFB. For information with respect to the methodology utilized by AFB's Board in valuing the Goodwill Litigation and arriving at the Per Share Net Present Value attributable to the Goodwill Litigation, see " -- Goodwill Litigation."

     Wheat's opinion is just one of the many factors taken into consideration by the AFB Board of Directors in determining to adopt the Merger Agreement. Wheat's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for AFB, nor does it address the effect of any other business combination in which AFB might engage.

     The following is a summary of the analyses performed by Wheat in connection with its AFB Fairness Opinion:

     COMPARISON OF SELECTED COMPANIES. Wheat compared the financial performance and market trading information of CCBF to that of the following group of southeastern regional bank holding companies (the "Wheat Bank Group"): Centura Banks Inc.; Central Fidelity Banks Inc.; Compass Bancshares Inc.; Deposit Guaranty Corporation; First American Corporation; First Commerce Corporation; FirstMerit Corporation; Jefferson Bankshares Inc.; Mercantile Bankshares Corporation; National Commerce Bancorporation; One Valley Bancorp Inc.; Provident Bancorp Inc.; Signet Banking Corporation; and, Trustmark Corporation.

     Based on financial data as of and for the three-month period ended December 31, 1996, or September 30, 1996, CCBF had: (i) equity to assets of 8.88% compared to an average of 8.74%, a minimum of 6.80%, and a maximum of 12.59% for the

Wheat Bank Group; (ii) nonperforming assets to total assets of 0.24% compared to an average of 0.29%, a minimum of 0.00%, and a maximum of 0.48% for the Wheat Bank Group; (iii) reserves for loan losses to nonperforming assets of 386.33% compared to an average of 351.18%, a minimum of 203.60%, and a maximum of 566.34% for the Wheat Bank Group; (iv) returns on average assets before extraordinary items of 1.45% compared to an average of 1.35%, a minimum of 1.11%, and a maximum of 1.82% for the Wheat Bank Group; and (v) returns on average equity before extraordinary items of 16.32% compared to an average of 15.50%, a minimum of 12.20%, and a maximum of 18.86% for the Wheat Bank Group.

     Based on the market values as of February 14, 1997 and financial data as of December 31, 1996, CCBF had: (i) a stock price to book value multiple of 216.15% compared to an average of 227.18%, a minimum of 176.55%, and a maximum of 334.63% for the Wheat Bank Group; (ii) a stock price to "First Call" (as hereinafter defined) 1997 estimated earnings per share before extraordinary items multiple of 12.83x compared to an average of 13.83x, a minimum of 12.32x, and a maximum of 16.35x for the Wheat Bank Group; (iii) a stock price to First Call 1998 estimated earnings per share multiple of 11.81x compared to an average of 12.55x, a minimum of 11.32x, and a maximum of 14.48x for the Wheat Bank Group; and (iv) an indicated dividend yield of 2.47% compared to an average of 2.50%, a minimum of 1.52%, and a maximum of 3.54% for the Wheat Bank Group. First Call is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

     ANALYSIS OF SELECTED TRANSACTIONS. Wheat performed an analysis of premiums paid in eight selected recently completed southeastern mid-tier thrift acquisitions announced between May 30, 1995 and February 17, 1997 (the "Wheat Selected Transactions"). Multiples of book value, premium to prior week price, trailing twelve months earnings and estimated current year earnings paid in the Wheat Selected Transactions were compared to the multiples and premiums implied by the consideration offered by CCBF in the Merger. The Wheat Selected Transactions are composed of the following transactions (identified by acquiror/acquiree): First Union Corporation/Home Financial Corporation; NationsBank Corporation/Chase Federal Bank; Union Planters Corporation/Leader Financial Corporation; First Maryland Bancorp; First Washington Bancorp, Inc.; SouthTrust Corporation/Bankers First Corporation; United Bankshares, Inc./Eagle Bancorp Inc.; NationsBank Corporation/CSF Holdings, Inc.; and, First Union Corporation/RS Financial Corp.

     Based on the market value of CCBF Stock on February 14, 1997, and financial data as of December 31, 1996, the analysis yielded ratios of the implied consideration to be paid by CCBF to AFB: (i) to book value of 287.40% compared to an average of 165.16%, a minimum of 100.59%, and a maximum of 198.30% for the Wheat Selected Transactions; (ii) to latest quarter earnings per share ("EPS") annualized of 18.01x compared to an average of 14.70x, a minimum of 10.88x, and a maximum of 20.13x for the Wheat Selected Transactions; (iii) to trailing twelve months earnings per share multiple of 18.91x compared to an average of 14.62x, a minimum of 11.30x, and a maximum of 19.93x for the Wheat Selected Transactions; and (iv) to First Call current year estimated earnings per share multiple of 17.19x compared to an average of 14.60x, a minimum of 11.72x, and a maximum of 19.63x for the Wheat Selected Transactions.

     CONTRIBUTION ANALYSIS. Wheat analyzed the relative contribution made by each of AFB and CCBF to certain balance sheet and income statement items, including assets, deposits, shareholders' equity and estimated earnings. Wheat then compared the relative contribution of such balance sheet and income statement items with the fully diluted ownership percentage of the combined company of approximately 24% for AFB shareholders based on the Exchange Ratio of
0.445. The contribution analysis showed that under the CCBF proposal, AFB would contribute approximately 19.22% of the combined assets, 18.92% of the combined shareholder's equity (before Merger-related expenses) and 18.76% of the First Call current year estimated earnings of the two companies (before cost savings).

     DISCOUNTED DIVIDENDS ANALYSIS. Using discounted dividends analysis, Wheat estimated the present value of the future stream of dividends that AFB could produce over the next five years, under various circumstances, assuming AFB performed in accordance with the earnings forecasts of management and an assumed level of expense savings were achieved. Wheat then estimated the terminal values for AFB Stock at the end of the period by applying EPS multiples ranging from 11x to 13x earnings projected in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 13% to 15%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of AFB Stock. This discounted dividend analysis indicated reference ranges of between $24.59 and $29.99 per share for AFB Stock. These values compare to the implied consideration to be offered by CCBF to AFB in the Merger of $30.26 based on the market value of CCBF Stock on February 14, 1997.

     No company or transaction used as a comparison in the above analyses is identical to AFB, CCBF or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

     Wheat's AFB Fairness Opinion is based solely upon the information available to Wheat and the economic, market and other circumstances as they existed as of the date of such opinion. Events occurring after that date could materially affect the assumptions and conclusions contained in such opinion. Wheat did not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date thereof.

     As compensation for Wheat's services, AFB agreed to pay Wheat a financial advisory fee of $300,000, of which $50,000 was paid upon the execution of the Merger Agreement and $250,000 was paid upon Wheat's delivery of its oral opinion to AFB's Board of Directors. AFB will also pay to Wheat on the Closing Date an amount equal to 0.79% of the aggregate consideration received by AFB's shareholders in the Merger (less the $650,000 in total fees paid to Keefe and otherwise paid to Wheat). AFB has agreed also to reimburse Wheat for up to $30,000 of its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Merger is consummated. AFB has further agreed to indemnify Wheat against certain liabilities, including certain liabilities under federal securities laws. AFB's obligation to pay the above fees is not contingent upon Wheat rendering a favorable fairness opinion with respect to the Merger.

     OPINION OF KEEFE. AFB retained Keefe to render an opinion with respect to the fairness from a financial point of view of the Exchange Ratio to the shareholders of AFB. In conjunction with Wheat, AFB's other financial advisor, Keefe was selected to provide such opinion to AFB based upon its qualifications, expertise and reputation. Keefe specializes in the securities of banking enterprises and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In the ordinary course of its business as a broker-dealer, Keefe may, from time to time, purchase securities from, and sell securities to, AFB and CCBF, and in its activities as a market maker in securities, Keefe may from time to time have a long or short position in, and buy or sell, equity securities of AFB and CCBF for its own account and for the accounts of its customers. To the extent that Keefe has any such position as of the date of the AFB Fairness Opinion of Keefe, a copy of which is attached as Appendix C to this Prospectus/Joint Proxy Statement, it has been disclosed to AFB. (See "AMERICAN FEDERAL BANK -- Beneficial Ownership of AFB Stock.")

     On February 17, 1997, at the meeting at which the AFB Board adopted the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, Keefe rendered its oral opinion to the AFB Board that, as of such date, the Exchange Ratio was fair to the shareholders of AFB from a financial point of view. That oral opinion was confirmed in the written AFB Fairness Opinion of Keefe dated as of the date of this Prospectus/Joint Proxy Statement. No limitations were imposed by the AFB Board upon Keefe with respect to the investigations made or procedures followed by Keefe in rendering its opinion.

     Keefe's AFB Fairness Opinion is directed to the AFB Board and addresses only the Exchange Ratio. It does not address AFB's underlying business decision to proceed with the Merger and does not constitute, nor should it be construed as, a recommendation to any AFB shareholder as to how such shareholder should vote at the AFB Special Meeting on the Merger or any other matter considered in connection therewith.

     In arriving at its opinion, Keefe was advised by Board of Directors of AFB to take into account the Per Share Net Present Value of the Goodwill Litigation, as determined by the Board and described under " -- Goodwill Litigation." Keefe is not an expert in making legal determinations. Accordingly, it has made no determinations or drawn any conclusions, legal or otherwise, as to the merits or possible outcomes of the Goodwill Litigation, and relied solely on the Per Share Net Present Value attributable to the Goodwill Litigation as determined by AFB's Board. Keefe did not review (i) the merits (and probability of success) of AFB's position with respect to the liability of the United States government in the Goodwill Litigation, (ii) the theories that may be applied in awarding damages to AFB in the event AFB prevails in its position with respect to the liability of the United States government in the Goodwill Litigation, (iii) the assumptions underlying the analysis prepared by FFA in applying to AFB the various damage theories being proposed by the plaintiffs in the Goodwill Cases, or (iv) the reasonableness of the time frame selected by AFB's Board as the most likely time frame for an award of damages to be made to AFB in the event AFB prevails in its position with respect to the liability of the United States government in the Goodwill Litigation. In evaluating the fairness of the Exchange Ratio, Keefe did, however, take into account the Per Share Net Present Value of the Goodwill Cases, as determined by AFB's Board. For information with respect to the methodology utilized by AFB's Board in valuing the Goodwill Litigation and arriving at the Per Share Net Present Value attributable to the Goodwill Litigation, see " -- Goodwill Litigation."

     In rendering its opinion, Keefe reviewed, analyzed and relied upon the following material relating to the financial and operating condition of AFB and
CCBF: (i) the Merger Agreement; (ii) AFB's and CCBF's Annual Reports to Shareholders for the three years ended December 31, 1995; (iii) certain interim reports to shareholders of AFB and CCBF, certain Quarterly Reports on Form 10-Q of AFB and CCBF and certain other communications from AFB and CCBF to their respective shareholders; (iv) other financial information concerning the businesses and operations of AFB and CCBF furnished to Keefe by AFB and CCBF for the purpose of Keefe's analysis, including certain internal financial analyses and forecasts for AFB and CCBF prepared by their managements; (v) certain publicly available information concerning the trading of, and the trading market for, shares of AFB Stock and CCBF Stock; and (vi) certain publicly available information with respect to banking and thrift companies and the nature and terms of certain other transactions that Keefe considered relevant to its inquiry. Additionally, in connection with its AFB Fairness Opinion, Keefe reviewed a draft of this Prospectus/Joint Proxy Statement in substantially the form hereof. Keefe also held discussions with the management of AFB concerning AFB's past and current operations, financial condition and prospects, as well as the results of regulatory examinations. Keefe also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of banks, bank holding companies and thrift institutions generally. Keefe's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Keefe through the date thereof.

     In preparing its opinion, Keefe has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by AFB and CCBF, and has not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of AFB or CCBF or any of their subsidiaries nor has it been furnished any such evaluation or appraisal. Keefe has also assumed and relied upon the managements of CCBF and AFB as to the reasonableness and achievability of their financial forecasts (and the assumptions and bases therefor) provided to Keefe. In that regard, with AFB's consent, Keefe assumed that such forecasts, including, without limitation, financial forecasts, projected cost savings and operating synergies resulting from the Merger and projections regarding under performing and nonperforming assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. Keefe's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Keefe is not an expert in the evaluation of allowances for loan losses and has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses of AFB and CCBF nor has Keefe reviewed any individual credit files, and it has assumed that the aggregate allowances for loan losses are adequate to cover such losses. Keefe was informed by AFB, and assumed for purposes of its opinion, that the Merger would be accounted for as a pooling-of-interests under generally accepted accounting principles.

     The full text of the AFB Fairness Opinion of Keefe, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review of the undertaken is attached to this Prospectus/Joint Proxy Statement as Appendix C and is incorporated herein by reference. Shareholders are urged to read such AFB Fairness Opinion in its entirety. The following is a summary of the certain considerations of Keefe in connection with providing its oral opinion of February 17, 1997, and does not purport to be a complete description of all analyses employed by Keefe.

     SUMMARY OF PROPOSAL. Keefe reviewed the terms of the Merger, including the Exchange Ratio and the aggregate transaction value. Keefe reviewed the implied value of the consideration offered based upon the closing share price of CCBF Stock on February 14, 1997 which showed that the implied value of the CCBF proposal was approximately $30.25 per share of AFB Stock, representing a 41% premium to the February 14, 1997 stock market price of $21.50 per share of AFB Stock, or a total transaction value of approximately $338 million. Based on the aggregate consideration offered using the February 14, 1997 price for CCBF Stock, Keefe calculated the price to book and price to earnings multiples and the implied deposit premium paid (defined as the aggregate transaction value minus tangible book value divided by total deposits) in the contemplated transaction. This analysis yielded a price to book multiple of 2.93x, a price to earnings multiple of 20.9 times (based on trailing twelve month earnings), a price to earnings multiple of 17.1 times (based on projected earnings for the 12 months ended December 1997), and an implied deposit premium of 23.5%.

     PRO FORMA MERGER ANALYSIS. Keefe analyzed, based on discussions with senior management of AFB, certain pro forma effects resulting from the Merger as if consummated on December 31, 1997. This analysis indicated that the transaction (excluding the effect of any restructuring charges) would be modestly dilutive to projected earnings per share of CCBF Stock in 1998 assuming CCBF achieves 20% cost reductions of AFB's operating expense base, would be neutral to projected earnings per share if 24% cost savings are achieved, and would be accretive to projected earnings per share if more than 24% cost savings are achieved. The analysis also showed that the Merger was dilutive to the book value and tangible book value per share of CCBF Stock. In this analysis, Keefe assumed CCBF and AFB performed in accordance with the Keefe's Equity Research, 1997 and 1998 earning estimates, which were similar to First Call consensus figures.

     SELECTED PEER GROUP ANALYSIS. Keefe compared the financial performance and market performance of AFB to a group of southeastern regional banks having between $2.2 billion and $10.5 billion in assets (the "Keefe Bank Group ") and to a group of southeastern thrifts having between $1.1 billion and $2.8 billion in assets (the "Keefe Thrift Group "). These comparisons were based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of these comparable companies. For purposes of such analysis, the financial information used by Keefe for AFB and the comparable companies was as of and for the quarter ended December 31, 1996 and the market price information was as of February 14, 1997. The Keefe Bank Group consisted of the following: Central Fidelity Banks, Inc.; First American Corp.; First Virginia Banks, Inc.; First Citizens Bankshares, Inc.; Centura Banks, Inc.; One Valley Bancorp, Inc.; United Bankshares, Inc.; F&M National Corporation; and, Jefferson Bankshares, Inc. The Keefe Thrift Group included Great Financial Corporation, First Financial Holdings, Inc., Maryland Federal Bancorp and Harbor Federal Savings Bank.

     Keefe's analysis showed the following concerning the financial performance of AFB: (i) AFB's return on equity on an annualized basis was 16.10% compared to an average of 14.00% for Keefe's Bank Group and 8.74% for the Keefe Thrift Group; (ii) AFB's return on assets on an annualized basis was 1.43% compared to an average of 1.30% and .75% for the Keefe Bank Group and the Keefe Thrift Group, respectively; (iii) the net interest margin of AFB on an annualized basis was 4.21% compared with an average of 4.54% for the Keefe Bank Group and 3.13% for the Keefe Thrift Group; (iv) efficiency ratio on an annualized basis was 55.08% compared to an average of 58.92% and 60.59% for the Keefe Bank Group and the Keefe Thrift Group, respectively; (v) AFB's equity to assets ratio was 8.77% compared to an average of 9.11% and 8.04% for the Keefe Bank Group and the Keefe Thrift Group, respectively; (vi) the tangible equity to assets ratio of AFB was 8.15% compared to Keefe Bank Group average of 8.30% and the Keefe Thrift Group average of 7.77%; (vii) AFB's ratio of nonperforming assets to total loans and other real estate assets was .75% compared to the Keefe Bank Group and Keefe Thrift Group averages of .57% and .79%, respectively; and, (viii) AFB's ratio of loan loss reserves to nonperforming loans of AFB was 201% compared to averages of 402% and 223%, respectively, for the Keefe Bank Group and the Keefe Thrift Group.

     With regard to the market performance of AFB Stock, Keefe's analysis further showed, among other things, that AFB's price to earnings multiple based on Keefe's Equity Research 1997 estimated earnings was 12.15 times compared to an average of 13.38 times for the Keefe Bank Group and 14.70 times for the thrift peer group; that the price to book value multiple was 2.08, times compared to averages of 2.01 times and 1.73 times, respectively, for the Keefe Bank Group and Keefe Thrift Group, respectively; AFB's price to tangible book value was 2.24 times compared to averages of 2.22 times and 1.73 times, respectively, for the Keefe Bank Group and the Keefe Thrift Group; and the dividend yield of AFB Stock was 2.23% compared to the Keefe Bank Group's and the Keefe Thrift Group's respective averages of 2.68% and 1.73%.

     ANALYSIS OF SELECTED MERGER TRANSACTIONS. Keefe reviewed certain financial data related to a set of recent comparable bank and thrift acquisitions. The set was comprised of southeast bank and thrift acquisitions announced since January 1, 1995 with an average deal value greater than $100 million and included the following transactions (identified by acquirer/acquiree): First Union Corp./Coral Gables Fedcorp; First Union Corp./United Financial Corp. of South Carolina; First Union Corp./Columbia First FSB; First Union Corp./RS Financial Corp.; NationsBank Corp./Intercontinental Bank; NationsBank Corp./CSF Holdings; Huntington Bancshares/Peoples Bank of Lakeland; NationsBank Corp./Bank South Corp.; Regions Financial/First National Bancorp; South Trust Corp./Bankers First Corp.; First Union Corp./Society First FSB; Union Planters Corp./Leader Financial Corp.; NationsBank Corp./TAC Bancshares; Regions Financial/Allied Bankshares, First Union Corp./Home Financial Corp.; First Virginia Banks/Premier Bankshares; Huntington Bancshares/Citi-Bancshares; Southern National Corp./United Carolina Bancshares; and, First Commercial Corp./Southwest Bancshares (the "Keefe Selected Transactions").

     Keefe calculated an average and median for the multiple of the acquirees' earnings (trailing 12 months) in Keefe Selected Transactions of 17.4 times and
17.0 times compared to a multiple of 20.86 times associated with the CCBF proposal; an average and median premium to the acquirees' stated book value of 192% and 194% compared to a multiple of 293% associated with the CCBF proposal; an average and median premium to the acquirees' tangible book value of 205% and 194% compared to a multiple of 315% associated with the CCBF proposal; and, an average and median premium to the acquirees' core deposits (net of tangible equity) of 14.1% and 16.1% compared to a 22.56% associated with the CCBF proposal.

     No company or transaction used as a comparison in the above analyses is identical to AFB, CCBF or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     CONTRIBUTION ANALYSIS. Keefe analyzed the relative contribution that AFB would make to the pro forma combined company with respect to certain balance sheet and income statement items. The contribution analysis showed that in a merger with CCBF, AFB would contribute approximately 20% of the combined assets, 20% of the combined shareholders' equity and 20% of the estimated earnings of the two companies (before cost savings). KBW compared these figures to the fact that AFB shareholders would own approximately 24% of the pro forma shares of CCBF Stock outstanding following the consummation of the Merger.

     The summary contained herein provides a description of the material analyses prepared by Keefe in connection with the rendering of its opinion, but does not purport to be a complete description of all analyses performed by Keefe in connection therewith. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Keefe believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Keefe's opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Keefe's view of the actual value of AFB and CCBF. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

     In performing its analyses, Keefe made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of AFB and CCBF. The analyses performed by Keefe are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe's analysis of the fairness, from a financial point of view, of the Exchange Ratio and were provided to the AFB Board in connection with the delivery of Keefe's oral opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe's oral opinion, along with its presentation to the AFB Board, was just one of many factors taken into consideration by the AFB Board in unanimously approving the Merger Agreement.

     Finally, certain projections furnished to Keefe and used by it in certain of its analyses were prepared by the managements of CCBF and AFB. CCBF and AFB do not publicly disclose internal management projections of the type provided to Keefe in connection with its review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     In connection with its written AFB Fairness Opinion and for purposes of the inclusion of that opinion in this Prospectus/Joint Proxy Statement, Keefe performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith.

     Pursuant to an engagement letter, dated February 19, 1997, between AFB and Keefe, AFB agreed to pay Keefe a cash fee of $100,000 upon the issuance of Keefe's AFB Fairness Opinion and $250,000 upon the closing of the Merger.

CCBF FAIRNESS OPINION

     CCBF retained Merrill Lynch to act as its financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Merrill Lynch's prior investment banking relationship and general familiarity with CCBF. At the February 17, 1997 meeting of the CCBF Board, Merrill Lynch rendered an opinion to the CCBF Board that, as of such date, the proposed Exchange Ratio in the Merger was fair from a financial point of view to CCBF. Merrill Lynch subsequently delivered to the CCBF Board a written opinion, dated as of the date of this Prospectus/Joint Proxy Statement (the "CCBF Fairness Opinion"), confirming its opinion of February 17, 1997.

     The full text of the CCBF Fairness Opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of review undertaken, is attached as Appendix D to this Prospectus/Joint Proxy Statement and is incorporated herein by reference. CCBF's shareholders are urged to read the CCBF Fairness

Opinion in its entirety. This summary of the CCBF Fairness Opinion is qualified in its entirety by reference to the full text of such opinion.

     Merrill Lynch's opinions are directed to the CCBF Board and are not intended to be, do not constitute, nor should they be construed as, a recommendation to any shareholder of CCBF as to how such shareholder should vote at any meeting held in connection with the Merger.

     In arriving at its opinion dated as of the date of this Prospectus/Joint Proxy Statement, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to CCBF and AFB which it deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of CCBF and AFB, as well as the amount and timing of the cost savings and related expenses and revenue enhancements expected to result from the Merger (the "Expected Synergies") furnished to it by senior management of CCBF and AFB; (iii) conducted discussions with members of senior management of CCBF and AFB concerning their respective financial condition, businesses, earnings, cash flow, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects before and after giving effect to the Merger and the Expected Synergies; (iv) reviewed the market prices and valuation multiples for the CCBF Stock and the AFB Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of CCBF and AFB and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; (vi) reviewed the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (vii) reviewed the pro forma impact of the Merger;
(viii) reviewed the Merger Agreement and the Stock Option Agreement; and (ix) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing its opinion dated as of the date of this Prospectus/Joint Proxy Statement, with CCBF's consent, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume responsibility for independently verifying such information or undertake an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of CCBF and AFB or any of their subsidiaries, nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch is not expert in the evaluation of allowances for loan losses and, with CCBF's consent, did not make an independent evaluation of the adequacy of the allowance for loan losses of CCBF or AFB, nor did Merrill Lynch review any individual credit files relating to CCBF or AFB and, with CCBF's consent, Merrill Lynch assumed that the aggregate allowance for loan losses for both CCBF and AFB was adequate to cover such losses and would be adequate on a pro forma basis for the combined entity. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of CCBF or AFB. With CCBF's consent, Merrill Lynch also assumed and relied upon the managements of CCBF and AFB as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, Merrill Lynch. In that regard, Merrill Lynch assumed and relied, with CCBF's consent, that such forecasts, including, without limitation, financial forecasts, evaluations of contingencies, Expected Synergies and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflected the best currently available estimates, allocations and judgments of such respective managements as to the future financial performance of CCBF, AFB or the combined entity, as the case may be. Merrill Lynch expresses no opinion as to such financial forecast information or the Expected Synergies or the assumptions on which they were based. The CCBF Fairness Opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Merger Agreement. Each of Merrill Lynch's opinions was necessarily based on economic, market and other conditions as in effect on, and the information made available to Merrill Lynch as of, the date thereof. No limitations were imposed by CCBF on the scope of Merrill Lynch's investigation or on the procedures followed by Merrill Lynch in rendering its opinions.

     For purposes of rendering its opinions, Merrill Lynch assumed, in all respects material to its analysis, that the representations and warranties of each party to the Merger Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents had performed and would perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. Merrill Lynch also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, had been or would be imposed that have had or will have a material adverse effect on the contemplated benefits of the Merger.

     Certain internal management forecasts, projections and estimates were furnished to Merrill Lynch in connection with its analysis of the Merger. As a matter of policy, CCBF does not publicly disclose forecasts, projections and estimates of this type and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

     In connection with rendering its February 17, 1997 opinion to the CCBF Board, Merrill Lynch performed a variety of financial analyses. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard, although it describes all material analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex process involving various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill Lynch believes that its analyses must be considered in their entirety and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill Lynch's opinions. In addition, Merrill Lynch may have given various analyses more or less weight than the other analyses, it may have used them for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Merrill Lynch's view of the actual value of CCBF or AFB. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are beyond the control of Merrill Lynch, CCBF and AFB. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which any securities of CCBF or AFB may trade at the present time or at any time in the future. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Exchange Ratio to CCBF from a financial point of view and were provided to the CCBF Board in connection with the delivery of Merrill Lynch's opinions. With respect to the comparison of selected companies analysis summarized below, no public company utilized as a comparison is identical to CCBF or AFB, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies concerned.

     The following is a summary of the material analyses presented by Merrill Lynch to the CCBF Board in connection with its February 17, 1997 opinion, which, as indicated above, was confirmed as of the date hereof.

     (a) OFFER VALUATION. Merrill Lynch reviewed the terms of the proposed Merger, including the Exchange Ratio and the aggregate transaction value. Merrill Lynch reviewed the implied value of the consideration offered based upon the average closing share price of CCBF Stock over the five-day period ended February 14, 1997 (the last trading day prior to the announcement of the Merger) (the "CCBF Five-Day Average"), which indicated that the implied value of the consideration offered in the CCBF proposal was approximately $28.86 per share of AFB Stock, representing a 34% premium to the February 14, 1997 AFB Stock closing market price of $21.50 per share (the "AFB February 14 Closing Price "), or a total transaction value of approximately $325.1 million. Further, Merrill Lynch reviewed the implied premium offered by the Exchange Ratio based upon the CCBF Five-Day Average compared to the average share price of AFB Stock for the 30-day period ended February 14, 1997 (38.7%) and the high share price of AFB Stock for the 52-week period ended February 14, 1997 (28.3%). In addition, Merrill Lynch reviewed the implied value of the consideration offered based upon the closing share price of CCBF Stock on February 14, 1997 and the average closing share prices of CCBF Stock for each of the 5-day, 10-day, 15-day, 20-day, 30-day, 60-day and 90-day periods ending on February 14, 1997, which resulted in a range of implied values per share of AFB Stock of $28.42 to $30.26. Based on the aggregate consideration offered using the CCBF Five-Day Average, Merrill Lynch calculated the multiplies of implied purchase price in the contemplated transaction to CCBF's fully diluted book value per share, fully diluted tangible book value per share, earnings per share for the year ended December 31, 1996 and estimated 1997 and 1998 earnings per share as published by First Call. This analysis resulted in the following multiples: an implied purchase price to fully diluted book value per share multiple of 2.81x; an implied purchase price to fully diluted tangible book value per share multiple of 3.03x; an implied purchase price to earnings per share for the year ended December 31, 1996 multiple of 18.04x; and an implied purchase price multiple to estimated 1997 and 1998 earnings per share as published by First Call of 16.40x and 15.04x, respectively.

     (b) PRO FORMA MERGER ANALYSIS. Based on projections provided by CCBF and AFB, Merrill Lynch analyzed certain pro forma effects resulting from the Merger. This analysis indicated that the transaction would be dilutive to estimated earnings per share of CCBF Stock in 1997 and slightly accretive to earnings per share in 1998 and 1999 (before considering potential revenue enhancements anticipated to be achievable after the Merger), and that the Merger was dilutive to CCBF's book value per share and tangible book value per share.

     (c) CONTRIBUTION ANALYSIS. Merrill Lynch reviewed the relative contributions to be made by CCBF and AFB to the combined entity. The financial and operating information reviewed in such analysis included total assets, total loans (net), investment securities, total deposits, common equity, tangible common equity, market capitalization, net income for the year ended December 31, 1996 and estimated net income for the years ending December 31, 1997 and 1998 (calculated as the product of the number of fully diluted shares outstanding and management earnings per share estimates). Except as indicated in the preceding sentence, such data was as of December 31, 1996, was given on a pro forma basis for a pending acquisition by CCBF, and, in the case of AFB, was given prior to a pre-tax restructuring charge of $10.0 million. This analysis showed that, based upon the Exchange Ratio, the shareholders of CCBF would own approximately 76.00% of the outstanding shares the combined company immediately following the Merger and that CCBF would be contributing 80.83% of total assets, 81.96% of total loans (net), 68.23% of investment securities, 82.78% of total deposits, 81.10% of common equity, 81.28% of tangible common equity, 81.23% of market capitalization, 81.14% of net income for the year ended December 31, 1996 and 80.12% and 79.91% of estimated net income for the calendar years ending December 31, 1997 and 1998, respectively.

     (d) DISCOUNTED DIVIDEND STREAM ANALYSIS. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after-tax cash flows that AFB could produce on a stand-alone basis from 1997 through 2001 and distribute to AFB's shareholders ("Dividendable Net Income"). In this analysis, Merrill Lynch assumed that AFB performed in accordance with the earnings forecasts provided to Merrill Lynch by CCBF's management, assumed projected cost savings would be fully phased-in in 1998 and projected the maximum dividends that would permit AFB's tangible common equity to tangible asset ratio to be maintained at a minimum 6.5% level. Merrill Lynch calculated the sum of (i) the terminal values per share of AFB Stock based on assumed multiples of AFB's projected 2002 net income (plus goodwill amortization) ranging from 10.00x to 12.00x plus (ii) the projected 1997-2001 five-year Dividendable Net Income streams per share, in each case, discounted to present values at assumed discount rates ranging from 12.00% to 13.00%. This discounted dividend stream analysis indicated a reference range of $27.00 to $31.65 per share of AFB Stock before considering any revenue enhancements expected to result from the Merger and a reference range of $27.97 to $32.81 per share of AFB Stock assuming 50% of projected revenue enhancements were to be achieved in 1998 and 100% were to be achieved by 1999. The analysis was based upon the projections of CCBF's management, which were based upon many factors and assumptions, many of which are beyond the control of CCBF. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of AFB Stock may trade. Discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Merrill Lynch also estimated the present value of the Dividendable Net Income that CCBF could produce on a stand-alone basis from 1997 through 2001. In this analysis, Merrill Lynch assumed that CCBF performed in accordance with the earnings forecasts provided to Merrill Lynch by CCBF's management, did not give effect to any potential cost savings or revenue enhancements relating to the Merger and assumed that capital in excess of a tangible equity to tangible asset ratio of 6.50% was dividendable. Merrill Lynch calculated the sum of (i) the terminal values per share of CCBF Stock based on assumed multiples of CCBF's projected 2002 net income (plus goodwill amortization) ranging from 10.00x to 12.00x plus (ii) the projected 1997-2001 five-year Dividendable Net Income streams per share, in each case, discounted to present values at assumed discount rates ranging from 12.00% to 13.00%. This discounted dividend stream analysis indicated a reference range of $63.64 to $74.32 per share of CCBF Stock. The analysis was based upon projections of CCBF's senior management, which were based upon many factors and assumptions, many of which were beyond the control of CCBF. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of CCBF Stock may trade before or after the Merger.

     (e) ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS. Merrill Lynch reviewed publicly available information regarding selected bank acquisitions in the United States with a value of greater than $100 million which occurred after January 1, 1996. Merrill Lynch calculated the premium represented by the purchase price paid in such acquisitions to market price, earnings per share, book value per share, tangible book value per share and total deposits of the acquired bank, which Merrill Lynch determined resulted in relevant ranges of premiums of (i) with respect to market price, 0.88x to 1.68x, with a mean of 1.34x and a median of 1.29x (resulting in imputed values per share of AFB Stock of $18.92, $36.12, $28.81 and $27.74, respectively); (ii) with respect to earnings per share, 7.07x to 24.52x, with a mean of 16.90x and a median of 17.41x (resulting in imputed values per share of AFB Stock of $11.31, $39.23, $27.04 and $27.86, respectively); (iii) with respect to book value per share, 1.20x to 2.89x, with a mean of 2.22x and a median of 2.29x (resulting in imputed values per share of AFB Stock of $12.32, $29.66, $22.79 and $23.50, respectively); (iv) with respect to tangible book value per share, 1.36x to 4.09x, with a mean of 2.40x and a median of 2.44x (resulting in imputed values per share of AFB Stock of $12.97, $39.00, $22.89 and $23.27, respectively) and (v) with respect to total deposits, 3.14% to 23.52%, with a mean of 14.15% and a median of 14.63% (resulting in imputed values per share of AFB Stock of $12.29, $30.14, $21.93 and $22.35, respectively).

     Merrill Lynch also reviewed publicly available information regarding selected thrift acquisitions in the United States with a value of greater than $100 million which occurred after January 1, 1996. Merrill Lynch calculated the premium represented by the purchase price paid in such acquisitions to market price, earnings per share, book value per share, tangible book value per share and total deposits of the acquired bank, which Merrill Lynch determined resulted in relevant ranges of premiums of (i) with respect to market price, 0.97x to 1.63x, with a mean of 1.26x and a median of 1.23x (resulting in imputed values per share of AFB Stock of $20.86, $35.05, $27.09 and $26.45, respectively); (ii) with respect to earnings per share, 11.97x to 24.69x, with a mean of 16.72x and a median of 16.57x (resulting in imputed values per share of AFB Stock of $19.15, $39.50, $26.75 and $26.51, respectively); (iii) with respect to book value per share, 0.97x to 2.11x, with a mean of 1.64x and a median of 1.70x (resulting in imputed values per share of AFB Stock of $9.96, $21.66, $16.83 and $17.45, respectively); (iv) with respect to tangible book value per share, 1.08x to 2.60x, with a mean of 1.77x and a median of 1.71x (resulting in imputed values per share of AFB Stock of $10.30, $24.79, $16.88 and $16.31, respectively) and (v) with respect to total deposits, 2.94% to 17.52%, with a mean of 7.85% and a median of 6.41% (resulting in imputed values per share of AFB Stock of $12.11, $24.89, $16.41 and $15.15, respectively).

     No company or transaction used in the above analysis as a comparison is identical to AFB or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable data.

     (f) COMPARISON OF SELECTED COMPANIES. Merrill Lynch reviewed and compared certain financial information, ratios, and public market multiples relating to AFB to the publicly available corresponding data compiled by First Call for a group of selected banks and a group of selected thrifts, in each case with Merrill Lynch deemed to be relevant. The group of selected banks (the "Merrill Lynch-AFB Selected Banks") consisted of Alabama National BanCorp, BancorpSouth, Carolina First Corporation, Capital Bancorp, City Holding Company, F&M National Corporation, George Mason Bankshares, Hancock Holding Company, Horizon Bancorp, Jefferson Bankshares, MainStreet BankGroup, Peoples Holding Company, Republic Bancshares, Simmons First National Corp, Triangle Bancorp, United Bankshares, First United Bankshares and WesBanco. The group of selected thrifts (the "Merrill Lynch-AFB Selected Thrifts") consisted of BankAtlantic Bancorp, BankUnited Financial, First Financial Holdings, Fidelity Bankshares, First Palm Beach, First Liberty Financial, HFNC Financial, Life Bancorp, Magna Bancorp and Virginia First Financial.

     Based on a review of such information for the Merrill Lynch-AFB Selected Banks, Merrill Lynch determined: (i) that, with respect to the ratio of non-performing assets to total assets, analysis of the Merrill Lynch-AFB Selected Banks showed a mean of 0.58%, and analysis of the Merrill Lynch-AFB Selected Thrifts showed a mean of 1.17%, compared to 0.51% for AFB as of December 31, 1996; (ii) that, with respect to the ratio of non-performing loans to total loans, analysis of the Merrill Lynch-AFB Selected Banks showed a mean of 0.63%, and analysis of the Merrill Lynch-AFB Selected Thrifts showed a mean of 1.20%, compared to 0.78% for AFB as of December 31, 1996; (iii) that, with respect to the ratio of loan loss reserves to non-performing loans, analysis of the Merrill Lynch-AFB Selected Banks showed a mean of 359.22%, and analysis of the Merrill Lynch-AFB Selected Thrifts showed a mean of 103.06%, compared to 159.95% for AFB as of December 31, 1996; (iv) that, with respect to the ratio of loan loss reserves to non-performing assets, analysis of the Merrill Lynch-AFB Selected Banks showed a mean of 268.79%, and analysis of the Merrill Lynch-AFB Selected Thrifts showed a mean of 78.78%, compared to 150.52% for AFB as of December 31, 1996; (v) that, with respect to the ratio of common equity to total assets, analysis of the Merrill Lynch-AFB Selected Banks showed a mean of 9.26%, and analysis of the Merrill Lynch-AFB Selected Thrifts showed a mean of 10.17%, compared to 8.77% for AFB as of December 31, 1996; (vi) that, with respect to the ratio of tangible common equity to tangible assets, analysis of the Merrill Lynch-AFB Selected Banks showed a mean of 8.86%, and analysis of the Merrill Lynch-AFB Thrifts showed a mean of 9.90%, compared to 8.21% for AFB as of December 31, 1996; (vii) that the Merrill Lynch-AFB Selected Banks had a mean Tier 1 capital ratio of 13.76% and the Merrill Lynch-AFB Selected Thrifts had a mean Tier 1 capital ratio of 16.57%, compared to 12.47% for AFB as of December 31, 1996; (viii) that the Merrill Lynch-AFB Selected Banks had a mean total capital ratio of 15.08%, and the Merrill Lynch-AFB

Selected Thrifts had a mean total capital ratio of 17.67%, compared to 13.72% for AFB as of December 31, 1996; (ix) that the Merrill Lynch-AFB Selected Banks had a mean return on average assets of 1.15%, and the Merrill Lynch-AFB Selected Thrifts had a mean return on average assets of 1.02%, compared to 1.34% for AFB for the twelve-month period ended December 31, 1996; (x) that the Merrill Lynch-AFB Selected Banks had a mean return on average equity of 12.38%, and the Merrill Lynch-AFB Selected Thrifts had a mean return on average equity of 10.98%, compared to 16.37% for AFB for the twelve-month period ended December 31, 1996; (xi) that the Merrill Lynch-AFB Selected Banks had a mean net interest margin of 4.83%, and the Merrill Lynch-AFB Selected Banks had a mean net interest margin of 3.71%, compared to 4.29% for AFB for the twelve month period ended December 31, 1996; (xii) that the Merrill Lynch-AFB Selected Banks had a mean efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and net interest income before provision for loan losses) of 61.39%, and the Merrill Lynch-AFB Selected Thrifts had a mean efficiency ratio of 60.10%, compared to 53.24% for the twelve-month period ended December 31, 1996; (xiii) that the mean estimated 1996 and 1997 earnings per share multiples for the Merrill Lynch-AFB Selected Banks and the mean for the Merrill Lynch-AFB Selected Thrifts (based on February 14, 1997 closing market prices and projected earnings per share for the applicable year ended December 31 as reported by First Call) were 15.06x and 13.35x, and 14.67x and 12.16x, respectively, compared to 13.44x and 12.22x for AFB; (xiv) that the mean book value multiples for the Merrill Lynch-AFB Selected Banks and the mean for the Merrill Lynch-AFB Selected Thrifts (based on February 14, 1997 closing market prices and book value at December 31, 1996) were 1.85x and 1.49x, respectively, compared to 2.04x for Merrill Lynch-AFB Selected Banks and the mean for Merrill Lynch-AFB Selected Thrifts (based on February 14, 1997 closing market prices and tangible book value at December 31, 1996) were 1.96x and 1.56x, respectively, compared to 2.20x for AFB; (xv) that the mean tangible book value for the Merrill Lynch-AFB Selected Banks and the mean for the Merrill Lynch-AFB Selected Thrifts (based on February 14, 1997 closing market prices and tangible book value at December 31,
1996) were 1.96x and 1.56x, respectively, compared to 2.20x for AFB; and (xvi) that the mean dividend yield for the Merrill Lynch-AFB Selected Banks and the mean for the Merrill Lynch-AFB Selected Thrifts (based on February 14, 1997 closing market prices and the regular dividend rates declared as of December 31,
1996) were 2.39% and 2.12%, respectively, compared to 2.21% for AFB.

     Merrill Lynch also reviewed and compared certain financial information, ratios and public market multiples relating to CCBF to the publicly available corresponding data for a peer group consisting of BancorpSouth; Centura Banks, Inc.; Colonial BancGroup; Deposit Guaranty Corporations; First Commercial; National Commerce Bancorporation; One Valley Bancorp, Inc; and Trustmark Corporation which Merrill Lynch deemed to be relevant (collectively the "CCBF Selected Companies").

     Based on a review of such information for the CCBF Selected Companies, Merrill Lynch determined: (i) that, with respect to the ratio of non-performing assets to total assets, analysis of the CCBF Selected Companies showed a mean of 0.29%, a low of 0.00% and a high of 0.65%, compared to 0.24% for CCBF as of December 31, 1996; (ii) that, with respect to the ratio of non-performing loans to total loans, analysis of the CCBF Selected Companies showed a mean of 0.33%, a low of 0.00% and a high of 0.59%, compared to 0.30% for CCBF as of December 31, 1996; (iii) that, with respect to the ratio of loan loss reserves to non-performing loans, analysis of the CCBF Selected Companies showed a mean of 407.61%, a low of 212.54% and a high of 750.89%, compared to 434.94% for CCBF as of December 31, 1996; (iv) that, with respect to the ratio of loan loss reserves to non-performing assets, analysis of the CCBF Selected Companies showed a mean of 371.39%, a low of 148.03% and a high of 619.59%, compared to 386.33% for CCBF as of December 31, 1996; (v) that, with respect to the ratio of common equity to total assets, analysis of the CCBF Selected Companies showed a mean of 8.48%, a low of 7.00% and a high of 10.09%, compared to 8.88% for CCBF as of December 31, 1996; (vi) that, with respect to the ratio of tangible common equity to tangible assets, analysis of the CCBF Selected Companies showed a mean of 7.92%, a low of 6.39% and a high of 9.82%, compared to 8.39% for CCBF as of December 31, 1996;
(vii) that the CCBF Selected Companies had a mean Tier 1 capital ratio of 12.95%, a low of 9.08% and a high of 17.56%, compared to 11.56% for CCBF as of December 31, 1996; (viii) that the CCBF Selected Companies had a mean total capital ratio of 14.27%, a low of 10.56% and a high of 18.82%, compared to 13.67% for CCBF as of December 31, 1996; (ix) that the CCBF Selected Companies had a mean return on average assets of 1.28%, a low of 1.14% and a high of 1.51%, compared to 1.39% for CCBF for the twelve-month period ended December 31, 1996; (x) that the CCBF Selected Companies had a mean return on average equity of 15.20%, a low of 13.12% and a high of 18.86%, compared to 15.67% for CCBF for the twelve-month period ended December 31, 1996; (xi) that the CCBF Selected Companies had a mean net interest margin of 4.48%, a low of 3.75% and a high of 4.83%, compared to 4.69% for CCBF for the twelve-month period ended December 31, 1996; (xii) that the CCBF Selected Companies had a mean efficiency ratio of 58.82%, a low of 51.68% and a high of 63.83%, compared to 53.45% for CCBF for the twelve-month period ended December 31, 1996; (xiii) that the high, mean and low 1996 and estimated 1997 price to earnings multiples for the CCBF Selected Companies (based on February 14, 1997 closing market prices and earnings per share for the applicable year ended December 31 as reported by First Call) were 19.02x, 14.31x and 6.83x and 16.76x, 13.06x and

6.30x, respectively, compared to 13.99x and 12.83x, respectively, for CCBF;
(xiv) that the high, mean and low book value multiples for the CCBF Selected Companies (based on February 14, 1997 closing market prices and book value per share at December 31, 1996) were 3.40x, 2.14x and 1.13x, respectively, compared to 2.14x for CCBF; (xv) that the high, mean and low tangible book value multiples for the CCBF Selected Companies (based on February 14, 1997 closing market prices and tangible book value per share at December 31, 1996) were 3.45x, 2.31x and 1.25x, respectively, compared to 2.28x for CCBF; and (xvi) that the high, mean and low dividend yield for the CCBF Selected Companies (based on February 14, 1997 closing market prices and the regular dividend rate declared as of December 31, 1996) were 2.88%, 2.47%, 2.08%, respectively, compared to 2.59% for CCBF.

     In connection with its opinion dated the date of this Prospectus/Joint Proxy Statement, Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described in updating its February 17, 1997 opinion.

     Merrill Lynch was retained by the CCBF Board as an independent contractor to act as financial advisor to CCBF with respect to the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. Merrill Lynch in the past may have provided financial advisory, investment banking and other services to CCBF and received customary fees for the rendering of such services. In addition, in the ordinary course of its securities business, Merrill Lynch may actively trade debt and/or equity securities of CCBF and AFB, and their respective affiliates, for its own account and the accounts of its customers, and Merrill Lynch, therefore, may from time to time hold a long or short position in such securities.

     CCBF and Merrill Lynch have entered into a letter agreement, dated February 3, 1997, relating to the services to be provided by Merrill Lynch in connection with the Merger. CCBF agreed to compensate Merrill Lynch as follows: (i) a fee of $150,000, which was paid in cash upon execution of the letter agreement; (ii) an additional fee of $150,000 which was paid in cash upon execution of the Merger Agreement; and (iii) an additional fee of $200,000 payable upon consummation of the Merger (or of certain similar business combination transactions between CCBF and AFB). CCBF also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities with might arise under the federal securities laws.

REQUIRED SHAREHOLDER APPROVALS

     The Merger Agreement must be approved by CCBF's shareholders and AFB's shareholders. The North Carolina Business Corporation Act ("NCBCA") does not require that CCBF's shareholders vote on or approve the Merger Agreement. However, the rules of the NYSE (which apply to CCBF by virtue of the listing of CCBF Stock on the NYSE) require that the Merger Agreement be approved by the affirmative vote of the holders of at least a majority of the shares of CCBF Stock represented, in person and by proxy, and entitled to be voted at the CCBF Special Meeting and that a majority of all shares of CCBF Stock be represented, in person or by proxy, at the CCBF Special Meeting and vote on such proposal. Under the OTS Merger Law, the affirmative vote at the AFB Special Meeting of the holders of at least two-thirds of the shares of AFB Stock entitled to be voted is required for AFB shareholders to approve the Merger Agreement. The Merger Agreement provides that the receipt of these approvals of CCBF's and AFB's shareholders are conditions to consummation of the Merger. (See " -- Conditions to the Merger.")

REQUIRED REGULATORY APPROVALS

     The Merger is subject to approval by the Federal Reserve under the BHCA. The formation of Interim FSB and its merger into AFB are subject to the approval of the OTS. Both such approvals have been received.

     Under the BHCA, the Federal Reserve was required, in approving a transaction such as the Merger, to take into consideration, among other factors, the financial and managerial resources and future prospects of the combined company and its financial institution subsidiaries and the convenience and needs of the communities served. Under the BHCA, the Federal Reserve was prohibited from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve found that the anti-competitive effects of the

Merger were clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve was required to take into account the record of performance of CCBF's financial institution subsidiaries and AFB in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by such institutions.

     CCBF and AFB are not aware of any governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There is no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement provides that until the Effective Time, except as provided in the Merger Agreement, AFB will conduct, and will cause each of its subsidiaries to conduct, its business in the usual, regular and ordinary course and take no action which would materially adversely affect the ability of either CCBF or AFB to obtain any governmental approvals required for the Merger or the other transactions contemplated by the Merger Agreement without the imposition of conditions or restrictions of a type set forth in the Merger Agreement or to perform its covenants and agreements under the Merger Agreement. AFB is also obligated to preserve intact its business organizations and assets, to use its reasonable efforts to retain the services of its officers and key employees, and to consult with CCBF prior to approving a new loan in excess of 25% of AFB's legal lending limit and prior to purchasing or selling any asset with a cost or book value, as applicable, in excess of $250,000. CCBF has agreed that, until the Effective Time, it will continue to conduct its business and the business of its subsidiaries in a manner designated, in its reasonable judgment, to enhance the long-term value of the CCBF Stock and the business prospects of CCBF and subsidiaries and to preserve intact the core business and goodwill of CCBF and its subsidiaries.

     In addition to other restrictions described elsewhere herein, the Merger Agreement generally provides that, prior to the Effective Time, AFB shall refrain from taking certain actions, except with CCBF's prior written consent, including (a) amending its federal stock charter (the "AFB Charter") or Bylaws,
(b) incurring any additional debt obligation or other obligation for borrowed funds in excess of $250,000 except in the ordinary course of its business consistent with past practices, (c) repurchasing or redeeming any AFB Stock or any other securities of AFB convertible into AFB Stock, (d) declaring or paying any dividend or making any other distribution to AFB's shareholders other than the payment of regular quarterly dividends not in excess of $.12 per share of AFB Stock, (e) other than pursuant to the AFB Option Plans or the CCBF Option, issuing, pledging, or authorizing the issuance of any capital stock of AFB or any option, warrant or other right to acquire capital stock of AFB, (f) adjusting, splitting, combining or reclassifying the capital stock of AFB or of any AFB subsidiary or issuing or authorizing the issuance of any securities in respect of or in substitution for shares of AFB Stock, or selling, leasing, mortgaging or otherwise disposing of, or otherwise encumbering, any shares of capital stock of any AFB subsidiary, (g) purchasing, making an investment in, or agreeing to purchase or invest in the securities or assets of any other entity (other than certain U.S. Treasury and U.S. governmental agency securities or in connection with foreclosures in the ordinary course of business and investments in subsidiaries of AFB, (h) increasing the compensation or benefits of its directors, officers or employees except in accordance with past practices or as required by applicable law (i) making any severance or termination payments other than pursuant to an agreement existing on the date of the Merger Agreement, (j) accelerating voluntarily the vesting of any AFB Options, other stock-based compensation or employee benefits, (k) entering into or amending any employment agreement that cannot be terminated by AFB without liability at any time on or after the Effective Time, (l) adopting new benefit plans or terminating or amending existing benefit plans except as required by law, (m) making any change in AFB's tax or accounting methods or internal accounting controls systems except as required by applicable law, regulatory accounting requirements or generally accepted accounting principles, (n) commencing any litigation other than in accordance with past practice or settling any material litigation, or (o) except in the ordinary course of business, modifying, amending or terminating any material contract or waiving, compromising or assigning any material rights or claims.

     AFB has agreed in the Merger Agreement that neither it, any of its subsidiaries nor their respective directors, officers or representatives will solicit any individual, corporation, or other entity to effect or propose an Acquisition Proposal; provided, however, that if AFB's Board of Directors, after consultation with and receipt of advice from AFB's outside legal counsel, reasonably determines in good faith that its fiduciary duties requires such Board to provide non-public information in connection with, to negotiate with respect to, or to enter into agreement with respect to any Acquisition Proposal, AFB may take such action. AFB may communicate with its shareholders concerning an Acquisition Proposal and must notify CCBF of any Acquisition Proposal and all developments related thereto.

     CCBF has agreed in the Merger Agreement that, except with the prior written consent of AFB, it will not, prior to the Effective Time, (a) amend its Restated Articles of Incorporation, as amended (the "CCBF Restated Articles"), or Bylaws in any manner adverse to the holders of AFB Stock compared to the holders of CCBF Stock, or (b) issue, sell, authorize the issuance or obligate itself to issue any shares of the capital stock of CCBF or any CCBF subsidiary, or any option, warrant or right to acquire any such shares, other than pursuant to the Merger Agreement, its stock option plans in existence as of the date of the Merger Agreement and options outstanding thereunder as of such date, or options subsequently granted under such stock option plans in accordance with past practice, and other than in connection with acquisitions of depository or non-depository institutions or companies respecting which the effective dates of the consummation of such transactions occur subsequent to the Effective Time, or (c) take any action which would materially adversely affect the ability of either CCBF or AFB to obtain any governmental approvals required for the Merger or the other transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement.

DIVIDENDS

     Under the Merger Agreement, AFB has agreed that it will not declare or pay any dividends other than such regular quarterly dividends as may be in accordance with its ordinary and customary practices and as do not exceed $.12 per share of AFB Stock. Further, the Merger Agreement provides that any dividend declared or payable on the shares of AFB Stock for the quarterly period during which the Effective Time occurs shall be declared only if the corresponding record date for the quarterly dividend of CCBF Stock occurs before the Effective Time. This provision is designed to ensure the current holders of AFB Stock will only receive one dividend for the quarter in which the Effective Time occurs, whether from AFB or CCBF, unless otherwise agreed upon in writing by CCBF and AFB.

THE STOCK OPTION AGREEMENT

     In connection with, and as an inducement to CCBF's willingness to enter into the Merger Agreement, CCBF and AFB executed the Stock Option Agreement pursuant to which AFB granted CCBF the CCBF Option to acquire up to the full amount of the Option Shares (i.e., 2,188,180 shares of AFB's authorized, but unissued, Common Stock, as such number may be adjusted under the Stock Option Agreement) at a purchase price of $25.00 per share, as such price may be adjusted under the Stock Option Agreement (the "Purchase Price"). The Option Shares were equal to 19.9% of the AFB Stock outstanding on February 17, 1997 (16.6% of the total of the Option Shares and such AFB Stock). The Stock Option Agreement provides that should AFB issue any additional shares of its Common Stock other than pursuant to AFB Options outstanding under the AFB Option Plans on February 17, 1997, the number of Option Shares shall be adjusted to maintain the foregoing percentages.

     If CCBF is not in material breach of the Stock Option Agreement or the Merger Agreement and no injunction or other order against delivery of the Option Shares is in effect, CCBF may exercise the CCBF Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event. A Purchase Event is (a) AFB, without CCBF's consent, authorizing, recommending, publicly proposing or publicly announcing an intention to authorize, recommend or propose, or entering into an expression of intent or agreement with any person other than CCBF, to effect an "Acquisition Transaction" (as defined below), or (b) the acquisition by any person other than CCBF of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of AFB Stock. An Acquisition Transaction is (i) a merger, consolidation or similar transaction involving AFB or any of its subsidiaries,
(ii) the sale, lease, exchange or other disposition of 20% or more of the consolidated assets of AFB and its subsidiaries without the consent of CCBF; or
(iii) the issuance, sale or other disposition (including by way of a merger, consolidation, share exchange or any similar transaction) of securities having, or securities convertible into, or exchangeable for, securities having, 20% or more of the voting power of the outstanding voting securities of AFB or any of its subsidiaries.

     Under the Stock Option Agreement, the CCBF Option will terminate upon the earliest to occur of (a) the Effective Time; (b) the termination of the Merger Agreement other than as a result of AFB's willful breach of any representation, warranty or covenant (a "Default Termination") prior to the occurrence of a Purchase Event or a Preliminary Purchase Event; and (c) twelve months after the termination of the Merger Agreement (other than pursuant to a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event. A Preliminary Purchase Event is generally (i) the commencement by any third party of a tender or exchange offer to purchase 15% or more of the AFB Stock, (ii) the failure of the shareholders of AFB to approve the Merger Agreement, (iii) the failure to hold the AFB Special Meeting, or (iv) the withdrawal or modification, in a manner adverse to CCBF, by the Board of Directors of AFB of such Board's recommendation to AFB's shareholders contained herein that they approve the Merger Agreement.

     Upon the occurrence of a Repurchase Event and during the subsequent twelve-month period, CCBF may require AFB to repurchase the CCBF Option and all shares of the Common Stock of AFB purchased pursuant to CCBF Option ("Repurchase Rights"). A Repurchase Event is generally (i) the acquisition of actual ownership or control by a third party of 50% or more of the outstanding AFB Stock, (ii) merger or consolidation of AFB into any other entity, (iii) the merger of another entity into AFB with the result that (A) the AFB Stock shall be exchanged for cash or the securities of any other person or (B) the AFB Stock outstanding immediately prior to the merger constitutes less than 50% of the outstanding capital stock of the merged company, or (iv) the sale or other transfer by AFB of all or substantially all of its assets to a third party.

     In the event CCBF exercises its Repurchase Rights, the aggregate purchase price paid to CCBF by AFB would be the sum of (i) the aggregate Purchase Price paid by CCBF for shares of AFB's Common Stock acquired by it under the CCBF Option; (ii) the excess of the "Applicable Price" (as defined below) over the Purchase Price multiplied by the number of shares of AFB's Common Stock with respect to which the CCBF Option has not been exercised, and (iii) the excess of the Applicable Price over the Purchase Price paid (or, in the case of Option Shares with respect to which the CCBF Option has been exercised but the purchase thereof has not occurred) payable by CCBF for shares of AFB's Common Stock with respect to which the CCBF Option has been exercised, multiplied by the number of such shares. Applicable Price means the highest of (i) the highest price per share of AFB Stock paid in a Repurchase Event in which a third party acquired ownership or control of 50% or more of the AFB Stock, (ii) the price per share of AFB Stock paid in connection with a Repurchase Event involving the merger or consolidation of AFB with or into, or the sale of all or substantially all of the assets to, another entity, or (iii) the highest closing price per share of AFB Stock quoted on the Nasdaq National Market during the 60 business days preceding CCBF's exercise of its Repurchase Rights. In those instances involving an asset sale as a Repurchase Event or the payment of value by the applicable third party in a Repurchase Event other than in the form of cash, the Stock Option Agreement provides for determinations of the Applicable Price by an investment banking firm acceptable to CCBF and AFB.

ACCOUNTING TREATMENT

     The Merger Agreement requires that the Merger be treated as a "pooling-of-interests" for accounting purposes. Accordingly, under generally accepted accounting principles, the consolidated assets and liabilities of AFB will be reported on the books of CCBF at their respective book values at the Effective Time and CCBF's consolidated financial statements for prior periods will be restated to reflect the consolidated assets, liabilities and operations of AFB for such periods. No goodwill or other intangible assets will be created in connection with the Merger.

     Among other requirements, in order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (at least 90%) of the outstanding shares of AFB Stock must be exchanged for CCBF Stock. Consummation of the Merger is conditioned on receipt by CCBF and AFB of the Pooling Opinion by their independent accountants, KPMG Peat Marwick LLP, that the Merger will qualify to be treated as a pooling-of-interests for accounting purposes. (See " -- Conditions to the Merger.")

MATERIAL INCOME TAX CONSEQUENCES

     The following is a summary discussion of the material federal income tax consequences of the Merger to shareholders of AFB. The summary is based on the law as currently constituted and is subject to change in the event of changes in the law, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which could be given retroactive effect.

     THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF THE MERGER. THE SUMMARY DOES NOT ADDRESS ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES, EXCEPT FOR CERTAIN SOUTH CAROLINA INCOME TAX CONSEQUENCES, NOR DOES IT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY APPLY TO THE MERGER. ALSO, THE TAX OPINION DOES NOT ADDRESS INCOME TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF A PARTICIPANT IN AN AFB OPTION PLAN OR AN AFB SHAREHOLDER WHO ACQUIRED AFB STOCK PURSUANT TO SUCH PLAN. EACH AFB SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. THEREFORE, AFB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE EXCHANGE OF THEIR AFB STOCK FOR SHARES OF CCBF STOCK (INCLUDING, WITHOUT LIMITATION, TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE AND LOCAL AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS).

     CCBF and AFB have received the Tax Opinion of KPMG Peat Marwick LLP, tax advisors to CCBF and AFB, which reaches conclusions with respect to the material federal and South Carolina income tax consequences of the Merger. Where appropriate or useful, this discussion will refer to the Tax Opinion and particular conclusions expressed therein. Additionally, the facts and representations upon which the Tax Opinion is based are set forth in such Tax Opinion which is an exhibit to CCBF's Registration Statement (See "AVAILABLE INFORMATION.") However, the Tax Opinion represents only KPMG Peat Marwick LLP's best judgment as to the matters expressed therein and has no binding effect on the Internal Revenue Service (the "IRS") or any official status of any kind. There is no assurance that the IRS could not successfully contest in the courts an opinion expressed by KPMG Peat Marwick LLP as set forth in the Tax Opinion or that legislative, administrative or judicial decisions or interpretations may not be forthcoming that would significantly change the opinions set forth in the Tax Opinion. The IRS will not currently issue private letter rulings concerning a transaction's qualification under certain types of reorganizations or certain federal income tax consequences resulting from such qualification. Accordingly, no private letter ruling has been, nor is it anticipated that such a ruling will be, requested from the IRS with respect to the Merger.

The Tax Opinion concludes that:

     (i) The Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code;

     (ii) No gain or loss will be recognized by CCBF, AFB or Interim FSB by reason of the Merger;

     (iii) No gain or loss will be recognized by AFB's shareholders upon their receipt solely of CCBF Stock (including any fractional share interests to which they may be entitled), together with attached CCBF Rights, in exchange for their holdings of AFB Stock;

     (iv) The tax basis in the CCBF Stock received by an AFB shareholder (including any factional share interests to which they may be entitled) will be the same as the tax basis in the AFB Stock surrendered in the exchange therefor;

     (v) The holding period for CCBF Stock received by an AFB shareholder (including any fractional share interests to which they may be entitled) in exchange for AFB Stock will include the period during which the shareholder held the AFB Stock surrendered in the exchange, provided that the AFB Stock was held as a capital asset at the Effective Time; and

     (vi) The receipt of cash in lieu of a fractional share of CCBF Stock will be treated as if the fractional share of CCBF Stock was distributed as part of the exchange to the AFB shareholder and then redeemed by CCBF, resulting in capital gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and the shareholders' basis in the fractional share.

     The Tax Opinion also concludes that the Merger will be treated in substantially the same manner for South Carolina income tax purposes as for federal income tax purposes.

     AFB'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS IN ORDER TO MAKE AN INDIVIDUAL EVALUATION OF THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER FOR THEM.

ABSENCE OF DISSENTERS' RIGHT

     Under the OTS Merger Law, because the AFB Stock is qualified for quotation on the Nasdaq National Market (and assuming the AFB Stock remains so qualified on the date of the AFB Special Meeting), no shareholder of AFB will be entitled to dissent from the Merger and demand payment of the "fair or appraised value," as such terms are defined under the OTS Merger Law, of such holder's AFB Stock. Under the NCBA, no shareholder of CCBF will be entitled to dissent from the Merger and demand payment of the "fair value" of such holder's CCBF Stock.

CONDITIONS TO THE MERGER

     Consummation of the Merger is subject to various conditions specified in the Merger Agreement, including without limitation, (i) receipt of the required approvals of the Merger Agreement by CCBF's and AFB's respective shareholders;
(ii) receipt of all regulatory approvals required for consummation of the Merger and the other transactions described in the Merger Agreement without the imposition by any regulatory agency of a condition or requirement to any such approval that so materially adversely impacts the economic or business assumptions of the transaction contemplated that, had such condition or requirement been known to CCBF or AFB it would not, in its Board's reasonable judgment, have entered into the Merger Agreement (provided that CCBF must use reasonable efforts to cause such condition or requirement removed or modified as appropriate and that any such condition or requirement arising from a legal or regulatory issue resulting from another acquisition by CCBF will not entitle CCBF to refuse to consummate the Merger); (iii) the absence of any legal proceeding, law, or governmental rule, order or regulation prohibiting or restricting the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iv) qualification of the Merger for pooling-of-interests accounting treatment and the receipt by CCBF and AFB of the Pooling Opinion; (v) the listing of the shares of CCBF Stock to be issued in connection with the Merger on the NYSE; and (vi) receipt of the Tax Opinion.

     CCBF's and AFB's separate obligations under the Merger Agreement are subject to various other conditions specified therein, including without limitation, (i) that the representations and warranties of the other party be and remain true and accurate as of the Effective Time under the standards set forth in the Merger Agreement; (ii) that the other party perform in all material respects all agreements and covenants required to be performed by it under the Merger Agreement; (iii) receipt of certain certificates and opinions of the other party's senior officers and legal counsel; and (iv) receipt by each party of its respective Fairness Opinion(s). CCBF's obligations also are subject to receipt of a written agreement as to certain matters from each person who is considered an "Affiliate" of AFB. (See " -- Restrictions on Resale of CCBF Stock Received By Certain Persons.")

AMENDMENT OF THE MERGER AGREEMENT; WAIVER

     Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party entitled to the benefit of such provision; provided, however, that no condition may be waived which, if not satisfied, would result in a violation of any law or applicable governmental order, rule or regulation. The Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time, and whether before or after the Special Meetings, by an agreement in writing approved by CCBF's and AFB's respective Board of Directors. However, following the Special Meetings, no amendment may be made that reduces or modifies in any material respect the consideration to be received by AFB's shareholders in the Merger without the requisite approval of AFB's shareholders and no amendment may be made, in any manner adverse to CCBF's shareholders, to the provisions of the Merger Agreement relating to the manner or basis in which shares of AFB Stock will be converted into and exchanged for CCBF Stock without the requisite approval of CCBF's shareholders.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated, whether before or after the Special Meetings, upon the mutual consent of CCBF and AFB, and may be terminated by either CCBF or AFB (if the terminating party is not then in material breach of any of its representations, warranties or covenants) in the event, among other things, that (i) any representation or warranty of the other party in the Merger Agreement is inaccurate, such inaccuracy cannot be or has not been cured within 30 days after the giving of notice thereof by the terminating party, and the nature of such inaccuracy violates certain materiality standards set forth in the Merger Agreement; (ii) the other party is in material breach of any of its covenants or agreements contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of notice thereof by the terminating party; (iii) any regulatory approval required for consummation of the Merger and the other transactions contemplated by the Merger Agreement is denied by final nonappealable action of the applicable governmental regulator (or if any such action is not appealed within the time limit for appeal); (iv) the shareholders of CCBF or AFB fail to approve the Merger by the requisite votes; (v) if the Merger is not consummated by December 31, 1997 (provided that such failure to consummate is not caused by a breach of the Merger Agreement by the terminating party); or (vi) if a condition precedent to the terminating party's obligation to consummate the Merger cannot be satisfied or fulfilled by December 31, 1997. Additionally, AFB may terminate the Merger Agreement if CCBF exercises the CCBF Option or its Repurchase Rights (see " -- The Stock Option Agreement.")

     In the event of the termination and abandonment of the Merger Agreement pursuant to the termination provisions thereof, the Merger Agreement will become void and have no effect, except that certain provisions of the Merger Agreement relating to expenses, and confidentiality of information obtained pursuant to the Merger Agreement or in connection with the negotiation thereof will survive any such termination and abandonment. A termination arising from an uncured willful breach of the Merger Agreement will not relieve the breaching party from liability for such breach.

EFFECTIVE TIME AND CLOSING DATE

     The Merger will become effective at the Effective Time, the date and at the time on which Articles of Combination and Merger executed by AFB and Interim FSB have been endorsed by the OTS or at such other date and time as is specified by the OTS. CCBF and AFB shall use their reasonable efforts to cause the Effective Time to occur on the last day of the month in which the last to occur of (i) the effective date (including all applicable waiting periods) of the last required order, approval or exemption of any regulatory authority having authority over and approving or exempting and (ii) the later of the dates on which CCBF's shareholders and AFB's shareholders approve the Merger Agreement. CCBF and AFB have agreed to modify this provision to specify that the Effective Time shall occur on the first day of the calendar month following the month in which the last of such events occurs.

     Following and subject to the fulfillment of all conditions described in the Merger Agreement, the closing of the Merger will be held on the date that the Effective Time occurs or on such other prior date as is mutually agreed upon by CCBF and AFB (the "Closing Date"). Although there is no assurance as to whether or when the Merger will occur, it presently is expected that the Effective Time will occur on August 1, 1997. (See " -- Conditions to Merger" and " -- Required Approvals.")

SURRENDER AND EXCHANGE OF CERTIFICATES

     Immediately prior to the Effective Time, AFB's stock transfer books will be closed and no further transfer of AFB Stock will be made or recognized. Promptly after the Effective Time, AFB's shareholders will receive transmittal forms with instructions for forwarding their certificates formerly evidencing shares of AFB Stock ("Old Certificates") for surrender to CCBF's exchange agent (the "Exchange Agent"). Upon surrender to the Exchange Agent of their Old Certificates, AFB shareholders will be entitled to receive certificates ("New Certificates") evidencing the number of whole shares of CCBF Stock into which their shares of AFB Stock will have been converted, together with cash for any fractional share. (See" -- Treatment of Fractional Shares.") Each New Certificate also evidences the CCBF Rights attached to the shares of CCBF Stock represented thereby.

     A New Certificate, or any check representing cash in lieu of fractional shares and/or declared but unpaid dividends, may be issued in a name other than the name in which a surrendered Old Certificate is registered only if (i) the Old Certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the transmittal form, and otherwise in proper form for transfer, and (ii) the person requesting the issuance of such New Certificate either affixes any required stock transfer stamps to the Old Certificates surrendered, or pays to the Exchange Agent funds for the purchase of such tax stamps and for any other taxes required by reason of the issuance of the New Certificate in a name other than the registered holder of the Old Certificate surrendered, or establishes to the satisfaction of the Exchange Agent that all such taxes have been paid or are not applicable.

     AFB shareholders whose Old Certificates have been lost, stolen or destroyed will be required to furnish to CCBF evidence satisfactory to the Exchange Agent of ownership of such Old Certificates and of such loss, theft or destruction, appropriate and customary bond security or indemnification (which may include an indemnity bond) and such other documents as CCBF may reasonably require in order to receive the New Certificates or cash to which they are entitled.

     Until surrendered as described above, each Old Certificate will be deemed for all corporate purposes to evidence only the right to receive the number of shares of CCBF Stock to which the AFB shareholder has become entitled. However, after the Effective Time and regardless of whether they have surrendered their Old Certificates, AFB shareholders shall be entitled to vote and to receive any dividends or other distributions (for which the record date is after the Effective Time) on the number of whole shares of CCBF Stock into which their AFB Stock has been converted; provided, however, that no such dividends or other distributions that become payable following the Effective Time to the owners of CCBF Stock will be paid to the holders of such Old Certificates unless and until their Old Certificates are surrendered. Upon surrender of each Old Certificate, there will be paid the amount, without interest thereon, of dividends and other distributions, if any, that became payable on the shares of CCBF Stock represented by such certificates after the Effective Time but had not been paid to the record owner thereof.

     Neither CCBF, the Exchange Agent, AFB nor any other person will be liable to former holders of AFB Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar law. Approval of the Merger Agreement by AFB's shareholders at the AFB Special Meeting shall constitute ratification of CCBF's appointment of the Exchange Agent.

     AFB'S SHAREHOLDERS SHOULD NOT FORWARD THEIR OLD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE INSTRUCTIONS TO DO SO.

INTERESTS OF CERTAIN PERSONS WITH RESPECT TO THE MERGER

     GENERAL. Certain members of AFB's management and its Board of Directors have interests in the Merger in addition to their interests as shareholders of AFB generally. As more fully described below, those interests relate to, among other things, provisions in the Merger Agreement regarding indemnification, eligibility for certain employee benefits, election of certain individuals to the Boards of CCBF and AFB, and agreements by CCBF to enter into employment agreements with certain executive officers of AFB at the Effective Time in exchange for such executive officers terminating their existing employment agreements with AFB and to induce such officers to remain in the employ of AFB following the Effective Time.

     POST-MERGER MANAGEMENT MATTERS. CCBF has agreed to cause Mr. Abercrombie, Chairman, President and Chief Executive Officer of AFB, and three other current members of the AFB Board to be appointed to the CCBF Board following consummation of the Merger. AFB has recommended to CCBF that Blake P. Garrett, Jr., C. Dan Joyner and Dr. David E. Shi be appointed to serve on the CCBF Board in addition to Mr. Abercrombie. CCBF has also agreed to permit the remaining current members of the AFB Board to continue to serve on the Board of Directors of AFB, together with up to four individuals to be selected by CCBF. In addition, CCBF will cause Mr. Abercrombie to be appointed to the position of Vice Chairman of CCBF and to serve on the Executive Committee of CCBF's Board.

     AFB has previously entered into substantially identical employment agreements with Mr. Abercrombie and Mr. Trimble, Chief Operating and Chief Financial Officer of AFB, the terms of which are described in detail in the 1997 Annual Meeting Proxy Statement of AFB (the "AFB Employment Agreements"). The AFB Employment Agreements generally provide for the employment of Messrs. Abercrombie and Trimble as Chairman of the Board, President and Chief Executive Officer and Chief Operating and Chief Financial Officer, respectively, for a period, in each case of 36 calendar months, which can be extended by the AFB Board for a period of up to twelve additional months, based on an annual review of the performance of each such officer by the AFB Board.

     The AFB Employment Agreements currently provide for annual base salaries of $276,000 and $182,400 for Messrs. Abercrombie and Trimble, respectively, subject to annual adjustment by the AFB Board, together with such bonuses as the AFB Board of Directors, in its discretion and upon an evaluation of performance may determine. The AFB Employment Agreements generally provide for the participation by such individuals in all AFB benefit plans. In addition, such agreements provide for benefits payable upon the disability or death of Messrs. Abercrombie and Trimble, and provide for certain severance payments, whether without a "change-in-control" of AFB or after a change-in-control, subject to various limitations.

     CCBF desires to seek the continued employment of Messrs. Abercrombie and Trimble after closing the Merger and has agreed to offer employment to Messrs. Abercrombie and Trimble pursuant to individual employment contracts to be dated as of the Effective Time (each a "CCBF Employment Agreement"). CCBF or AFB will enter into each CCBF Employment Agreement in consideration of Messrs. Abercrombie and Trimble terminating such officer's existing AFB Employment Agreement and agreeing to continued employment under the CCBF Employment Agreement.

     In the case of Mr. Abercrombie, the CCBF Employment Agreement provides that Mr. Abercrombie will be employed as Vice Chairman of the Board of Directors of CCBF and President and Chief Executive Officer of CCBF's principal banking subsidiary located in South Carolina. In addition, the Board of Directors of CCBF shall nominate and use its best efforts to secure the election of Mr. Abercrombie as a director of CCBF during the term of the CCBF Employment Agreement and, if Mr. Abercrombie is so elected, he shall serve as a member of the Executive Committee of the CCBF Board. The CCBF Employment Agreement with Mr. Abercrombie will have a five-year term, beginning at the Effective Time and will automatically, without further action by the CCBF Board, be extended for an additional one-year period on each anniversary of the Effective Time, provided that neither party may cause the term of the CCBF Employment Agreement to cease to extend automatically.

     In the case of Mr. Trimble, the CCBF Employment Agreement provides that Mr. Trimble will be employed as the Executive Vice President and Chief Operating Officer of CCBF's principal banking subsidiary located in South Carolina. The CCBF Employment Agreement with Mr. Trimble will have a two-year term beginning at the Effective Time, but does not include any renewal provisions.

     During the employment term, Messrs. Abercrombie and Trimble will receive cash compensation consisting of a base salary of $300,000 and $193,000 per year, respectively, and will be entitled to participation in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive officers of CCBF on the same basis as such other senior executive officers with full credit given for Messrs. Abercrombie's and Trimble's total accumulated years of service at AFB for purposes of determining vesting and eligibility. CCBF shall also, if requested by Mr. Abercrombie, assume and maintain on his behalf, that certain supplemental retirement benefit between AFB and Mr. Abercrombie.

     For 1997, the CCBF Employment Agreements provide that Messrs. Abercrombie and Trimble will receive an incentive bonus under CCBF's regular incentive plan for 1997 on the basis of a full year of service, and that the stock options to be granted to Mr. Abercrombie during 1997 shall be based on the same percentage of base salary as are the options granted to other Executive Vice Presidents of CCBF, less the value of any options granted in 1997 to Mr. Abercrombie by AFB prior to the Effective Time. To encourage Messrs. Abercrombie and Trimble to remain in the employment of AFB until the Effective Time, CCBF will pay at the Effective Time to Messrs. Abercrombie and Trimble closing bonuses in the amounts of $275,000 and $180,000, respectively. To further encourage Messrs. Abercrombie and Trimble to remain in the employment of CCBF following the Effective Time, CCBF will pay Messrs. Abercrombie and Trimble additional amounts of $24,300 and $15,800, respectively, for each of the 24 months following the Effective Time, which, in the case of Mr. Trimble, will be paid in a lump sum if Mr. Trimble retires prior to the payment in full of such amounts.

     Under the terms of each of the CCBF Employment Agreements, either the executive or CCBF may terminate the executive's employment in consideration of various payments by CCBF, based upon the circumstances of the executive's employment termination. In addition, during the six-month period immediately following the second anniversary of the Effective Time, either Mr. Abercrombie or CCBF may terminate Mr. Abercrombie's employment. In such event, Mr. Abercrombie will continue to receive payments from CCBF calculated on the basis of the remaining period of the employment term, but not to exceed three years. Mr. Trimble will have the right to retire at any time after December 31, 1997, at which time CCBF's obligation to pay Mr. Trimble his base salary of $193,000 per year will cease and in lieu thereof, Mr. Trimble will receive until January 1, 2002, an amount equal to $9,500 for each full month occurring after the date of his retirement.

     During the employment term and the remaining employment term after termination of the executive's employment, each of Messrs. Abercrombie and Trimble has agreed to refrain, within the States of South Carolina and North Carolina, directly or indirectly, and in any capacity, from rendering his services, or engaging or having a financial interest in, any business that is competitive with any of those business activities in which CCBF or its subsidiaries is engaged as of the date of the executive's termination of employment, with certain exceptions.

     In the event that Mr. Abercrombie or Mr. Trimble were to elect not to enter into the CCBF Employment Agreement at the Effective Time and payments were required to be made to him under his existing AFB Employment Agreement, the estimated amount of such payments due Mr. Abercrombie and Mr. Trimble under the terms of the respective AFB Employment Agreements would be $1.5 million and $1.0 million, respectively.

     EXECUTIVE OFFICER STOCK OPTIONS. AFB has granted AFB Options to its executive officers under the AFB 1988 Stock Option and Incentive Plan and to members of AFB's Board of Directors under the 1995 Directors' Performance Plan (the "AFB Option Plans"). The Merger Agreement provides that CCBF will assume any outstanding option grants, whether vested or unvested, which have been granted under the AFB Option Plans on a basis adjusted to reflect the Exchange Ratio. (See "The Merger -- Conversion of AFB Stock and AFB Options; Exchange Ratio.")

     The following table sets forth, with respect to (i) certain executive officers, (ii) all executive officers as a group (the "Executive Officer Group"), and (iii) the Board of Directors of AFB as a group (the "Director Group"), the number of shares of AFB Stock covered by outstanding AFB Options held by such persons as of May 31, 1997:

                                                                         WEIGHTED AVERAGE
                                                    OPTIONS CURRENTLY     EXERCISE PRICE     AGGREGATE VALUE
                                    OPTIONS HELD       EXERCISABLE          PER OPTION        OF OPTION(1)

William L. Abercrombie, Jr.             88,200            88,200              $ 8.91           $ 1,926,087
Michael A. Trimble                      48,400            48,400               10.53               978,612
Executive Officer Group                213,150           213,150                9.87             4,450,924
  (16 persons)
Director Group                          46,700            46,700               15.09               731,137
  (6 persons)

(1) Based on the closing price of AFB Stock of $30.75 as quoted on the Nasdaq National Market on May 30, 1997.

     INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, from and after the Effective Time, CCBF will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of AFB and its subsidiaries from and against all suits, actions, complaints, demands, costs, fines, losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the full extent then permitted under HOLA and by AFB's Charter and Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in defense of any such proceeding.

     Furthermore, for a period of at least three years after the Effective Time, CCBF or AFB (as the surviving federal stock savings bank of the Merger) will maintain AFB's existing directors' and officers' liability insurance policy (or a substitute policy of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous or, with the consent of AFB given prior to the Effective Time, any other policy) covering those persons who were, on the date of the Merger Agreement, covered by AFB's directors' and officers' liability insurance policy; provided, however, that neither CCBF nor AFB shall be obligated to make annual premium payments for such coverage during such three year period in excess of 150% of the annual premium payments required under AFB's existing directors' and officers' liability insurance policy. If the amount of premiums necessary to maintain the required coverage after the Effective Time exceeds this 150% maximum amount, CCBF will use its reasonable efforts to maintain the most advantageous coverage for such 150% maximum amount.

EFFECT ON EMPLOYEE BENEFIT PLANS AND AFB OPTIONS

     The Merger Agreement provides that AFB's employee benefit plans will be reviewed and appropriate amendments, consolidations or terminations will be made thereto at or after the Effective Time; provided, however, that the employees of AFB and its subsidiaries (i) shall be eligible to receive group hospitalization, medical, life, disability and similar benefits on the same basis and under the same terms available to the present employees of CCBF and its subsidiaries, and
(ii) that the overall level of benefits offered or provided to the employees of AFB and its subsidiaries under the CCBF benefit plans will be no less than that offered or provided to the present employees of CCBF and its subsidiaries, and
(iii) that for purposes of qualification and vesting, the employees of AFB and its subsidiaries shall receive credit for their periods of service to AFB and its subsidiaries.

     The various deferred compensation plans and agreements of certain current and former officers and directors of AFB or one or more of its subsidiaries will be continued (and, if deemed appropriate and practical by CCBF's Board of Directors, merged with comparable plans of CCBF) after the Effective Time; provided, however, that (i) no existing rights or benefits of the persons who have deferred or who are deferring compensation under any deferred compensation plan or agreement of AFB or any of its subsidiaries will be eliminated, reduced or adversely affected in any manner, (ii) AFB's deferred compensation plan for its directors will continue in effect, but no further deferrals of directors' fees shall be made thereunder, after the Effective Time, and (iii) AFB's deferred compensation plan for its senior executive management shall remain in effect and further deferrals of compensation may be made thereunder after the Effective Time.

     Under the Merger Agreement, at the Effective Time, all rights with respect to AFB Options which are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become rights with respect to CCBF Stock, and CCBF will assume AFB's obligations with respect to each such AFB Option, in accordance with the terms of the applicable AFB Option Plan and the related option agreements. From and after the Effective Time, (i) each AFB Option assumed by CCBF may be exercised solely for shares of CCBF Stock, (ii) the number of shares of CCBF Stock subject to each AFB Option will be equal to the number of shares of AFB Stock subject to such AFB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such AFB Option will be adjusted by dividing the per share exercise price thereunder by the Exchange Ratio and rounding down to the nearest cent, provided that the number of shares of CCBF Stock subject to each AFB Option and the per share exercise price will, in accordance with the terms of the AFB Option and the per share exercise price, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. Under the Merger Agreement, after the date thereof, no further options to acquire AFB Stock may be granted to AFB.

     Under the Merger Agreement, all restrictions or limitations on transfer with respect to AFB Stock awarded under AFB Option Plans or any other plan, program or arrangement, to the extent that such restrictions or limitations have not already lapsed, will remain in full force and effect with respect to the CCBF Stock into which AFB Stock is converted pursuant to the Merger Agreement.

     Additional information regarding CCBF's and AFB's respective employee benefit plans, as well as information with regard to their executive compensation and employment agreements, and with regard to transactions with AFB's directors and executive officers, is incorporated by reference as set forth in CCBF's Annual Report on Form 10-K for the year ended December 31, 1996 and in AFB's Annual Report on Form 10-K for the year ended December 31, 1996, which documents are incorporated herein by reference. (See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.")

NEW YORK STOCK EXCHANGE LISTING

     The CCBF Stock is listed for trading on the NYSE. The AFB Stock is qualified for quotation on the Nasdaq National Market. The Merger Agreement provides that the listing of the shares of CCBF Stock issuable pursuant to the Merger on the NYSE is a condition to the consummation of the Merger.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     CCBF has in effect a Dividend Reinvestment and Stock Purchase Plan (the "CCBF Stock Plan") pursuant to which its shareholders may purchase shares of CCBF Stock through the reinvestment of dividends and optional cash payments. Under the CCBF Stock Plan, CCBF Stock is purchased by the plan administrator in open market transactions and/or in negotiated transactions only, and no newly-issued shares of CCBF Stock are issued to participants in the CCBF Stock Plan. After the Effective Time, the CCBF Stock Plan will be continued in effect and be available to AFB's former shareholders who have become CCBF shareholders.

RESTRICTIONS ON RESALE OF CCBF STOCK BY AFFILIATES

     Certain restrictions under the 1933 Act will apply to the resale of shares of CCBF Stock issued to certain persons in connection with the Merger. Any person who is an "Affiliate" of CCBF or AFB at the time the Merger Agreement is submitted to a vote of AFB's shareholders may not resell or transfer shares of CCBF Stock received in connection with the Merger during a period of two years following the Effective Time unless (i) such person's offer and sale of those shares has been registered under the 1933 Act, (ii) such person's offer and resale is made in compliance with Rule 145 promulgated under the 1933 Act (which permits limited sales under certain circumstances), or (iii) another exemption from registration is available. Additionally, as a condition of treating the Merger as a pooling-of-interests for accounting purposes, Affiliates of CCBF and AFB will be prohibited from selling or transferring any shares of CCBF Stock or AFB Stock from a date generally 30 days prior to the consummation of the Merger until CCBF shall have published results of its operations for a period of at least 30 days following the Effective Time. Because the CCBF Rights to be received by AFB's shareholders pursuant to the Merger are attached to, and cannot be transferred separately from, the shares of CCBF Stock to which they relate, the CCBF Rights held by Affiliates of CCBF and AFB will be subject to these same restrictions.

     The above restrictions are expected to apply to the directors and executive officers of AFB (and to any relative or spouse of any such person or any relative of any such spouse, any of whom live in the same house as such person, and any trust, estate, corporation or other entity in which such person as a 10% or greater beneficial or equity interest). Stock transfer instructions will be given by CCBF to its stock transfer agent with respect to the CCBF Stock to be received by persons deemed by CCBF to be subject to these restrictions, and the certificates for such stock may be appropriately legended.

     The Merger Agreement provides that AFB will use its best efforts to cause each of its Affiliates to deliver to CCBF, at least 30 days prior to the Effective Time, a written agreement (an "Affiliate Agreement") providing that such person will not offer, sell, pledge, transfer or otherwise dispose of any shares of CCBF Stock except in compliance with the restrictions described above. CCBF's obligation to consummate the Merger is conditioned on its receipt of the Affiliate Agreements (See " -- Conditions to the Merger.")

     PERSONS WHO ARE OR MAY BE AFFILIATES OF AFB SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL REGARDING THE APPLICATION OF THE ABOVE RESTRICTIONS TO THEIR CCBF STOCK.

EXPENSES

     The Merger Agreement provides that CCBF and AFB will each pay its own expenses incident to preparing, entering into and carrying out the Merger Agreement and the transactions contemplated thereby, including filing fees and the fees and expenses of its financial advisors, investment bankers, accountants and counsel; provided, however, that CCBF has paid the filing fees associated with the filing of the Registration Statement and will bear the costs of printing this Prospectus/Joint Proxy Statement.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following Pro Forma Combined Condensed Balance Sheet and Statements of Income and accompanying notes are presented to show the impact of the Merger on CCBF's and AFB's historical financial positions and results of operations. The Merger is reflected in the Pro Forma Combined Condensed Balance Sheet and Statements of Income under the pooling-of-interests method of accounting.

     The pro forma earnings are not necessarily indicative of actual results that might have been achieved had the Merger been consummated at the beginning of the periods presented, and may not be indicative of future results that will be obtained on a combined basis. The Pro Forma Combined Condensed Balance Sheet reflects estimates of the restructuring expenses which may be recognized and transaction expenses which will be incurred. The Pro Forma Combined Condensed Statements of Income do not reflect restructuring expenses which may be recognized or transaction expenses which will be incurred. The Pro Forma Combined Condensed Balance Sheet and Statements of Income do not reflect cost savings from operating efficiencies which may be achieved, or revenue enhancements from the availability of additional services to AFB's customers which may be realized in connection with the Merger. Current estimates of restructuring expenses for 1997 are $8.9 million. Transaction expenses are estimated to be $3.7 million. The cost savings associated with possible operating efficiencies and synergies are forecast to be approximately $8.5 million. Possible revenue enhancements are forecast to total approximately $1.9 million and would be realized, if at all, in 1998 and following years. All of such forecasts are based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of CCBF including, without limitation, general economic, competitive and regulatory conditions. Some or a substantial part of the projected estimates of cost savings and revenue enhancements may not be achievable, if at all, unless and until AFB is merged into CCB Bank. CCBF currently anticipates that such a merger will not occur until approximately two years after the Effective Time. For all the foregoing reasons, the amounts and times of realization of possible costs savings and revenue enhancements may vary materially from those estimated above.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1997

                                                                                                                        CCBF
                                                                                                      PRO FORMA      PRO FORMA
                                                                        CCBF            AFB          ADJUSTMENTS      COMBINED

                                                                                   (IN THOUSANDS)
ASSETS
Cash and due from banks...........................................   $  144,637          35,857          (9,000)(2)    171,494
Time deposits in other banks......................................       42,771          26,001              --         68,772
Federal funds sold and other short-term investments...............      190,000              --              --        190,000
Investment securities:
  Available for sale..............................................    1,112,702         342,829              --      1,455,531
  Held to maturity................................................       82,152           7,717              --         89,869
Loans and lease financing.........................................    3,855,249         866,079              --      4,721,328
  Less reserve for loan and lease losses..........................       50,135          11,228              --         61,363
     Net loans and lease financing................................    3,805,114         854,851              --      4,659,965
Premises and equipment............................................       68,647          17,371              --         86,018
Other assets......................................................      122,059          22,289              --        144,348
     Total assets.................................................   $5,568,082       1,306,915          (9,000)     6,865,997
LIABILITIES
Deposits:
  Noninterest-bearing.............................................   $  593,843          80,473              --        674,316
  Interest-bearing................................................    4,194,480         919,043              --      5,113,523
     Total deposits...............................................    4,788,323         999,516              --      5,787,839
Short-term borrowed funds.........................................      112,617         138,532              --        251,149
Long-term debt....................................................       56,726          30,601              --         87,327
Other liabilities.................................................      107,681          20,793              --        128,474
     Total liabilities............................................    5,065,347       1,189,442              --      6,254,789
SHAREHOLDERS' EQUITY
Common stock......................................................       78,920          11,035           13,517(1)    103,472
Additional paid-in capital........................................      100,912          54,306         (13,517)(1)    141,701
Retained earnings.................................................      325,808          50,885          (9,000)(2)    367,693
Unrealized gain on investment securities available for sale.......       (2,416)          1,247              --         (1,169)
Less: Unearned common stock held by management recognition
  plans...........................................................         (489)             --              --           (489)
     Total shareholders' equity...................................      502,735         117,473          (9,000)       611,208
     Total liabilities and shareholders' equity...................   $5,568,082       1,306,915          (9,000)     6,865,997

(1) Based on the Exchange Ratio of .445 for conversion of AFB Stock into CCBF Stock. At March 31, 1997, CCBF and AFB had 15,783,920 and 11,034,585 shares outstanding, respectively.

(2) The pro forma combined retained earnings reflect the estimated 1997 restructuring expenses of $8.9 million and transaction expenses of $3.7 million related to Merger which total $9.0 million after-tax. The pro forma combined retained earnings do not reflect cost savings from operating efficiencies which may be achieved or revenue enhancements which may be realized in connection with the Merger.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                                                                                                      CCBF
                                                                                                                   PRO FORMA
                                                                                             CCBF        AFB      COMBINED(1)

                                                                                             (IN THOUSANDS EXCEPT PER SHARE
                                                                                                          DATA)
INTEREST INCOME
Loans and lease financing...............................................................   $ 87,065     19,363        106,428
Investment securities...................................................................     16,406      4,967         21,373
Other...................................................................................      3,983      1,371          5,354
     Total interest income..............................................................    107,454     25,701        133,155
INTEREST EXPENSE
Deposits................................................................................     46,664      8,918         55,582
Long-term debt and other borrowings.....................................................      2,729      2,642          5,371
     Total interest expense.............................................................     49,393     11,560         60,953
Net interest income.....................................................................     58,061     14,141         72,202
Provision for loan and lease losses.....................................................      1,775        888          2,663
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES...........................     56,286     13,253         69,539
OTHER INCOME
Service charges on deposit accounts.....................................................      7,669      2,865         10,534
Nondeposit fees and commissions.........................................................      6,462        826          7,288
Other...................................................................................      3,240        361          3,601
Investment securities gains (losses), net...............................................         56          5             61
     Total other income.................................................................     17,427      4,057         21,484
OTHER EXPENSES
Personnel...............................................................................     23,201      5,295         28,496
Net occupancy and equipment.............................................................      5,423      2,050          7,473
Merger-related expense..................................................................      1,016         --          1,016
Other operating.........................................................................     12,351      2,332         14,683
     Total other expenses...............................................................     41,991      9,677         51,668
Income before income taxes..............................................................     31,722      7,633         39,355
Income taxes............................................................................     11,603      2,863         14,466
NET INCOME..............................................................................   $ 20,119      4,770         24,889
NET INCOME PER SHARE
Primary.................................................................................   $   1.28        .42           1.20
Fully diluted...........................................................................       1.28        .42           1.20

WEIGHTED AVERAGE SHARES OUTSTANDING
Primary.................................................................................     15,764     11,241         20,766(2)
Fully diluted...........................................................................     15,764     11,256         20,773(2)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.

(2) Based on the Exchange Ratio of .445 for conversion of AFB Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                                                                                      CCBF
                                                                                                                   PRO FORMA
                                                                                             CCBF        AFB      COMBINED(1)

                                                                                                      (IN THOUSANDS
                                                                                                 EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans and lease financing...............................................................   $ 80,204     18,634         98,838
Investment securities...................................................................     15,698      6,728         22,426
Other...................................................................................      3,850        301          4,151
     Total interest income..............................................................     99,752     25,663        125,415
INTEREST EXPENSE
Deposits................................................................................     43,800      9,536         53,336
Long-term debt and other borrowings.....................................................      2,144      3,181          5,325
     Total interest expense.............................................................     45,944     12,717         58,661
Net interest income.....................................................................     53,808     12,946         66,754
Provision for loan and lease losses.....................................................      2,133        722          2,855
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES...........................     51,675     12,224         63,899
OTHER INCOME
Service charges on deposit accounts.....................................................      6,987      2,384          9,371
Nondeposit fees and commissions.........................................................      5,580        900          6,480
Other...................................................................................      2,171        239          2,410
Investment securities gains (losses), net...............................................        (15)        --            (15)
     Total other income.................................................................     14,723      3,523         18,246
OTHER EXPENSES
Personnel...............................................................................     21,047      4,943         25,990
Net occupancy and equipment.............................................................      5,651      1,791          7,442
Other operating.........................................................................     11,986      2,313         14,299
     Total other expenses...............................................................     38,684      9,047         47,731
Income before income taxes..............................................................     27,714      6,700         34,414
Income taxes............................................................................      9,558      2,345         11,903
NET INCOME..............................................................................   $ 18,156      4,355         22,511
NET INCOME PER SHARE....................................................................   $   1.16        .38           1.09
WEIGHTED AVERAGE SHARES OUTSTANDING.....................................................     15,585     11,448         20,679(2)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.

(2) Based on the Exchange Ratio of .445 for conversion of AFB Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                                      CCBF
                                                                                                                   PRO FORMA
                                                                                             CCBF        AFB      COMBINED(1)

                                                                                                  (DOLLARS IN THOUSANDS
                                                                                                 EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans and lease financing...............................................................   $321,696     75,484        397,180
Investment securities...................................................................     60,992     25,937         86,929
Other...................................................................................     15,076      2,571         17,647
     Total interest income..............................................................    397,764    103,992        501,756
INTEREST EXPENSE
Deposits................................................................................    170,998     37,328        208,326
Long-term debt and other borrowings.....................................................     10,350     12,681         23,031
     Total interest expense.............................................................    181,348     50,009        231,357
Net interest income.....................................................................    216,416     53,983        270,399
Provision for loan and lease losses.....................................................     12,800      4,338         17,138
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES...........................    203,616     49,645        253,261
OTHER INCOME
Service charges on deposit accounts.....................................................     29,045     10,697         39,742
Nondeposit fees and commissions.........................................................     18,863      3,544         22,407
Other...................................................................................     14,176      4,087         18,263
Investment securities gains (losses), net...............................................        505     (2,667)        (2,162)
     Total other income.................................................................     62,589     15,661         78,250
OTHER EXPENSES
Personnel...............................................................................     83,247     20,058        103,305
Net occupancy and equipment.............................................................     21,694      7,400         29,094
FDIC Special Assessment.................................................................      7,400      5,559         12,959
Other operating.........................................................................     49,097      9,997         59,094
     Total other expenses...............................................................    161,438     43,014        204,452
Income before income taxes..............................................................    104,767     22,292        127,059
Income taxes............................................................................     34,452      7,800         42,252
NET INCOME..............................................................................   $ 70,315     14,492         84,807
NET INCOME PER SHARE
Primary.................................................................................   $   4.67       1.28           4.23
Fully diluted...........................................................................       4.67       1.28           4.22

WEIGHTED AVERAGE SHARES OUTSTANDING
Primary.................................................................................     15,048     11,287         20,071(2)
Fully diluted...........................................................................     15,048     11,316         20,084(2)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.

(2) Based on the Exchange Ratio of .445 for conversion of AFB Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                                                      CCBF
                                                                                                                   PRO FORMA
                                                                                             CCBF        AFB      COMBINED(1)

                                                                                                  (DOLLARS IN THOUSANDS
                                                                                                 EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans and lease financing...............................................................   $305,165     70,058        375,223
Investment securities                                                                        61,282     28,322         89,604
Other...................................................................................     17,067      1,178         18,245
     Total interest income..............................................................    383,514     99,558        483,072
INTEREST EXPENSE
Deposits................................................................................    168,983     35,501        204,484
Long-term debt and other borrowings.....................................................     10,421     15,404         25,825
     Total interest expense.............................................................    179,404     50,905        230,309
Net interest income.....................................................................    204,110     48,653        252,763
Provision for loan and lease losses.....................................................      8,183      2,279         10,462
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES...........................    195,927     46,374        242,301
OTHER INCOME
Service charges on deposit accounts.....................................................     25,600      8,545         34,145
Nondeposit fees and commissions.........................................................     14,812      3,024         17,836
Other...................................................................................     12,855      1,237         14,092
Investment securities gains (losses), net...............................................       (978)       162           (816)
     Total other income.................................................................     52,289     12,968         65,257
OTHER EXPENSES
Personnel...............................................................................     79,298     18,269         97,567
Net occupancy and equipment.............................................................     20,929      6,747         27,676
Merger-related expenses.................................................................     10,333         --         10,333
Other operating.........................................................................     49,663      9,584         59,247
     Total other expenses...............................................................    160,223     34,600        194,823
Income before income taxes..............................................................     87,993     24,742        112,735
Income taxes............................................................................     30,133      6,502         36,635
INCOME BEFORE EXTRAORDINARY ITEM (2)....................................................   $ 57,860     18,240         76,100
INCOME PER SHARE BEFORE EXTRAORDINARY ITEM (2)
Primary.................................................................................   $   3.87       1.60           3.80
Fully diluted...........................................................................       3.87       1.60           3.80

WEIGHTED AVERAGE SHARES OUTSTANDING
Primary.................................................................................     14,949     11,425         20,033(3)
Fully diluted...........................................................................     14,949     11,438         20,039(3)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.

(2) Income before extraordinary item and primary and fully diluted income per share before extraordinary item do not reflect the extraordinary item recorded by AFB for the loss on the early extinguishment of debt. The impact of the extraordinary item on pro forma combined net income, primary net income per share and fully diluted net income per share was a charge of $1,709,000, ($.09) and ($.09), respectively.

(3) Based on the Exchange Ratio of .445 for conversion of AFB Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                                                                      CCBF
                                                                                                                   PRO FORMA
                                                                                              CCBF       AFB      COMBINED(1)

                                                                                                  (DOLLARS IN THOUSANDS
                                                                                                  EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans and lease financing................................................................   $243,577    59,237        302,814
Investment securities....................................................................     58,301    26,249         84,550
Other....................................................................................      8,021       883          8,904
     Total interest income...............................................................    309,899    86,369        396,268
INTEREST EXPENSE
Deposits.................................................................................    117,408    27,220        144,628
Long-term debt and other borrowings......................................................      8,958    12,500         21,458
     Total interest expense..............................................................    126,366    39,720        166,086
Net interest income......................................................................    183,533    46,649        230,182
Provision for loan and lease losses......................................................      9,279     1,432         10,711
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES............................    174,254    45,217        219,471
OTHER INCOME
Service charges on deposit accounts......................................................     23,452     6,653         30,105
Nondeposit fees and commissions..........................................................     15,650     2,599         18,249
Other....................................................................................      9,528      (400)         9,128
Investment securities gains (losses), net................................................        357        --            357
     Total other income..................................................................     48,987     8,852         57,839
OTHER EXPENSES
Personnel................................................................................     71,990    16,784         88,774
Net occupancy and equipment..............................................................     21,492     6,616         28,108
Merger-related expenses..................................................................      1,100        --          1,100
Other operating..........................................................................     52,705     8,066         60,701
     Total other expenses................................................................    147,287    31,466        178,753
Income before income taxes...............................................................     75,954    22,603         98,557
Income taxes.............................................................................     30,843     7,072         37,915
NET INCOME...............................................................................   $ 45,111    15,531         60,642
NET INCOME PER SHARE
Primary..................................................................................   $   2.94      1.37           2.97
Fully diluted............................................................................       2.94      1.37           2.97

WEIGHTED AVERAGE SHARES OUTSTANDING
Primary..................................................................................     15,354    11,308         20,386(2)
Fully diluted............................................................................     15,354    11,308         20,386(2)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statement of Income.

(2) Based on the Exchange Ratio of .445 for conversion of AFB Stock into CCBF Stock.

                            PRO FORMA CAPITALIZATION

     The following table sets forth: (i) the unaudited historical capitalization of CCBF as of March 31, 1997; (ii) the unaudited historical capitalization of AFB as of March 31, 1997; and (iii) the unaudited pro forma capitalization of CCBF and AFB assuming the Merger had been consummated on March 31, 1997. This financial information has been based on, and should be read in conjunction with, CCBF's and AFB's interim unaudited financial statements, including the related notes thereto, which are incorporated by reference in this Prospectus/Joint Proxy Statement. (See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.")

                                                                                                                    PRO FORMA
                                                                                               CCBF        AFB      COMBINED

                                                                                                  (DOLLARS IN THOUSANDS)
LONG-TERM DEBT
CCBF:
  Advances from Federal Home Loan Bank with varying maturities to 2017 with rates from
     0.00% to 8.63% (1)...................................................................   $ 23,618                 23,618
  6.75% subordinated notes due 2003.......................................................     32,985                 32,985
  Other long-term debt....................................................................        123                    123
AFB:
  Advances from Federal Home Loan Bank with varying maturities to 2015 with rates from
     0.00% to 5.86%.......................................................................                   601         601
  Other collateralized borrowings with varying maturity dates in 1998 and with rates from
     5.79% to 5.86%.......................................................................                30,000      30,000
     Total long-term debt.................................................................     56,726     30,601      87,327

SHAREHOLDERS' EQUITY
CCBF:
  Serial preferred stock, $5.00 par value. Authorized 5,000,000 shares; none issued.......         --                     --
  Common stock, $5.00 par value; 50,000,000 shares authorized; 15,783,920 shares issued
     and 20,694,310 shares pro forma combined issued, respectively (2)....................     78,920                103,472
  Additional paid-in capital..............................................................    100,912                141,701
  Retained earnings (3)...................................................................    325,808                367,693
  Less: Unrealized loss on investment securities available for sale, net of
     applicable taxes.....................................................................     (2,416)                (1,169)
  Less: Unearned common stock held by management recognition plans........................       (489)                  (489)
AFB:
  Serial preferred stock, no par value. Authorized 10,000,000 shares; none issued.........                    --
  Common stock, $1.00 par value; 50,000,000 shares authorized;
     11,034,585 shares issued.............................................................                11,035
  Additional paid-in capital..............................................................                54,306
  Retained earnings.......................................................................                50,885
  Unrealized gain on investment securities available for sale, net of applicable taxes....                 1,247
     Total shareholders' equity...........................................................    502,735    117,473     611,208
     Total long-term debt and shareholders' equity........................................   $559,461    148,074     698,535

(1) These obligations are direct obligations of subsidiaries of CCBF and, as such, constitute claims against such subsidiaries prior to CCBF's equity interest therein.

(2) Based on the Exchange Ratio of .445 for conversion of AFB Stock into CCBF Stock.

(3) The pro forma combined retained earnings reflect the estimated 1997 restructuring expenses of $8.9 million and transaction expenses of $3.7 million related to Merger which total $9.0 million after-tax. The pro forma combined retained earnings do not reflect cost savings from operating efficiencies which may be achieved or revenue enhancements which may be realized in connection with the Merger.

                   MARKET AND DIVIDEND INFORMATION REGARDING
                            CCBF STOCK AND AFB STOCK

     CCBF Stock is listed for trading on the NYSE and AFB Stock is qualified for quotation on the Nasdaq National Market. As of May 31, 1997, there were 15,794,158 outstanding shares of CCBF Stock held by an aggregate of approximately 7,500 shareholders of record, and there were 11,062,385 outstanding shares of AFB Stock held by approximately 2,800 shareholders of record. The following table lists the high and low closing prices as reported by the NYSE or quoted on the Nasdaq National Market, as applicable, and the amounts of cash dividends declared, with respect to CCBF Stock and AFB Stock for each quarterly period since January 1, 1995. (See "CAPITAL STOCK OF CCBF AND AFB.")

                                                                                 CCBF STOCK                     AFB STOCK
                                                                                              CASH                          CASH
                                                                                            DIVIDEND                      DIVIDEND
                                                                          HIGH      LOW     DECLARED    HIGH      LOW     DECLARED
QUARTERLY PERIOD
YEAR ENDED DECEMBER 31, 1997:
  Second Quarter (1)..................................................   $70.88    62.00       .42      30.75    26.75       .12
  First Quarter.......................................................    70.00    63.75       .42      29.75    18.88       .12

YEAR ENDED DECEMBER 31, 1996:
  Fourth quarter......................................................    71.75    54.75       .42      19.50    17.00       .10
  Third quarter.......................................................    55.00    49.50       .42      18.25    15.50       .10
  Second quarter......................................................    54.75    49.75       .38      16.75    15.00       .10
  First quarter.......................................................    55.75    49.25       .38      15.88    14.25       .07

YEAR ENDED DECEMBER 31, 1995:
  Fourth quarter......................................................    56.50    48.50       .38      15.75    14.00       .07
  Third quarter.......................................................    51.63    41.75       .38      16.13    13.75       .07
  Second quarter......................................................    42.75    38.00       .34      14.75    13.50       .07
  First quarter.......................................................    38.75    34.00       .34      14.25    10.25       .07

(1) Through May 31, 1997.

                           CCB FINANCIAL CORPORATION

GENERAL

     CCBF is a North Carolina business corporation organized in 1982 and registered as a bank holding company with the Federal Reserve under the BHCA and the bank holding company laws of North Carolina. CCBF's principal business is providing banking and other financial services through CCB Bank and other banking subsidiaries. CCBF's principal offices are located at 111 Corcoran Street, Durham, North Carolina.

     Through its subsidiaries, CCBF offers numerous banking services consistent with the needs and conveniences of the areas that it serves. These services include accepting time and demand deposits, making secured and unsecured loans, renting safe deposit boxes, sending and receiving wire transfers, performing trust functions for corporations, pension trusts, and individuals, and providing certain insurance and securities brokerage services. In addition, it provides advisory services to individuals, institutions and corporations regarding financial matters.

     Vigorous competition exists in all major areas where CCBF is presently engaged in business. Its financial institution subsidiaries compete not only with other major commercial banks, but also with diversified and other financial institutions such as thrift institutions, money market and other mutual funds, mortgage companies, leasing companies, finance companies and a variety of financial services and advisory companies. CCBF has primarily focused its business and strategy on meeting this competition and the commercial banking needs of its retail and commercial customers through its branch network.

     For additional information about CCBF and its business operations, reference should be made to CCBF's Annual Report on Form 10-K for the year ended December 31, 1996 and the other documents incorporated by reference herein. (See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.")

SUBSIDIARIES

     CCBF's wholly-owned subsidiaries include CCB Bank, a North Carolina commercial bank headquartered in Durham, North Carolina, which operates 161 offices primarily in the urban corridor of North Carolina along Interstates 85 and 40 from Raleigh to Charlotte, North Carolina; and CCB-Georgia, a Georgia special purpose credit card bank headquartered in Columbus, Georgia. Additionally, CCB Bank has three wholly-owned subsidiaries: CCB Investment and Insurance Service Corporation, CCBDE, Inc., and Southland Associates, Inc.

BENEFICIAL OWNERSHIP OF CCBF STOCK

     Set forth below is information regarding the only person or entity known to the management of CCBF to own beneficially more than 5% of the issued and outstanding shares of CCBF Stock as of May 31, 1997.

                                                                                              AMOUNT AND NATURE        PERCENTAGE
NAME AND ADDRESS                                                                             BENEFICIAL OWNERSHIP     OF CLASS (1)
Central Carolina Bank and Trust Company
111 Corcoran Street
Post Office Box 931
Durham, North Carolina 27702-0931.........................................................         1,150,867(2)           7.29%

(1) The calculation of the percentage of class beneficially owned is based on the shares of CCBF Stock outstanding on May 31, 1997.

(2) Shares of CCBF Stock beneficially owned by CCB Bank are held through its Trust Department in various fiduciary capacities. In addition to the shares reflected above, CCB Bank holds certain other shares of CCBF Stock in various fiduciary capacities as to which it disclaims beneficial ownership. The aggregate number of such shares includes 1,117,680 shares over which CCB Bank exercises sole voting power, 33,187 shares over which it has shared voting power, 620,764 shares over which it has sole investment power, and 224,170 shares over which it has shared investment power.

     Set forth below is information as of May 31, 1997 regarding the beneficial ownership of CCBF Stock by CCBF's current directors and its executive officers individually, and by all directors and executive officers of CCBF as a group. No director or executive officer owned more than one percent of the shares of CCBF Stock outstanding on such date. As of May 31, 1997, CCBF's directors and executive officers owned 526,924 shares, or approximately 3.33%, of the outstanding CCBF Stock.

                                                                                                           AMOUNT AND NATURE OF
                                                                                                              OF BENEFICIAL
NAME                                                                                                          OWNERSHIP (1)
John M. Barnhardt.......................................................................................           12,752(2)
J. Harper Beall, III....................................................................................           30,326(3)
James B. Brame, Jr......................................................................................            5,551(4)
Timothy B. Burnett......................................................................................            3,583(5)
W. L. Burns, Jr.........................................................................................          146,185(6)
Edward S. Holmes........................................................................................            6,820(7)
Bonnie McElveen-Hunter..................................................................................            3,507(8)
David B. Jordan.........................................................................................           43,402(9)
Owen G. Kenan...........................................................................................            6,316(10)
Eugene J. McDonald......................................................................................            4,865(11)
Hamilton W. McKay, Jr., M.D.............................................................................           14,349(12)
George J. Morrow........................................................................................            1,500(13)
Eric B. Munson..........................................................................................            3,737(14)
Ernest C. Roessler......................................................................................           40,873(15)
Miles J. Smith, Jr......................................................................................           72,778(16)
Jimmy K. Stegall........................................................................................           34,626(17)
H. Allen Tate, Jr.......................................................................................           13,821(18)
James L. Williamson.....................................................................................            6,629(19)
Dr. Phail Wynn, Jr......................................................................................            4,036(20)
J. Scott Edwards........................................................................................           39,246(21)
Richard L. Furr.........................................................................................           32,022(22)
All directors and executive officers as a group (21 persons)............................................          526,924(23)

 (1) Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.

 (2) Includes 2,226 shares held by a company Mr. Barnhardt controls, 2,006 shares with respect to which he exercises shared voting and investment power and 2,500 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only.

 (3) Includes 1,440 shares with respect to which Mr. Beall exercises sole voting power only, 8,160 shares with respect to which he exercises shared voting and investment power and 10,142 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only. Does not include 1,005 shares held by Mr. Beall's spouse and children and with respect to which he disclaims any beneficial ownership.

 (4) Includes 2,000 shares which Mr. Brame could purchase under an exercisable option and as to which he is considered to have sole investment power only.

 (5) Includes 1,500 shares which Mr. Burnett could purchase under an exercisable option and as to which he is considered to have sole investment power only.

 (6) Includes 37,884 shares with respect to which Mr. Burns exercises shared voting and investment power, 2,000 shares with respect to which he exercises sole voting power only, 3,792 shares under CCBF's Section 401(k) Retirement Savings Plan (the "401(k) Plan") as to which he is considered to have sole investment power only and 2,500 shares which he could purchase under an exercise option and as to which he is considered to have sole investment power only.

 (7) Includes 2,500 shares which Mr. Holmes could purchase under an exercisable option and as to which he is considered to have sole investment power only. Does not include 21,648 shares held by his spouse and with respect to which he disclaims any beneficial ownership.

 (8) Includes 1,000 shares which Ms. McElveen-Hunter could purchase under an exercisable option and as to which she is considered to have sole investment power only.

 (9) Includes 1,340 shares with respect to which Mr. Jordan exercises shared voting and investment power and 1,165 shares under the 401(k) Plan and 3,147 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(10) Includes 3,530 shares with respect to which Mr. Kenan exercises shared voting and investment power and 2,500 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(11) Includes 1,902 shares with respect to which Mr. McDonald exercises shared voting and investment power and 2,500 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(12) Includes 2,500 shares which Dr. McKay could purchase under an exercisable option and as to which he is considered to have sole investment power only. Does not include 1,396 shares held by his spouse and son and with respect to which he disclaims any beneficial ownership.

(13) Includes 1,000 shares which Mr. Morrow could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(14) Includes 2,500 shares which Mr. Munson could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(15) Includes 3,247 shares with respect to which Mr. Roessler exercises shared voting and investment power and 6,224 shares under the 401(k) Plan and 13,884 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(16) Includes 7,982 shares with respect to which Mr. Smith exercises shared voting and investment power and 2,500 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(17) Includes 5,452 shares with respect to which Mr. Stegall exercises shared voting and investment power and 2,500 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(18) Includes 108 shares with respect to which Mr. Tate exercises shared voting and investment power and 2,500 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only. Does not include a total of 8,068 shares held by or for Mr. Tate's spouse, mother and children and with respect to which he disclaims any beneficial ownership.

(19) Includes 2,500 shares which Mr. Williamson could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(20) Includes 2,500 shares which Mr. Wynn could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(21) Includes 9,564 shares under the 401(k) Plan and 5,710 shares with respect to which Mr. Edwards could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(22) Includes 4,159 shares with respect to which Mr. Furr exercises shared voting and investment power and 4,910 shares under the 401(k) Plan and 5,818 shares which he could purchase under an exercisable option and as to which he is considered to have sole investment power only.

(23) Includes an aggregate of 340,723 shares with respect to which the directors and listed executive officers exercise sole voting and investment power, 82,905 shares with respect to which they have shared voting and investment power, 3,440 shares with respect to which they have sole voting power only, 74,201 shares which such persons could purchase under exercisable options and as to which they have sole investment power only and 25,655 shares under the 401(k) Plan as to which they have sole investment power only.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to CCBF's directors and executive officers, executive and director compensation and compensation plans, certain relationships and related transactions and other related matters as to CCBF is incorporated by reference or set forth in CCBF's Annual Report on Form 10-K for the year ended December 31, 1996 which is incorporated herein by reference. Shareholders of AFB or CCBF desiring a copy of that document may contact CCBF at its address or phone number listed elsewhere in this Prospectus/Joint Proxy Statement under the heading "AVAILABLE INFORMATION."

                           AMERICAN FEDERAL BANK, FSB

GENERAL

     AFB was chartered in 1921 as a state-charted mutual building and loan association, converted to a federal savings and loan association in 1936, and ultimately converted to a federal stock savings bank pursuant to the Conversion in January of 1989.

     AFB is headquartered at 300 East McBee Avenue, Greenville, South Carolina and operates through 40 branch offices located in the northwestern and central regions of South Carolina. AFB's market includes the eight Upstate counties of Greenville, Spartanburg, Cherokee, Oconee, Pickens, Anderson, Laurens and Union, and four adjacent counties of Greenwood, McCormick, Saluda and Lexington located in the Midlands Region of South Carolina. Through its branch operations, AFB provides a wide variety of retail and commercial loan and deposit products.

     At December 31, 1996, AFB had total consolidated assets of approximately $1.3 billion, total consolidated deposits of approximately $1.0 billion, and total consolidated shareholders' equity of approximately $115.6 million.

     In its market areas, AFB is subject to intense competition from a number of local, regional and superregional banking organizations, along with other financial institutions and companies that offer financial services, such as credit unions, retail credit companies, securities firms, insurance companies, small loan companies, finance companies, mortgage companies, and other financial service enterprises. Competition among financial institutions is based upon rates offered on deposit accounts, interest rates charged on loans and other credit and services charges, the quality of services rendered, the convenience of banking facilities, and, in the case of loans to large commercial borrowers, relative lending limits. Additional competition for depositors' funds comes from issuers and suppliers of U.S. Government securities, private debt obligations and other investment alternatives for depositors. Many of AFB's nonbank competitors are not subject to the same extensive regulations that govern federally insured banks and thrifts. As a result, such nonbank competitors may have certain advantages over AFB in providing certain services. In addition, many of the financial organizations in competition with AFB have much greater financial resources than AFB, and are able to offer similar services at more competitive costs with greater lending capacities.

BENEFICIAL OWNERSHIP OF AFB STOCK

     The following table lists, as of May 31, 1997, each holder of record of AFB Stock who had filed with AFB a copy of a Schedule 13D or Schedule 13G indicating that it is or may be deemed to be a beneficial owner of 5% or more of the outstanding shares of AFB Stock.

                                              AMOUNT AND NATURE
                                               OF PERCENTAGE OF        PERCENTAGE
NAME AND ADDRESS                             BENEFICIAL OWNERSHIP     OF CLASS (1)
General Electric Pension Trust
G.E. Investment Corporation
3003 Summer Street
Stamford, CT 06904                                 1,274,755(2)           11.52%
Beck, Mack & Oliver
330 Madison Avenue
New York, NY 10017                                   601,560               5.43
Westport Asset Management, Inc.
253 Riverside Avenue
Westport, CT 06880                                   616,900               5.57
Keefe, Bruyette & Woods, Inc.
2 World Trade Center
85th Floor
New York, NY 10048                                   587,914               5.31(3)

(1) The calculation of percentage of class beneficially owned is based on the shares of AFB Stock outstanding on May 31, 1997.

(2) Under OTS regulations, any person or entity which beneficially owns more than 10% (but less than 25%) of AFB Stock and is one of the two largest shareholders of AFB is presumed, subject to rebuttal, to control AFB. In accordance with OTS regulations, General Electric Pension Trust has made a rebuttal of control filing with the OTS, including a rebuttal of control agreement evidencing that its acquisition of the shares of AFB Stock did not constitute an acquisition of control of AFB. On March 2, 1993, the OTS accepted the rebuttal of control filing and determined that General Electric Pension Trust had effectively rebutted the presumption of control.

(3) Keefe is one of AFB's financial advisors in connection with the Merger and has rendered one of the AFB Fairness Opinions.

     Set forth below is information as of May 31, 1997, regarding the beneficial ownership of AFB Stock by its current directors and certain of its officers individually, and by all directors and executive officers of AFB as a group.

                                               AMOUNT AND NATURE       PERCENTAGE
NAME AND ADDRESS                              BENEFICIAL OWNERSHIP      OF CLASS
William L. Abercrombie, Jr.                          151,524(1)           1.37%
James P. Edwards                                      18,127(2)              *
Blake P. Garrett, Jr.                                 92,500(3)              *
C. Dan Joyner                                         38,378(4)              *
John A. McCarroll                                      8,357(5)              *
David E. Shi, Ph.D.                                   12,477(6)              *
B. J. Skelton, Ph.D.                                  12,000(7)              *
Michael A. Trimble                                   108,364(8)              *

 * Except for Mr. Abercrombie, each director beneficially owns less than 1% of AFB Stock. Except as indicated in other notes to this table describing special relationships with other persons and specifying shares voting or investment power, directors possess sole voting and investment power with respect to all shares of AFB Stock set forth opposite their respective names. The beneficial ownership of AFB Stock set forth reflects 183,300 shares of AFB Stock that may be deemed to be beneficially owned by the directors who have been granted AFB Options that are exercisable within 60 days of May 31, 1997. Such figures also include an aggregate of 36,489 shares allocated to the accounts of directors who are executive officers pursuant to AFB's 401(k) retirement savings plan (the "401(k) Plan").

(1) Includes 88,200 shares that may be acquired by exercise of AFB Options; 15,927 shares held by AFB's 401(k) Plan; 19,036 shares owned by Mr. Abercrombie's wife, Mary Carol Abercrombie; 1,250 shares owned as custodian for Mr. Abercrombie's son, William Travis Abercrombie; 1,079 shares owned by William Travis Abercrombie; and 2,328 shares owned as a custodian for Mr. Abercrombie's daughter, Kristi Cooke Abercrombie.

(2) Includes 8,000 shares that may be acquired by exercise of AFB Options and 4,127 shares held in trust for Mr. Edwards' account in AFB's Deferred Compensation Plan for directors.

(3) Includes 8,000 shares that may be acquired by exercise of AFB Options; 13,000 shares owned as custodian for Mr. Garrett's son, Blake P. Garrett, III; 13,000 shares owned as custodian for Mr. Garrett's daughter, Jennifer
    M. Garrett, 11,000 shares owned as custodian for Mr. Garrett's daughter, Amanda E. Garrett; 9,000 shares owned as custodian for Mr. Garrett's daughter, Laura R. Garrett; 4,000 shares owned by Mr. Garrett's son, Blake
    P. Garrett, III, as custodian for Mr. Garrett's grandson, Oakley M. Garrett; 1,000 shares owned by Mr. Garrett's son, Blake P. Garrett, III as custodian form Mr. Garrett's grandson, Wade H. Garrett; and 2,500 shares owned by Garrett Wenck and Garrett, Inc.

(4) Includes 8,000 shares that may be acquired by exercise of AFB Options; 11,628 shares held in trust for Mr. Joyner's account in AFB's Deferred Compensation Plan for directors; and 2,571 shares owned by Mr. Joyner's wife, Katherine Joyner.

(5) Includes 6,700 shares that may be acquired by exercise of AFB Options.

(6) Includes 8,000 shares that may be acquired by exercise of AFB Options.

(7) Includes 8,000 shares that may be acquired by exercise of AFB Options.

(8) Includes 48,400 shares that may be acquired by exercise of AFB Options; 20,562 shares held by AFB's 401(k) Plan; 1,597 shares owned by Mr. Trimble's wife, Loretta Trimble; and 1,000 shares owned as custodian for Mr. Trimble's son, Paul Trimble.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to AFB's directors and executive officers, executive and director compensation and compensation plans, certain relationships and related transactions and other related matters as to AFB is incorporated by reference or set forth in AFB's Annual Report on Form 10-K for the year ended December 31, 1996 which is incorporated herein by reference. Shareholders of AFB or CCBF desiring a copy of that document may contact AFB at its address or phone number listed elsewhere in this Prospectus/Joint Proxy Statement under the heading "AVAILABLE INFORMATION."

                       CERTAIN REGULATORY CONSIDERATIONS

     THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANKS AND BANK HOLDING COMPANIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELATED TO CCBF. BECAUSE AFB IS A FEDERAL STOCK SAVINGS BANK, ITS DEPOSIT ACCOUNTS ARE INSURED BY THE SAIF OF THE FDIC AND AFB IS SUBJECT TO REGULATION AND EXAMINATION BY THE OTS AND THE FDIC AND TO THE REPORTING REQUIREMENTS OF THE OTS AND THE FDIC. REGULATION OF AFB BY THE OTS AND THE FDIC IS SUBSTANTIALLY SIMILAR IN MOST MATERIAL RESPECTS TO THE REGULATION OF CCBF AND CCB BANK BY SUCH ENTITIES' PRIMARY FEDERAL REGULATORS. FOR A MORE DETAILED DISCUSSION OF THE REGULATORY FRAMEWORK APPLICABLE TO CCBF AND ITS SUBSIDIARIES, INCLUDING CCB BANK, REFERENCE IS MADE TO CCBF'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AND FOR A MORE DETAILED DISCUSSION OF THE REGULATORY FRAMEWORK APPLICABLE TO AFB AND ITS SUBSIDIARIES, REFERENCE IS MADE TO AFB'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996. (SEE "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.")

     GENERAL. CCBF is a bank holding company, registered with the Federal Reserve under the BHCA and with the North Carolina Commissioner of Banks (the "Commissioner") under the North Carolina Bank Holding Company Act of 1984, as amended (the "North Carolina Act"). As such, CCBF and its subsidiaries are subject to the supervision, examination and reporting requirements of the BHCA and the North Carolina Act and the regulations of the Federal Reserve and the Commissioner.

     The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank, (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of the bank, or (iii) it may merge or consolidate with any other bank holding company.

     The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977 (the "CRA"). Both capital adequacy and CRA are discussed below.

     The BHCA, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that CCBF and any other bank holding company located in North Carolina may now acquire a bank located in any other state, and any bank holding company located outside North Carolina may lawfully acquire any North Carolina-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. North Carolina has enacted "opt in" legislation that permits interstate branching. Because of this action by North Carolina, CCBF is currently able to establish and operate branches in other states that have also enacted "opt in" legislation.

     The BHCA generally prohibits CCBF from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHCA does not place territorial limitations on permissible bank-related activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

     CCB Bank, CCBF's primary banking subsidiary, is a member of the FDIC, and as such, its deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC to the extent provided by law. CCB Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and CCB Bank, as a North Carolina bank that is not a member of the Federal Reserve, is supervised and examined by the FDIC and the Commissioner. Such agencies regularly examine the operations of CCB Bank and are given authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. Such agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

     It is anticipated that the Interstate Banking Act will increase competition within the markets in which CCB Bank now operates, although the extent to which such competition will increase in such markets or the timing of such increase cannot be predicted.

     COMMUNITY REINVESTMENT ACT. CCB Bank is subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank's record in meeting the credit needs of the community served by that bank, including low and moderate-income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution,
(iii) establish a new branch office that will accept deposits, (iv) relocate an office, or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.

     Under the current CRA regulations jointly adopted by all federal bank regulatory agencies, the former process-based CRA assessment factors were replaced with a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance consists of three tests: a lending test; an investment test; and a service test. Each of these tests is applied by the institution's federal regulator in an assessment context that takes into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders. The new lending test the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks evaluates an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans. The institution's regulator weighs each of these lending categories to reflect its relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage and consumer loans among different economic segments of the community; (iii) the number and amount of small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding; and (v) the institution's use of innovative or flexible lending practices to meet the needs of low-to-moderate income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies take into account in making their assessments lending by the institution's affiliates as well as community development loans made by the lending consortia and other lenders in which the institution has invested. All financial institutions are required to report data on their small business and small farm loans as well as their home mortgage loans.

     The joint agency CRA regulations provide that an institution evaluated under a given test receive one of five ratings for that test: outstanding; high satisfactory; low satisfactory; needs to improve; or substantial non-compliance. The ratings for each test are then combined to produce an overall composite rating of either outstanding, satisfactory (including both high and low satisfactory), needs to improve, or substantial non-compliance. In the case of a retail-oriented institution, its lending test rating forms the basis for its composite rating. That rating is then increased by up to two levels in the case of outstanding or high satisfactory investment performance, increased by one level in the case of outstanding service and decreased by one level in the case of substantial non-compliance in service. An institution found to have engaged in illegal lending discrimination is rebuttably presumed to have a less-than-satisfactory composite CRA rating. Each of CCB Bank and AFB has a current CRA rating of "outstanding."

     PAYMENT OF DIVIDENDS. CCBF is a legal entity separate and distinct from CCB Bank and CCBF's other subsidiaries. The principal source of cash flow of CCBF, including cash flow to pay dividends to its shareholders, is dividends from CCB Bank. There are statutory and regulatory limitations on the payment of dividends by CCB Bank to CCBF as well as CCBF to its shareholders.

     Under North Carolina law, CCB Bank may pay cash dividends only out of undivided profits and only if CCB Bank has surplus of a specified level. Furthermore, if, in the opinion of the federal regulatory agencies, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve and the FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. Under FDICIA, an insured bank may not pay any dividend if payment would cause it to become undercapitalized or once it is undercapitalized. See "Prompt Corrective Action." Moreover, the Federal Reserve and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     The payment of dividends by CCBF and CCB Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

     CAPITAL ADEQUACY. CCBF and CCB Bank are required to comply with the capital adequacy standards established by the Federal Reserve and the FDIC, respectively. There are two basic measures of capital adequacy: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for an institution to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1997, CCBF's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (I.E., the ratio of Tier 1 Capital to risk-weighted assets) were 13.75% and 11.64%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio") of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0% plus an additional cushion of 100 to 200 basis points. CCBF was in compliance with the minimum Leverage Ratio requirement as of March 31, 1997, with a Leverage Ratio of 8.52%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     CCB Bank is subject to risk-based and leverage capital requirements adopted by the FDIC and was in compliance with applicable minimum capital requirements as of March 31, 1997. Neither CCBF nor CCB Bank has been advised by any federal banking agency of any specific minimum Leverage Ratio requirement applicable to it. The following table sets forth the regulatory capital positions of CCBF and AFB on a historical basis, and of CCBF on a pro forma combined basis, as of March 31, 1997.

                                                                                               RISK-BASED CAPITAL
                                                       LEVERAGE CAPITAL                TIER I                      TOTAL
                                                     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS
                                                                               (DOLLARS IN THOUSANDS)
CCBF
  Actual.........................................   $477,573        8.71%       477,573       11.93        560,592       14.01
  Minimum capital standard.......................    164,491        3.00        160,106        4.00        320,212        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $313,082        5.71%       317,467        7.93        240,380        6.01
AFB
  Actual.........................................   $108,435        8.17%       108,435       13.56        118,443       14.81
  Minimum capital standard.......................     39,795        3.00         31,988        4.00         63,976        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $ 68,640        5.17%        76,447        9.56         54,467        6.81
CCBF PRO FORMA COMBINED
  Actual.........................................   $586,008        8.61%       586,008       12.20        679,035       14.14
  Minimum capital standard.......................    204,286        3.00        192,094        4.00        384,188        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $381,722        5.61%       393,914        8.20        294,847        6.14

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. (See " -- Prompt Corrective Action.")

     The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the federal banking agencies have, pursuant to FDICIA, recently adopted final regulations which require regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies have concurrently proposed a methodology for evaluating interest rate risk which would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

     SUPPORT OF SUBSIDIARY BANK. Under Federal Reserve policy, CCBF is expected to act as a source of financial strength to, and to commit resources to support, CCB Bank or its other banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, CCBF may not be inclined to provide it. In addition, any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but it is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of CCBF are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, if any, and a potential loss of CCBF's investments in such other subsidiary depository institutions.

     PROMPT CORRECTIVE ACTION. FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective on December 19, 1992, the federal banking regulators are required to establish five capital categories ("well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the FDIC final rule implementing the prompt corrective action provisions, a bank that (i) has a Total Capital Ratio of 10.0% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the FDIC, is deemed to be "well-capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater and a Leverage Ratio of 4.0% or greater (or 3.0% or greater in the case of an institution rated composite 1 under the CAMEL rating system) is considered to be "adequately capitalized." A bank that has a Total Capital Ratio of less than 8.0% or a Tier 1 Capital Ratio of less than 4.0% or a Leverage Ratio of less than 4.0% (or less than 3.0% in the case of a bank rated composite 1 under the CAMEL rating system) is considered to be "undercapitalized." A bank that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized" and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     A bank that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purposes" of FDICIA. At March 31, 1997, CCB Bank and AFB each had the requisite capital levels to qualify as well-capitalized.

     FDIC INSURANCE ASSESSMENTS. Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based system, which went into effect January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned.

     Under the final risk-based assessment system there are nine assessment risk classifications (I.E., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the BIF and the SAIF for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (I.E., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (I.E., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (I.E., 1.25%) within a specified period of time.

     Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the assessment rate range of 23 to 31 basis points for SAIF members given the undercapitalized nature of that insurance fund.

     A portion of CCB Bank's deposits are insured by the SAIF of the FDIC as a result of the assumption of certain deposits of a thrift institution during 1993, CCBF's 1995 merger with SCBC, the 1995 merger of CCB Savings Bank of Lenoir, Inc., SSB, a CCBF subsidiary, into CCB Bank, and the 1996 merger of Graham Savings Bank, Inc. SSB, a CCBF subsidiary, into CCB Bank. At March 31, 1997, CCBF had approximately $3.4 billion in BIF-insured deposits and approximately $1.4 billion in SAIF-insured deposits. AFB's deposits are SAIF-insured.

     Recognizing that the disparity between the SAIF and BIF premium rates have adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department and the OTS released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

     A variation of this proposal designated the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted by Congress as part of omnibus budget legislation and signed into law on September 30, 1996. As directed by the Funds Act, the FDIC has implemented a special one-time assessment of approximately
65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). CCBF and AFB recorded pre-tax charges against earnings for the special assessment in the year ended December 31, 1996 of approximately $7.4 million and $5.6 million, respectively.

     In addition, on December 24, 1996, in order to avoid collecting more than needed to maintain the SAIF's capitalization rate at 1.25 percent of aggregate insured deposits, the FDIC adopted in final a revision in the SAIF assessment rate schedule which retroactively effected, as of December 11, 1996, (i) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (ii) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and (iii) a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to FICO assessments. For 1997, FICO assessments are imposed on both BIF- and SAIF-insured deposits at rates of 1.29 basis points and 6.44 basis points, respectively. CCBF and AFB anticipate that the net effect of the decrease in the premium assessment rate on their respective SAIF deposits will result in a reduction in their total deposit insurance premium assessments for the years 1997 through 1999, assuming no further changes in announced premium assessment rates.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

                         CAPITAL STOCK OF CCBF AND AFB

     AFB shareholders' current rights as shareholders are governed by the AFB Charter and Bylaws, HOLA, and the OTS Merger Law. Upon consummation of the Merger, AFB's shareholders will become shareholders of CCBF and their rights will be the same as all other CCBF shareholders and will be governed by the CCBF Restated Articles of Incorporation, as amended ("Restated Articles"), and Bylaws, a Rights Agreement dated as of February 26, 1990 pertaining to the CCBF Rights (the "CCBF Rights Agreement"), and by the NCBCA. Certain differences exist between the current rights of AFB's shareholders as holders of AFB Stock and their rights after the Effective Time as holders of CCBF Stock.

     THE FOLLOWING IS ONLY A GENERAL SUMMARY OF CERTAIN MATERIAL DIFFERENCES IN THE RIGHTS OF CCBF'S AND AFB'S SHAREHOLDERS AND IS NOT INTENDED TO BE COMPLETE. REFERENCE IS MADE TO THE CCBF RESTATED ARTICLES, THE AFB CHARTER, CCBF'S AND AFB'S RESPECTIVE BYLAWS, AND THE OTHER GOVERNING INSTRUMENTS OF CCBF AND AFB, HOLA, THE OTS MERGER LAW AND THE NCBCA FOR A MORE COMPLETE DESCRIPTION OF SUCH DIFFERENCES. AFB'S SHAREHOLDERS SHOULD ALSO CONSULT WITH THEIR OWN LEGAL COUNSEL WITH RESPECT TO SPECIFIC DIFFERENCES AND CHANGES IN THEIR RIGHTS AS SHAREHOLDERS WHICH WILL RESULT FROM THE MERGER.

AUTHORIZED CAPITAL STOCK

     CCBF's authorized capital stock consists of 50,000,000 shares of CCBF Stock, $5.00 par value common stock, of which 15,794,158 shares were issued and outstanding as of May 31, 1997, and 5,000,000 shares of serial preferred stock ("CCBF Preferred Stock"), none of which were issued and outstanding at that date.

     By an amendment to the CCBF Restated Articles which may be adopted without shareholder approval, CCBF's Board of Directors may divide shares of the CCBF Preferred Stock into, and issue the same in, one or more classes and in one or more series within each class, and such Board is authorized to determine and fix the designations, relative rights, preferences and limitations of shares in each such class and series of the CCBF Preferred Stock so established. Subject to the provisions of the NCBCA and the rules of the NYSE, shares of CCBF Stock and each such class or series or CCBF Preferred Stock may be issued from time to time without shareholder approval at such times, for such purposes and for such consideration as the CCBF Board of Directors may deem advisable.

     For use in connection with the "Rights Plan" (as described below), CCBF's Board of Directors has established a series of CCBF Preferred Stock designated as its Series A Junior Participating Preferred Stock ("Series A Preferred") consisting of shares and having certain special rights for purposes of dividends and other distributions, voting, dissolution and liquidation and in connection with certain mergers of CCBF. Although 200,000 shares of CCBF Preferred Stock have been designated as Series A Preferred, none have been issued.

     AFB's authorized capital stock consists of 50,000,000 shares of Common Stock, $1.00 par value per share, of which 11,062,385 shares were issued and outstanding as of May 31, 1997, and 10,000,000 shares of preferred stock, none of which were issued and outstanding at that date.

CCBF RIGHTS PLAN

     The CCBF Rights Agreement provides for a plan (the "Rights Plan") pursuant to which one CCBF Right was distributed during 1990 to CCBF's shareholders for each of their shares of CCBF Stock. Also under the Rights Plan, after the date of the CCBF Rights Agreement and before the earlier of the "Distribution Date" (as defined below) or the date of redemption or expiration of the CCBF Rights, each new share of CCBF Stock issued (including the shares into which AFB Stock will be converted in connection with the Merger) also has attached to it one CCBF Right.

     The CCBF Rights currently are not exercisable, but may become so in the future on a date (the "Distribution Date") which is 20 business days after (i) a public announcement that any person or group has become an "Acquiring Person" by acquiring beneficial ownership of 15% or more of the outstanding CCBF Stock, or
(ii) the date of commencement by any person of, or the announcement by any person of his intention to commence, a tender or exchange offer which would result in his becoming an Acquiring Person. However, after the time any person becomes an Acquiring Person, all CCBF Rights held by or transferred to such Acquiring Person (or any associate or affiliate of such Acquiring Person) shall be void and of no effect.

     Until the Distribution Date, each CCBF Right will be evidenced by the certificate evidencing the CCBF Stock to which it relates and may be transferred only with such CCBF Stock, and the surrender for transfer of any CCBF Stock certificate also will constitute the transfer of the CCBF Rights related thereto. After the Distribution Date, separate certificates evidencing each CCBF Right will be distributed to the record holders of the CCBF Stock to which such CCBF Rights are attached, and each such CCBF Right may then be exercised to purchase .01 of a share of Series A Preferred for a price of $100 (the "Purchase Price") (all as adjusted from time to time as described in the CCBF Rights Agreement). In the alternative (and subject to certain exceptions), after any person becomes an Acquiring Person (i) each CCBF Right may be exercised to purchase the number of shares of CCBF Stock equal to the result obtained by multiplying the then current Purchase Price by the number of Series A Preferred interests covered by the CCBF Right, and dividing that product by 50% of the market price of a share of CCBF Stock, or, (ii) unless the Acquiring Person has become the beneficial owner of more than 50% of the outstanding CCBF Stock, CCBF's Board of Directors at its option may exchange one share of CCBF Stock, or a number of shares of Series A Preferred having voting rights equivalent to one share of CCBF Stock, for all or part of the outstanding CCBF Rights.

     If CCBF is acquired in a merger or other business combination or if 50% of its consolidated assets or earnings power is sold, each CCBF Right will entitle the holder, other than the Acquiring Person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the CCBF Right.

     The CCBF Rights will expire on February 26, 2000 and may be redeemed by CCBF at any time prior to the acquisition by a person or group of 15% or more of the outstanding CCBF Stock at a price of $.01 per CCBF Right.

SPECIAL MEETINGS OF SHAREHOLDERS

     CCBF's Bylaws require that a special meeting of shareholders may be called by the Chairman, Vice Chairman, President or Board of Directors of CCBF or by any CCBF shareholder pursuant to the written request of the holders of at least 10% of all shares of CCBF Stock entitled to be voted at such a meeting.

     Under AFB's Bylaws, a special meeting of AFB's shareholders may be called only by its Chairman of the Board of Directors or President, or by a majority vote of its Board of Directors and must be called by its Chairman of the Board, President or Secretary upon the written request of the holders of at least 20% of the AFB Stock.

DIRECTORS

     NUMBER OF DIRECTORS. Under CCBF's Bylaws, its Board of Directors consists of not less than nine nor more than 23 directors, with the actual number of directors to be determined by the CCBF Board or CCBF's shareholders from time to time within the above minimum and maximum numbers. The number of directors is fixed at 19 until the Effective Time at which time the number of directors will be increased to 23.

     The AFB Charter provides that the number of AFB's directors shall not be less than seven nor more than fifteen. Under AFB's Bylaws, the number of directors is fixed at eight.

     ELECTION OF DIRECTORS. At CCBF's 1997 Annual Meeting of Shareholders, an amendment to CCBF's Bylaws was approved dividing CCBF's directors into three classes and providing that each class is to be elected to staggered three-year terms so that the terms of approximately one-third of CCBF's directors expire each year. In order to effect this classification of CCBF's Board, at the 1997 Annual Meeting seven directors were elected to one-year terms, six directors were elected to two-year terms, and six directors were elected to three-year terms. Starting with CCBF's 1998 Annual Meeting of Shareholders, one class of directors will be elected each year for a three-year term. Under the CCBF Restated Articles and By-Laws, shareholders of CCBF have the right to cumulate their votes in the election of CCBF directors; provided, however, under the NCBCA, because CCBF has a class of capital stock registered under the 1934 Act, so long as such registration remains in effect (i.e. CCBF is a "public corporation") such right is withdrawn.

     Under the AFB Charter, AFB's shareholders have the right to cumulate their votes in the election of directors. AFB's directors are elected to staggered three-year terms, and the terms of approximately one-third of the AFB directors expire each year.

     VACANCIES RESULTING FROM INCREASE IN NUMBER. CCBF's Bylaws authorize the CCBF Board or the shareholders of CCBF to appoint new directors to fill vacancies arising by reason of death, resignation or removal or resulting from an increase (within the above minimum and maximum numbers) by the Board of Directors in the number of CCBF's directors.

     AFB's Bylaws provide that vacancies existing on the Board of Directors (whether by death or resignation or by an increase in the number of directors) may be filled by a majority vote of the remaining directors, with the director so appointed serving until the next election of directors by AFB's shareholders.

     REMOVAL OF DIRECTORS. At CCBF's 1997 Annual Meeting of Shareholders, CCBF's shareholders approved an amendment to the CCBF Restated Articles providing that a CCBF director may be removed only for "cause." Cause means (a) the criminal prosecution and conviction of the director of an act of fraud, embezzlement, theft or personal dishonesty, (b) prosecution and conviction of the director for a criminal offense involving dishonesty or breach of trust as described by the FDIA, or (c) the occurrence of an event causing such director to be "unbondable" under any of CCBF's fidelity bonds or insurance policies covering directors.

     AFB's Bylaws provide that at a meeting of AFB's shareholders specifically called for such purpose, any director may be removed by a vote of the holders of a majority of the AFB Stock; provided, however, that if less than the whole Board is to be removed, no one director may be removed if the votes cast against such removal would be sufficient to elect a director if cumulatively voted at an election of the class of directors of which such a director is a part.

     RELEASE FROM LIABILITY. The CCBF Restated Articles provide that to the extent permitted by the NCBCA, CCBF's directors shall not be personally liable for monetary damages in any action by or in the right of CCBF or otherwise for breach of their duties as directors.

     AFB does not, and under OTS regulations may not, adopt a provision to the AFB Charter or AFB's Bylaws exculpating directors from personal liability.

     NOMINATIONS. CCBF's Bylaws do not contain specific provisions restricting or conditioning nominations of directors. CCBF's directors need not be North Carolina residents. Under the Bank Act, each director of CCBF must beneficially own unencumbered shares of CCBF Stock having an aggregate "book value" of at least $1,000, and at least 75% of the directors of CCB Bank must be residents of North Carolina.

     AFB's Bylaws provide that nominations for election as a director shall be made by AFB's Board at least 20 days prior to the relevant annual shareholders meeting and may be made by any shareholder in a writing delivered to AFB's Secretary at least five days prior to the annual meeting. AFB's Bylaws require nominees for election to own at least 1,000 shares of AFB Stock.

BUSINESS COMBINATIONS AND CHANGES IN CONTROL

     CHARTER PROVISIONS. In general, the NCBCA requires that any merger, share exchange, voluntary liquidation or transfer of substantially all the assets (other than in the ordinary course of business) of a business corporation be approved by the corporation's shareholders by a majority of the votes entitled to be cast on the proposed transaction. However, the CCBF Restated Articles contain "supermajority" provisions that, in the case of certain business combination transactions, require a higher vote of CCBF's shareholders than otherwise would be required by the NCBCA.

     This supermajority provision ("CCBF's 85% Vote Requirement") requires that notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any securities exchange or otherwise, certain "CCBF Business Combinations" with an "Interested Shareholder" (as those terms are defined below) require the affirmative vote of both (i) the holders of at least 85% of each class of outstanding shares of capital Stock entitled to vote generally in the election of directors (each voting separately as a class), and (ii) the holders of at least a majority of the issued and outstanding voting Stock of CCBF held by persons other than the Interested Shareholder or an affiliate or associate of the Interested Shareholder. However, CCBF's 85% Vote Requirement will not apply in the case of a CCBF Business Combination that has been approved by a majority of CCBF's directors who are not affiliated with the Interested Shareholder and who become directors before the Interested Shareholder became such (the "CCBF Continuing Directors") or which satisfies the "CCBF Fair Price Provisions" (as described below) also contained in the CCBF Restated Articles.

     The term "CCBF Business Combination" generally includes: (i) any merger or consolidation of CCBF or a subsidiary with an Interested Shareholder or an affiliate or associate of an Interested Shareholder; (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition to or with an Interested Shareholder or an affiliate or associated of an Interested Shareholder of all or substantially all, or as much as 10% of, the assets or businesses of CCBF or any subsidiary; (iii) any purchase, exchange, lease or other acquisition by CCBF or any subsidiary of all or substantially all, or as much as 10% of, the assets or businesses of an Interested Shareholder or an affiliate or associate of an Interested Shareholder; (iv) the issuance or transfer of any securities of CCBF or any subsidiary to an Interested Shareholder or an affiliate or associate of an Interested Shareholder for consideration having a value of more than $5 million; (v) the adoption of any plan proposed by or on behalf of an Interested Shareholder or an affiliate or associate of an Interested Shareholder for the liquidation or dissolution of CCBF; (vi) any recapitalization or reclassification of securities, or any merger or consolidation of CCBF with any of its subsidiaries, or any other transaction (whether or not involving an Interested Shareholder) that would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of CCBF or any subsidiary which is directly or indirectly owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder.

     An "Interested Shareholder" for purposes of CCBF's 85% Vote Requirement generally is any person who: (i) together with his or its affiliates, beneficially owns, directly or indirectly, 20% or more of any class of CCBF's outstanding voting Stock, (ii) is an affiliate of CCBF and at any time within the preceding two years beneficially owned, directly or indirectly, 20% or more of any class of CCBF's outstanding voting Stock; or (iii) is an assignee of or has otherwise succeeded to any shares of any class of outstanding voting Stock which at any time within the preceding two years were beneficially owned by any Interested Shareholder.

     FAIR PRICE PROVISIONS. A provision of the CCBF Restated Articles (the "CCBF Fair Price Provisions") provides that the CCBF 85% Vote Requirement will not apply in the case of a CCBF Business Combination if: (i) the aggregate consideration to be received per share of CCBF Stock by CCBF's shareholders is not less than the higher of (A) the highest price per share paid by the Interested Shareholder for CCBF Stock within two years preceding the announcement of the CCBF Business Combination or the date the person became an Interested Shareholder or (B) the fair market value per share of CCBF Stock on such announcement date or on the date the person became an Interested Shareholder; (ii) the aggregate consideration to be received by CCBF's shareholders per share of any other class of CCBF's voting Stock other than the CCBF Stock is not less than the higher of (A) the highest price per share paid by the Interested Shareholder for shares of such other class of voting Stock within two years preceding the announcement of the CCBF Business Combination or the date the person became an Interested Shareholder, (B) the highest preferential amount per share to which holders of shares of such other class are entitled in the event of any liquidation, dissolution or winding up of CCBF, or
(C) the fair market value per share of such other class on such announcement date or on the date the person became an Interested Shareholder; (iii) the consideration to be received by CCBF's shareholders is in cash or in the same form as the consideration paid by the Interested Shareholder in acquiring shares already owned (provided, that if the Interested Shareholder has paid varying forms of consideration, the form of consideration paid to CCBF's shareholders in the CCBF Business Combination shall either be cash or in the form used to acquire the largest number of shares of such class of voting Stock already owned); (iv) except as approved by the CCBF Continuing Directors, after the Interested Shareholder has become such and prior to consummation of the CCBF Business Combination (A) there has been no failure to pay any regular quarterly dividend on any outstanding preferred Stock or reduction in the annual dividend rate on CCBF Stock, and (B) the Interested Shareholder shall not have acquired beneficial ownership of any additional shares of CCBF voting Stock; (iv) after becoming an Interested Shareholder, such person shall not have received the benefit of certain financial assistance or tax advantages; and (v) a proxy statement in conformity with the 1934 Act and regulations thereunder shall be mailed to all CCBF shareholders.

     NORTH CAROLINA SHAREHOLDER PROTECTION ACT. The North Carolina Shareholder Protection Act (the "Shareholder Protection Act") generally requires that, unless certain "fair price" and procedural requirements are satisfied, an affirmative vote of 95% of a corporation's voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation's voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Shareholder Protection Act is applicable to CCBF.

     CONTROL SHARE ACQUISITION ACT. The North Carolina Control Share Acquisition Act (the "Control Share Act") generally provides that, except as provided below, "Control Shares" will not have any voting rights. Control Shares are shares acquired be a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third or a majority of all voting power in the election of the corporation's directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation's voting Stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the hold a majority of all voting power in the election of the corporation's directors, then the corporation's other stockholders may require the corporation to redeem their shares at their fair value. The Control Share Act is applicable to CCBF.

AMENDMENT OF ORGANIZATIONAL DOCUMENTS

     ARTICLES. Subject to certain conditions, an amendment to the CCBF Restated Articles may be effected if the amendment is approved by the vote of the holders of a majority of the CCBF Stock present at the shareholders meeting at which such amendment proposal is considered. However, unless recommended to CCBF's shareholders by a vote of three-fourths of the CCBF Continuing Directors, the affirmative vote of both (i) the holders of not less than 85% of CCBF's outstanding voting

Stock (each voting separately as a class) and (ii) the holders of a majority of outstanding CCBF voting Stock held by persons other than an Interested Shareholder or any affiliate or associate of an Interested Shareholder, is required to amend or repeal, or to adopt provisions inconsistent with, the provisions of the CCBF 85% Vote Requirement and the CCBF Fair Price Provisions.

     An amendment to the AFB Charter may be effected by the vote of the holders of a majority of the AFB Stock.

     BYLAWS. CCBF's Bylaws may be amended or repealed, and new Bylaws may be adopted, by the affirmative vote of a simple majority of CCBF's directors or by the affirmative vote of the holders of a majority of the shares of CCBF Stock represented, in person or by proxy, at a shareholders' meeting; provided, however, that any Bylaw approved by CCBF's shareholders may be amended or repealed only by a vote of the shareholders and any Bylaw providing for a higher Board or shareholder vote requirement for its amendment or repeal may be amended or repealed by such higher vote.

     AFB's Bylaws may be amended or repealed, and new Bylaws may be adopted, by the affirmative vote of a majority of AFB's directors in office at the time such action is submitted to a vote of the AFB Board of Directors or by the holders of a majority of the AFB Stock subject in each case to compliance with applicable OTS regulations.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

     Certain of the provisions of the CCBF Restated Articles and CCBF's Bylaws discussed above may have the effect of preventing, discouraging or delaying a change in control of CCBF not approved by its Board of Directors, but pursuant to which its shareholders might receive a substantial premium for their shares over current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.

     The authority of CCBF's Board of Directors to issue CCBF Preferred Stock with such rights and privileges as it may deem appropriate may enable such Board to prevent a change in control despite a shift in ownership of CCBF Stock. In addition, such Board's power to issue additional shares of CCBF Stock, as the case may be, may help delay or discourage a change in control by increasing the number of shares needed to gain control.

     The ability of CCBF's Board to expand the number of directors up to 23, without shareholder approval, and to fill vacancies resulting from such an increase, may allow the Board to prevent, for a period of time, a person or entity owning a majority of the voting shares of CCBF from electing a majority of the directors of CCBF's Board. Further, the overall effect of the classification of CCBF's Board may be to delay a dissatisfied shareholder or anyone who obtains a majority of the CCBF Stock from electing its designees to a majority of the seats on the CCBF Board.

     The CCBF 85% Vote Requirement is designed to make more difficult an acquisition of CCBF by an Interested Shareholder who has accumulated a sufficient number of shares of CCBF Stock to influence or cause a CCBF Business Combination on terms favoring or giving preferential treatment to the Interested Shareholder. Should such a CCBF Business Combination be proposed and not receive the approval of CCBF Continuing Directors, absent compliance with the CCBF Fair Price Provisions, the holders of a small minority of CCBF Stock who elect to oppose the proposed CCBF Business Combination could prevent the consummation of such transaction.

     The CCBF Fair Price Provisions are designed to discourage attempts to take over CCBF in nonnegotiated transactions utilizing two-tier pricing tactics (which typically involve the accumulation of a substantial block of the target corporation's Stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser). Therefore, due to the difficulties of complying with the requirements of such provisions, they have an anti-takeover effect and generally may discourage attempts to obtain control of CCBF. As a result, holders of CCBF Stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the CCBF Fair Price Provisions would give veto power to the holders of a minority of the shares of CCBF's voting shares, and could give veto power to a minority of CCBF's Board of Directors, with respect to a CCBF Business Combination, which a majority of the shareholders and directors may believe to be desirable and beneficial. In any Business Combination not receiving the requisite approval of CCBF's shareholders or directors, requirements regarding minimum price, while providing objective pricing criteria, could be arbitrary and not indicative of value. The purpose of the CCBF Fair Price Provisions is to encourage potential acquirors to engage in arm's length negotiations with CCBF before attempting takeover transactions in order to provide protection for CCBF and its shareholders and to insure that all shareholders receive a fair price for their shares. These provisions also are intended to prevent an acquiror from obtaining an initial position and thereafter acquiring CCBF's remaining shares for a lower price or with a less desirable form of consideration.

     Similarly, CCBF's Rights Plan may have an anti-takeover effect. The Rights Plan would enable CCBF's existing shareholders to purchase shares of Series A Preferred at the stated Purchase Price or a number of shares of CCBF Stock at a price equal to approximately 50% of the then current fair market value of such Stock. The effect of the Rights Plan may be to discourage an uninvited or unfriendly attempt to acquire control of CCBF as the effect of purchases of Series A Preferred or CCBF Stock likely would be to cause an Acquiring Person to suffer substantial dilution of its voting power and significant deterioration in the value of its shares.

     The cumulative impact of the applicability of the Shareholder Protection Act and the Control Share Act is to render more difficult, or to discourage, a merger, tender offer or proxy contest, or the assumption of control by the holder of a large block of or CCBF's voting securities, and would make more difficult any attempt to remove incumbent management, even if any one or more of the foregoing matters may be favorable to, or in the bests interests, of CCBF's shareholders.

                                INDEMNIFICATION

     The NCBCA provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

     PERMISSIBLE INDEMNIFICATION. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation's best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

     MANDATORY INDEMNIFICATION. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding.

     ADVANCE FOR EXPENSES. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

     COURT-ORDERED INDEMNIFICATION. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

     VOLUNTARY INDEMNIFICATION. In addition to and separate and apart from "permissible" and "mandatory" indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney's fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

     PARTIES ENTITLED TO INDEMNIFICATION. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

     INDEMNIFICATION BY CCBF AND AFB. Subject to restrictions as are provided by federal securities law, CCBF's Bylaws provide for indemnification of CCBF's directors and officers to the fullest extent permitted by the NCBCA, and require its Board of Directors to take all actions necessary and appropriate to authorize such indemnification. Neither the AFB Charter nor AFB's Bylaws specifically provide for indemnification of AFB's directors and officers. AFB has adopted by a resolution of its Board of Directors the provisions of the regulations of the OTS applicable to indemnification of the officers and directors of a federal savings bank. AFB's right and ability to provide indemnity to its officers and directors under these provisions are subject to significant limitations and procedural requirements with the result being that CCBF's right and ability to provide indemnification to its officers and directors are significantly broader than those of AFB. In addition, CCBF and AFB each currently maintains directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling CCBF or AFB pursuant to the CCBF Restated Articles, CCBF's Bylaws, the Merger Agreement, HOLA or the regulations of the OTS, CCBF and AFB have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable.

     RELEASE OF DIRECTOR LIABILITY. As discussed above (see "CAPITAL STOCK OF CCBF AND AFB -- Directors -- RELEASE FROM LIABILITY"), the CCBF Restated Articles eliminate, to the fullest extend permitted by the NCBCA, the personal liability of its directors in any action by or in the right of CCBF or otherwise for monetary damages for breach of their duties as directors.

                                 LEGAL MATTERS

     The validity of the shares of CCBF Stock to be issued to AFB's shareholders in connection with the Merger will be passed upon for CCBF by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., who serves as counsel to CCBF with respect to the Merger. Robert A. Singer, a partner in such firm, beneficially owns, or has sole or shared voting control as a trustee or otherwise over, a total of 5,891 shares of CCBF Stock.

                                    EXPERTS

     The consolidated financial statements of CCBF as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG Peat Marwick LLP's report refers to the fact that on January 1, 1994, CCBF adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     The consolidated financial statements of AFB as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

     CCBF's and AFB's Boards of Directors do not intend to bring any matter before their respective Special Meetings other than as specifically set forth in this Prospectus/Joint Proxy Statement, and they know of no other business that will be brought before their respective Special Meetings by any other person. However, should other matters properly be presented for action at either of the Special Meetings, the persons named in appointments of proxy to represent shareholders at that

Special Meeting, or their substitutes, will be authorized to vote shares represented by those appointments of proxy according to their best judgment on such matters.

                           PROPOSALS OF SHAREHOLDERS

     If for any reason the Merger is not consummated, then a 1998 Annual Meeting of AFB's Shareholders likely would be held during April of 1998. In such event, any proposal (other than nominations for directors) of a shareholder intended to be presented at that meeting would have to have been received by AFB at its main office in Greenville, South Carolina no later than November 14, 1997 to be considered timely received for inclusion in the proxy statement and appointment of proxy issued in connection with the meeting.

     The 1998 Annual Meeting of Shareholders of CCBF will be held on or about April 21, 1998. Any proposal (other than nominations for directors) of a CCBF shareholder intended to be presented at that meeting would have to have been received by CCBF at its main office in Durham, North Carolina no later than November 17, 1997 to be considered timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with the meeting.

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
                                   APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION


              THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 17, 1997, by and between CCB Financial Corporation ("CCB"), a North Carolina corporation; and American Federal Bank, FSB ("American Federal"), a federal stock savings bank.


                                    PREAMBLE

              The respective Boards of Directors of American Federal and CCB are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of American Federal by CCB pursuant to the merger of American Federal Interim Savings Bank, FSB ("American Federal Interim"), a newly formed, first tier subsidiary of CCB, with and into American Federal. At the effective time of such merger, the outstanding shares of the capital stock of American Federal shall be converted into the right to receive shares of the common stock of CCB (except as provided herein). As a result, shareholders of American Federal shall become shareholders of CCB and American Federal shall continue to conduct its business and operations as a wholly-owned subsidiary of CCB. The transactions described in this Agreement are subject to the approvals of the shareholders of American Federal, the shareholders of CCB, the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income Tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

              Following the execution and delivery of this Agreement, as a condition and inducement to CCB's willingness to enter into this Agreement, American Federal and CCB will enter into a stock option agreement pursuant to which American Federal will grant to CCB an option to purchase shares of American Federal Common Stock.

              Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

              NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:


                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

              1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, American Federal Interim shall be merged with and into American Federal in accordance with the provisions of Title 12, United States Code, Section 1467a(t) (the "Merger"). American

Federal shall be the Surviving Association resulting from the Merger and shall become a wholly-owned Subsidiary of CCB and shall continue to be governed by the Laws of the United States. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of American Federal and CCB, and the terms of the Plan of Merger to be entered into by American Federal and American Federal Interim, upon the organization of American Federal Interim.

              1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M. Eastern Time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

              1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time of endorsement of the Articles of Combination reflecting the Merger by the OTS or on such other date and at such other time as the OTS declares the Merger effective (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the last day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of American Federal and CCB approve this Agreement to the extent such approval is required by applicable Law.

              1.4 EXECUTION OF STOCK OPTION AGREEMENT. Immediately following the execution and delivery of this Agreement by the Parties and as a condition and inducement to CCB's entering into this Agreement, American Federal shall execute and deliver to CCB the American Federal Stock Option Agreement.


                                    ARTICLE 2
                                 TERMS OF MERGER

              2.1 BUSINESS OF SURVIVING ASSOCIATION. The business of the Surviving Association from and after the Effective Time shall continue to be that of a federal stock savings bank organized under the Laws of the United States. The business shall be conducted from its main office in Greenville, South Carolina and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

              2.2 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of American Federal Interim shall be merged into and continued in the Surviving Association. All rights, franchises, and interests of both American Federal and

American Federal Interim in and to every type of property (real, personal, and mixed), and all chooses in action of both American Federal and American Federal Interim shall be transferred to and vested in the Surviving Association without any deed or other transfer. The Surviving Association, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either American Federal or American Federal Interim at the Effective Time.

              2.3 ASSUMPTION OF LIABILITIES. All Liabilities and obligations of both American Federal and American Federal Interim of every kind and description (including without limitation the liquidation account established by American Federal in connection with its conversion to the stock form of organization, as in existence at the Effective Time) shall be assumed by the Surviving Association, and the Surviving Association shall be bound thereby in the same manner and to the same extent that American Federal and American Federal Interim were so bound at the Effective Time.

              2.4 CHARTER. The Charter of American Federal in effect immediately prior to the Effective Time shall be the Charter of the Surviving Association until duly amended or repealed.

              2.5 BYLAWS. The Bylaws of American Federal in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association until duly amended or repealed.

              2.6 DIRECTORS AND OFFICERS. The directors of American Federal in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Association from and after the Effective Time in accordance with the Bylaws of the Surviving Association. The officers of American Federal in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Association from and after the Effective Time in accordance with the Bylaws of the Surviving Association.


                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

              3.1 CONVERSION OF SHARES. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of CCB, American Federal, American Federal Interim, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of CCB Capital Stock and attached CCB Right issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of American Federal Interim Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of American Federal Common Stock.

                  (c) Each share of American Federal Common Stock (excluding shares held by any American Federal Company or any CCB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .445 of a share of CCB Common Stock (as adjusted pursuant to Section 3.2 and Section 10.1(j), the "Exchange Ratio"). Pursuant to the CCB Rights Agreement, each share of CCB Common Stock issued in connection with the Merger upon conversion of American Federal Common Stock shall be accompanied by a non-detachable CCB Right.

              3.2 ANTI-DILUTION PROVISIONS. In the event CCB changes the number of shares of CCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

              3.3 SHARES HELD BY AMERICAN FEDERAL OR CCB. Each of the shares of American Federal Common Stock held by any American Federal Company or by any CCB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

              3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of American Federal Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CCB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CCB Common Stock multiplied by the market value of one share of CCB Common Stock at the Effective Time. The market value of one share of CCB Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source selected by CCB) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

              3.5   CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.

                    (a) At the Effective Time, each option or other Equity Right to purchase shares of American Federal Common Stock pursuant to stock options or stock appreciation rights ("American Federal Options") granted by American Federal under the American Federal Stock

Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to CCB Common Stock, and CCB shall assume each American Federal Option, in accordance with the terms of the American Federal Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) CCB and its Compensation Committee shall be substituted for American Federal and the Committee of American Federal's Board of Directors (including, if applicable, the entire Board of Directors of American Federal) administering such American Federal Stock Plan, (ii) each American Federal Option assumed by CCB may be exercised solely for shares of CCB Common Stock (or cash, if so provided under the terms of such American Federal Option), (iii) the number of shares of CCB Common Stock subject to such American Federal Option shall be equal to the number of shares of American Federal Common Stock subject to such American Federal Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such American Federal Option shall be adjusted by dividing the per share exercise price under each such American Federal Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, CCB shall not be obligated to issue any fraction of a share of CCB Common Stock upon exercise of American Federal Options and any fraction of a share of CCB Common Stock that otherwise would be subject to a converted American Federal Option shall represent the right to receive a cash payment upon exercise of such converted American Federal Option equal to the product of such fraction and the difference between the market value of one share of CCB Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of CCB Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by THE WALL STREET Journal or, if not reported thereby, any other authoritative source selected by CCB) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5, each American Federal Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of American Federal and CCB agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5, including using its reasonable efforts to obtain from each holder of a American Federal Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.5. Anything in this Agreement to the contrary notwithstanding, CCB shall have the right, in its sole discretion, not to deliver the consideration provided in this Section
3.5 to a former holder of a American Federal Option who has not delivered such Consent or Contract.

                    (b) As soon as practicable after the Effective Time, CCB shall deliver to the participants in each American Federal Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such American Federal Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and CCB shall comply with the terms of each American Federal Stock Plan to ensure, to the extent required by, and subject to the provisions of, such American Federal Stock Plan, that American Federal Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, CCB shall take all corporate action necessary to reserve for issuance sufficient shares of CCB Common Stock for delivery upon exercise of American Federal Options assumed by it in accordance with this Section 3.5. As soon as practicable after the Effective Time, CCB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of CCB Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, CCB shall administer the American Federal Stock Plan assumed pursuant to this Section 3.5 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the American Federal Stock Plan complied with such rule prior to the Effective Time.

                    (c) All contractual restrictions or limitations on transfer with respect to American Federal Common Stock awarded under the American Federal Stock Plans or any other plan, program, Contract, or arrangement of any American Federal Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such American Federal Stock Plan or other plan, program, Contract, or arrangement, shall remain in full force and effect with respect to shares of CCB Common Stock into which such restricted stock is converted pursuant to Section 3.1.


                                    ARTICLE 4
                               EXCHANGE OF SHARES

              4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, CCB and American Federal shall cause the exchange agent selected by CCB (the "Exchange Agent")to mail to each holder of record of a certificate or certificates which represented shares of American Federal Common Stock (excluding shares held by any American Federal Company or CCB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of American Federal Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of American Federal Common Stock represented by Certificates that are not registered in the transfer records of American Federal, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer Taxes have been paid. If any Certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen, or destroyed, (ii) such bond, security, or indemnity as CCB and the Exchange Agent may reasonably require, and
(iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of American Federal Common Stock (other than shares to be canceled pursuant to Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.4, each holder of shares of American Federal Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of CCB Common Stock to which such holder may be otherwise entitled (without interest). CCB shall not be obligated to deliver the consideration to which any former holder of American Federal Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither CCB, the Surviving Association, nor the Exchange Agent shall be liable to a holder of American Federal Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Adoption of this Agreement by the shareholders of American Federal shall constitute ratification of the appointment of the Exchange Agent.

              4.2 RIGHTS OF FORMER AMERICAN FEDERAL SHAREHOLDERS. The stock transfer books of American Federal shall be closed as to holders of American Federal Common Stock immediately prior to the Effective Time and no transfer of American Federal Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1, each Certificate theretofore representing shares of American Federal Common Stock (other than shares to be canceled pursuant to Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 in exchange therefor, subject, however, to the Surviving Association's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by American Federal in respect of such shares of American Federal Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of American Federal shall be entitled to vote after the Effective Time at any meeting of CCB shareholders the number of whole shares of CCB Common Stock into which their respective shares of American Federal Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing CCB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CCB on the CCB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CCB Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of CCB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the CCB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                                    ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF AMERICAN FEDERAL

              Except as disclosed in the American Federal Disclosure Memorandum, American Federal hereby represents and warrants to CCB as follows:

              5.1 ORGANIZATION, STANDING, AND POWER. American Federal is a federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. American Federal is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. The minute book and other organizational documents for American Federal will be made available to CCB for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (and its committees) and shareholders thereof. American Federal is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

              5.2   AUTHORITY; NO BREACH BY AGREEMENT.

                    (a) American Federal has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement, the American Federal Stock Option Agreement, and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement, the American Federal Stock Option Agreement, and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of American Federal, subject, in the case of this Agreement and the Plan of Merger, to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of American Federal Common Stock, which is the only shareholder vote required for approval of this Agreement and Plan of Merger and consummation of the Merger by American Federal. Subject to such requisite shareholder approval, this Agreement represents, and, when executed and delivered, the Plan of Merger will represent, legal, valid, and binding obligations of

American Federal, enforceable against American Federal in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement, the American Federal Stock Option Agreement, and the Plan of Merger by American Federal, nor the consummation by American Federal of the transactions contemplated hereby or thereby, nor compliance by American Federal with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of American Federal's Charter or Bylaws or the certificate or articles of incorporation or bylaws of any American Federal Subsidiary or any resolution adopted by the board of directors or the shareholders of any American Federal Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any American Federal Company under, any Contract or Permit of any American Federal Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any American Federal Company or any of their respective material Assets, provided that this clause (iii) shall not be deemed to apply to the American Federal Stock Option Agreement.

                    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by American Federal of the Merger and the other transactions contemplated in this Agreement or the Plan of Merger.

              5.3   CAPITAL STOCK.

                    (a) The authorized American Federal Capital Stock consists of (i) 50,000,000 30,000,000 shares of American Federal Common Stock, of which 10,995,885 shares were issued and outstanding as of February 12, 1997, and not more than 11,452,335 shares will be issued and outstanding at the Effective Time, and (ii) 10,000,000 shares of American Federal Preferred Stock, of which no shares are issued and outstanding and of which none shall be issued and outstanding as of the Effective Time. All of the issued and outstanding shares of American Federal Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of American Federal Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of American

Federal. American Federal has reserved 544,900 shares of American Federal Common Stock for issuance under the American Federal Stock Plans, pursuant to which options to purchase not more than 456,450 shares of American Federal Common Stock are outstanding.

                    (b) Except as set forth in Section 5.3(a), or as provided in the American Federal Stock Option Agreement, there are no shares of capital stock or other equity securities of American Federal outstanding and no outstanding Equity Rights relating to the American Federal Capital Stock.

              5.4 AMERICAN FEDERAL SUBSIDIARIES. The American Federal Disclosure Memorandum will disclose all of the American Federal Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the American Federal Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). American Federal or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each American Federal Subsidiary. No capital stock (or other equity interest) of any American Federal Subsidiary is or may become required to be issued (other than to another American Federal Company) by reason of any Equity Rights, and there are no Contracts by which any American Federal Subsidiary is bound to issue (other than to another American Federal Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any American Federal Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any American Federal Subsidiary (other than to another American Federal Company). There are no Contracts relating to the rights of any American Federal Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any American Federal Subsidiary. All of the shares of capital stock (or other equity interests) of each American Federal Subsidiary held by a American Federal Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the American Federal Company free and clear of any Lien. Each American Federal Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each American Federal Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. The minute book and other organizational documents for each American Federal Subsidiary will be made available to CCB for its review.

              5.5   SEC FILINGS; FINANCIAL STATEMENTS.

                    (a) American Federal has timely filed and made available to CCB all SEC Documents required to be filed by American Federal since December 31, 1993 (the "American Federal SEC Reports"). The American Federal SEC Reports
(i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such American Federal SEC Reports or necessary in order to make the statements in such American Federal SEC Reports, in light of the circumstances under which they were made, not misleading. No American Federal Subsidiaries are registered as a broker, dealer, or investment advisor, and no American Federal Subsidiary is required to file any SEC Documents.

                    (b) Each of the American Federal Financial Statements (including, in each case, any related notes) contained in the American Federal SEC Reports, including any American Federal SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the OTS with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of American Federal and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or, to the Knowledge of American Federal, are not expected to be material in amount or effect.

              5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No American Federal Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, except Liabilities which are accrued or reserved against in the consolidated balance sheet of American Federal as of September 30, 1996, included in the American Federal Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No American Federal Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal or (ii) in connection with the transactions contemplated by this Agreement.

              5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1996, except as disclosed in the American Federal Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, and (ii) the American Federal Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of American Federal provided in
Article 7.

              5.8   TAX MATTERS.

                    (a) All Tax Returns required to be filed by or on behalf of any of the American Federal Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of American Federal. All material Taxes due have been paid except those contested in good faith and for which reserves have been made and are reflected in the American Federal Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on American Federal, except as reserved against in the American Federal Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                    (b) None of the American Federal Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                    (c) The provision for any Taxes due or to become due for any of the American Federal Companies for the period or periods through and including the date of the respective American Federal Financial Statements that has been made and is reflected on such American Federal Financial Statements is sufficient to cover all such Taxes.

                    (d) Deferred Taxes of the American Federal Companies have been provided for in accordance with GAAP.

                    (e) None of the American Federal Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was American Federal) has any Liability for Taxes of any Person (other than American Federal and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                    (f) Each of the American Federal Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

                    (g) None of the American Federal Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                    (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the American Federal Companies that occurred during or after any taxable period in which the American Federal Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 1995.

                    (i) No American Federal Company has or has had in any foreign country a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

              5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. In the opinion of management of American Federal, the allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheet of American Federal included in the most recent American Federal Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of American Federal included in the American Federal Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the American Federal Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the American Federal Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on American Federal.

              5.10  ASSETS.

                    (a) Except as disclosed or reserved against in the American Federal Financial Statements, the American Federal Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets material to the operation of their businesses. All tangible properties used in the businesses of the American Federal Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with American Federal's past practices.

                    (b) All Assets which are material to American Federal's business on a consolidated basis, held under leases or subleases by any of the American Federal Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

              5.11  ENVIRONMENTAL MATTERS.

                    (a) To the Knowledge of American Federal, each American Federal Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws and are not subject to Liabilities under Environmental Laws, except for violations and Liabilities which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

                    (b) There is no Litigation pending or, to the Knowledge of American Federal, threatened before any court, governmental agency, or authority or other forum in which any American Federal Company or any of its Operating Properties or Participation Facilities (or American Federal in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any American Federal Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

                    (c) During the period of (i) any American Federal Company's ownership or operation of any of their respective current properties, (ii) any American Federal Company's participation in the management of any Participation Facility, or (iii) any American Federal Company's holding of a security interest in an Operating Property, (1) there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, (2) no Hazardous Materials have been generated, treated, stored, or disposed of at, or transported to or from, any Operating Property or Participation Facility of any American Federal Company at any time, except in compliance with the Environmental Laws, (3) no friable asbestos containing material is or has been in use, or is or has been stored or disposed of on or upon any Operating Property or Participation Facility of any American Federal Company, (4) no polychlorinated biphenyls ("PCBs") are or have been located on or in any Operating Property or Participation Facility of any American Federal Company in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with the Environmental Laws, and (5) no underground storage tanks are or have been located on any Operating Property or Participation Facility of any American Federal Company and subsequently removed or filled except in compliance with all Environmental Laws, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on

American Federal. Prior to the period of (i) any American Federal Company's ownership or operation of any of their respective current properties, (ii) any American Federal Company's participation in the management of any Participation Facility, or (iii) any American Federal Company's holding of a security interest in an Operating Property, to the Knowledge of American Federal, (1) there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, (2) no Hazardous Materials were generated, treated, stored, or disposed of at, or transported to or from, any Operating Property or Participation Facility of any American Federal Company at any time, except in compliance with the Environmental Laws, (3) no friable asbestos containing material were used, stored, or disposed of on or upon any Operating Property or Participation Facility of any American Federal Company, (4) no PCBs were located on or in any Operating Property or Participation Facility of any American Federal Company in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with the Environmental Laws, and (5) no underground storage tanks were located on any Operating Property or Participation Facility of any American Federal Company and subsequently removed or filled except in compliance with all Environmental Laws, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

              5.12 COMPLIANCE WITH LAWS. Each American Federal Company is in compliance in all material respects with all applicable Laws and has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. None of the American Federal Companies:

                  (a) is in Default under any of the provisions of its certificate or articles of incorporation or bylaws (or other governing instruments);

                  (b) is in Default under any Orders applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal; or

                  (c) since January 1, 1994, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any American Federal Company is not in compliance with any of the Laws, Permits, or Orders which such governmental authority or Regulatory Authority enforces or grants, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, or (iii) requiring any American Federal Company to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

              5.13 LABOR RELATIONS. No American Federal Company is the subject of any Litigation asserting that it or any other American Federal Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other American Federal Company to bargain with any labor organization as to wages or conditions of employment, nor is any American Federal Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any American Federal Company, pending or threatened, or to the Knowledge of American Federal, is there any activity involving any American Federal Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

              5.14  EMPLOYEE BENEFIT PLANS.

                    (a) American Federal will disclose in the American Federal Disclosure Memorandum, and will make available to CCB copies in each case of, all pension, retirement, profit-sharing, supplemental retirement, deferred compensation, stock appreciation right, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written or unwritten employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any American Federal Company or ERISA Affiliate thereof for the benefit of current or former officers or employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "American Federal Benefit Plans"), including (i) all amendments thereto adopted and effective since the most recent restatement thereof, (ii) with respect to any such American Federal Benefit Plans or amendments, the most recent determination letter, if any, issued by the Internal Revenue Service, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any American Federal Benefits Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions (and any material modifications thereto). Any of the American Federal Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "American Federal ERISA Plan." Each American Federal ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "American Federal Pension Plan." No American Federal Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) All American Federal Benefit Plans and any related trust, to the extent applicable, are in compliance with the applicable terms of ERISA, the Internal Revenue Code, any other applicable Laws, and the written terms of such American Federal Benefit Plans, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a

Material Adverse Effect on American Federal. No American Federal Company has received notice from any governmental authority, including the Internal Revenue Service, questioning or challenging such compliance. Each American Federal ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and American Federal is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of American Federal, no American Federal Company has engaged in a transaction with respect to any American Federal Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any American Federal Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

                    (c) No American Federal Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuations. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any American Federal Pension Plan, (ii) no change in the actuarial assumptions with respect to any American Federal Pension Plan, and (iii) no increase in benefits under any American Federal Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal or materially adversely affect the funding status of any such plan. Neither any American Federal Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any American Federal Company, or the single-employer plan of any entity which is considered one employer with American Federal under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on American Federal. No American Federal Company has provided, or is required to provide, security to a American Federal Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                    (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any American Federal Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on American Federal. No American Federal Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on American Federal. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any American Federal Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                    (e) No American Federal Company has any Liability for retiree health and life benefits under any of the American Federal Benefit Plans and there are no restrictions on the rights of such American Federal Company to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on American Federal.

                    (f) Except as disclosed in American Federal SEC Reports, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any American Federal Company from any American Federal Company under any American Federal Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any American Federal Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal.

                    (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any American Federal Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the American Federal Financial Statements to the extent required by and in accordance with GAAP.

                    (h) There are no unresolved claims or disputes under the terms of, or in connection with, the American Federal Benefit Plans other than claims for benefits which are payable in the ordinary course of business, and no action, proceeding, prosecution, inequity, hearing, or investigation has been commenced with respect to any American Federal Benefit Plan.

                    (i) All American Federal Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the American Federal Benefit Plans are correct and complete in all material respects, and there have been no changes in the information set forth therein.

                    (j) All Liabilities of American Federal or any American Federal Subsidiary arising out of or related to American Federal Benefit Plans are reflected in the American Federal Financial Statements in accordance with GAAP.

                    (k) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such American Federal Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Internal Revenue Code Section 4980B have been met with respect to each such American Federal Benefit Plan which is an Employee Welfare Benefit Plan and which is subject to such requirements.

                    (l) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such American Federal Benefit Plan which is a American Federal ERISA Plan.

              5.15 MATERIAL CONTRACTS. Except as disclosed in American Federal SEC Reports, none of the American Federal Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $150,000, (ii) any Contract relating to the borrowing of money by any American Federal Company or the guarantee by any American Federal Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any American Federal Company from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by American Federal with the OTS as of the date of this Agreement that has not been filed as an exhibit to American Federal's Form 10-K filed for the fiscal year ended December 31, 1995 (together with all Contracts referred to in Sections 5.10 and 5.14(a), the "American Federal Contracts"). With respect to each American Federal Contract: (i) the Contract is in full force and effect;
(ii) no American Federal Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal; (iii) no American Federal Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of American Federal, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, or has repudiated or waived any material provision thereunder. All of the indebtedness of any American Federal Company for money borrowed is prepayable at any time by such American Federal Company without penalty or premium.

              5.16 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of American Federal, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any American Federal Company, any American Federal Benefit Plan (or related trust) or against any director, officer, employee, or agent (in his or her capacity as an agent of a American Federal Company) of any American Federal Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any American Federal Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal. The American Federal Disclosure Memorandum will contain a summary of all Litigation and Orders as of the date of this Agreement to which any American Federal Company, a American Federal Benefit Plan (or related trust, or any director, officer, employee, or agent (in his or her capacity as an agent of a American Federal Company) is a party or is subject and which names a American Federal Company, a American Federal Benefit Plan (or related trust, or any director, officer, employee, or agent (in his or her capacity as an agent of a American Federal Company) as a defendant or cross-defendant or for which any American Federal Company has any potential Liability.

              5.17 REPORTS. Since January 1, 1994, or the date of organization if later, each American Federal Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on American Federal). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any American Federal Company or any Affiliate thereof to CCB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any American Federal Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any American Federal Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any American Federal Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of American Federal and CCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any American Federal Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

              5.19 ACCOUNTING, TAX, AND REGULATORY MATTERS. No American Federal Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

              5.20 STATE TAKEOVER LAWS. Each American Federal Company has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").

              5.21 CHARTER PROVISIONS. Each American Federal Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the certificate or articles of incorporation, bylaws, or other governing instruments of any American Federal Company or restrict or impair the ability of CCB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any American Federal Company that may be directly or indirectly acquired or controlled by them.

              5.22 DERIVATIVES CONTRACTS. Neither American Federal nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract").


                                    ARTICLE 6
                      REPRESENTATIONS AND WARRANTIES OF CCB

              Except as disclosed in the CCB Disclosure Memorandum, CCB hereby represents and warrants to American Federal as follows:

              6.1 ORGANIZATION, STANDING, AND POWER. CCB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporatepower and authority to carry on its business as now conducted and to own, lease and operate its material Assets. CCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

              6.2   AUTHORITY; NO BREACH BY AGREEMENT.

                    (a) CCB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CCB, subject to the approval of the (i) issuance of the shares of CCB Common Stock and the attached CCB Rights pursuant to the Merger and (ii) the increase in the authorized CCB Preferred Stock as contemplated by Section 8.15 by a majority of the votes (cast in the case of proposal (i) and entitled to vote in the case of proposal (ii)) at the CCB Shareholders' Meeting (assuming for such purpose that the votes cast in respect of such proposal represent a majority of the outstanding CCB Common Stock), which is the only shareholder vote required for approval of such proposals by CCB. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of CCB, enforceable against CCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by CCB, nor the consummation by CCB of the transactions contemplated hereby, nor compliance by CCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CCB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CCB Company under, any Contract or Permit of any CCB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CCB Company or any of their respective material Assets.

                    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CCB of the Merger and the other transactions contemplated in this Agreement.

              6.3   CAPITAL STOCK.

                    (a) The authorized CCB Capital Stock consists of (i) 50,000,000 shares of CCB Common Stock, of which 15,762,851 shares were issued and outstanding as of January 31, 1997, and (ii) 5,000,000 shares of CCB Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of CCB Capital Stock are, and all of the shares of CCB Common Stock to be issued in exchange for shares of American Federal Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NCBCA. None of the outstanding shares of CCB Capital Stock has been, and none of the shares of CCB Common Stock to be issued in exchange for shares of American Federal Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of CCB. CCB has reserved 769,054 shares of CCB Common Stock for issuance under the CCB Stock Plans, pursuant to which options to purchase not more than 291,792 shares of CCB Common Stock are outstanding.

                    (b) Except as set forth in Section 6.3(a), or as provided in the CCB Stock Option Agreement or pursuant to the CCB Dividend Reinvestment and Stock Purchase Plan or the CCB Rights Agreement, there are no shares of capital stock or other equity securities of CCB outstanding and no outstanding Equity Rights relating to the CCB Capital Stock.

              6.4 CCB SUBSIDIARIES. CCB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each CCB Subsidiary. No capital stock (or other equity interest) of any CCB Subsidiary is or may become required to be issued (other than to another CCB Company) by reason of any Equity Rights, and there are no Contracts by which any CCB Subsidiary is bound to issue (other than to another CCB Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any CCB Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any CCB Subsidiary (other than to another CCB Company). There are no Contracts relating to the rights of any CCB Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any CCB Subsidiary. All of the shares of capital stock (or other equity interests) of each CCB Subsidiary held by a CCB Company are fully paid and (except pursuant to N.C. Gen. Stat. ss. 53-42 and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the CCB Company free and clear of any Lien. Each CCB Subsidiary is either a bank, an interim federal savings bank (in the case of American Federal Interim Bank upon its formation) or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each CCB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB. Each CCB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

              6.5   SEC FILINGS; FINANCIAL STATEMENTS.

                    (a) CCB has timely filed and made available to American Federal all SEC Documents required to be filed by CCB since December 31, 1993 (the "CCB SEC Reports"). The CCB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CCB SEC Reports or necessary in order to make the statements in such CCB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for CCB Subsidiaries that are registered as a broker, dealer, or investment advisor, no CCB Subsidiary is required to file any SEC Documents.

                    (b) Each of the CCB Financial Statements (including, in each case, any related notes) contained in the CCB SEC Reports, including any CCB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of CCB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or, the Knowledge of CCB, are not expected to be material in amount or effect.

              6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No CCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, except Liabilities which are accrued or reserved against in the consolidated balance sheet of CCB as of September 30, 1996, included in the CCB Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No CCB Company has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB or (ii) in connection with the transactions contemplated by this Agreement.

              6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1996, except as disclosed in the CCB Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, and (ii) the CCB Companies have not taken any action (other than in connection with the acquisition of Salem Trust Company), or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CCB provided in Article 7.

              6.8   TAX MATTERS.

                    (a) All Tax Returns required to be filed by or on behalf of any of the CCB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of CCB. All material Taxes due have been paid except those contested in good faith and for which reserves have been made and reflected in the CCB Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on CCB, except as reserved against in the CCB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                    (b) None of the CCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                    (c) The provision for any Taxes due or to become due for any of the CCB Companies for the period or periods through and including the date of the respective CCB Financial Statements that has been made and is reflected on such CCB Financial Statements is sufficient to cover all such Taxes.

                    (d) Deferred Taxes of the CCB Companies have been provided for in accordance with GAAP.

                    (e) None of the CCB Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CCB) has any Liability for Taxes of any Person (other than CCB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor or by Contract or otherwise.

              6.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. In the opinion of management of CCB, the Allowance shown on the consolidated balance sheet of CCB included in the most recent CCB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CCB included in the CCB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CCB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CCB Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on CCB.

              6.10  ENVIRONMENTAL MATTERS.

                    (a) To the Knowledge of CCB, each CCB Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws and are not subject to Liabilities under Environmental Laws, except for violations and Liabilities which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

                    (b) There is no Litigation pending or, to the Knowledge of CCB, threatened before any court, governmental agency, or authority or other forum in which any CCB Company or any of its Operating Properties or Participation Facilities (or CCB in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any CCB Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

                    (c) During the period of (i) any CCB Company's ownership or operation of any of their respective current properties, (ii) any CCB Company's participation in the management of any Participation Facility, or (iii) any CCB Company's holding of a security interest in an Operating Property, there (1) have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, (2) no Hazardous Materials have been generated, treated, stored, or disposed of at, or transported to or from, any Operating Property or Participation Facility of any CCB Company at any time, except in compliance with the Environmental Laws, (3) no friable asbestos containing material is or has been in use, or is or has been stored, or disposed of on or upon any Operating Property or Participation Facility of any CCB Company, (4) no PCBs are or have been located on or in any Operating Property or Participation Facility of any CCB Company in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with the Environmental Laws, and (5) no underground storage tanks are or have been located on any Operating Property or Participation Facility of any CCB Company or were located on any Operating Property or Participation Facility of any CCB Company and subsequently removed or filled except in compliance with all Environmental Laws, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB. Prior to the period of (i) any CCB Company's ownership or operation of any of their respective current properties, (ii) any CCB Company's participation in the management of any Participation Facility, or (iii) any CCB Company's holding of a security interest in a Operating Property, to the Knowledge of CCB, (1) there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, (2) no Hazardous Materials were generated, treated, stored, or disposed of at, or transported to or from, any Operating Property or Participation Facility of any CCB Company at any time, except in compliance with the Environmental Laws, (3) no friable asbestos containing material were used, stored, or disposed of on or upon any Operating Property or Participation Facility of any CCB Company, (4) no PCBs were located on or in any Operating Property or Participation Facility of any CCB Company in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with the Environmental Laws, and (5) no underground storage tanks were located on any Operating Property or Participation Facility of any CCB Company and subsequently removed or filled except in compliance with all Environmental Laws, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

              6.11 COMPLIANCE WITH LAWS. CCB is duly registered as a bank holding company under the BHC Act. Each CCB Company is in compliance in all material respects with all applicable Laws and has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB. None of the CCB Companies:

                  (a) is in Default under its certificate or articles of incorporation or bylaws (or other governing instruments); or

                  (b) is in Default under any Orders applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB; or

                  (c) since January 1, 1994, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CCB Company is not in compliance with any of the Laws, Permits, or Orders which such governmental authority or Regulatory Authority enforces or grants, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB,
       (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, or (iii) requiring any CCB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

              6.12  EMPLOYEE BENEFIT PLANS.

                    (a) CCB will deliver or make available to American Federal copies in each case of all pension, retirement, profit-sharing, supplemental retirement, deferred compensation, stock appreciation right, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written or unwritten employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CCB Company or ERISA Affiliate thereof for the benefit of current or former officers or employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "CCB Benefit Plans"), including (i) all amendments thereto adopted and effective since the most recent restatement thereof, (ii) the most recent summary plan descriptions (and any material modifications thereto). Any of the CCB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CCB ERISA Plan." Each CCB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "CCB Pension Plan." No CCB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) All CCB Benefit Plans and any related trust, to the extent applicable, are in compliance with the applicable terms of ERISA, the Internal Revenue Code, any other applicable Laws, and the written terms of such CCB Benefit Plans, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB. No CCB Company has received notice from any governmental authority, including the Internal Revenue Service, questioning or challenging such compliance. Each CCB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and CCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of CCB, no CCB Company has engaged in a transaction with respect to any CCB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CCB Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

                    (c) No CCB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a CCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any CCB Pension Plan, and (iii) no increase in benefits under any CCB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB or materially adversely affect the funding status of any such plan. Neither any CCB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any CCB Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on CCB. No CCB Company has provided, or is required to provide, security to a CCB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                    (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any CCB Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on CCB. No CCB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on CCB. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CCB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

              6.13 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of CCB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CCB Company, any CCB Benefit Plan (or related trust) or against any director, officer, employee, or agent (in his or her capacity as an agent of a CCB Company) of any CCB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CCB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB.

              6.14 REPORTS. Since January 1, 1994, or the date of organization if later, each CCB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              6.15 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any CCB Company or any Affiliate thereof to American Federal pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CCB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by CCB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CCB Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any CCB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of American Federal and CCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any CCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

              6.16 AUTHORITY OF AMERICAN FEDERAL INTERIM. American Federal Interim is, or prior to the Effective Time will be, an interim federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States as a wholly-owned, first tier Subsidiary of CCB. American Federal Interim has, or will have, the corporate power and authority necessary to execute, deliver, and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of American Federal Interim. When executed and delivered, the Plan of Merger will represent a legal, valid, and binding obligation of American Federal Interim, enforceable against American Federal Interim in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

              6.17 ACCOUNTING, TAX, AND REGULATORY MATTERS. No CCB Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

              6.18 RIGHTS AGREEMENT. Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement, will not result in the grant of any CCB Rights to any Person under the CCB Rights Agreement (other than as contemplated by Section 3.1) or require the CCB Rights to be exercised, distributed, or triggered. No "Stock Acquisition Date" or "Flip-In Date" (as such terms are defined in the CCB Rights Agreement) has occurred.

              6.19 DERIVATIVES CONTRACTS. Neither CCB nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract.


                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

              7.1 AFFIRMATIVE COVENANTS OF AMERICAN FEDERAL. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCB shall have been obtained, and except as otherwise expressly contemplated herein, American Federal shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, including with respect to loan underwriting and loan and deposit pricing, (b) preserve intact its business organization and Assets, use its reasonable efforts to retain the services of its offices and key employees, and maintain its rights and franchises, (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, and (d) consult with CCB prior to (i) approving a new loan (which shall not include extensions or renewals of loans outstanding or committed to as of the date of this Agreement) in excess of 25% of American Federal's legal lending limit, or (ii) purchasing (or otherwise acquiring), or selling (or otherwise disposing of) any Asset with a cost or book value in excess of $250,000.

              7.2 NEGATIVE COVENANTS OF AMERICAN FEDERAL. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCB shall have been obtained, and except as otherwise expressly contemplated herein or in the Supplemental Letter, American Federal covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                  (a) amend the certificate or articles of incorporation, bylaws, or other governing instruments of any American Federal Company, or

                  (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a American Federal Company to another American Federal Company) in excess of an aggregate of $250,000 (for the American Federal Companies on a consolidated basis) except in its ordinary course of the business consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under American Federal Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any American Federal Company, or declare or pay any dividend or make any other distribution in respect of American Federal Capital Stock, provided that American Federal may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of American Federal Common Stock at a rate not in excess of $.12 per share with usual and regular record and payment dates in accordance with past practice and such dates may not be changed without the prior written consent of CCB, provided that any dividend declared or payable on the shares of American Federal Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by CCB and American Federal, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of CCB Common Stock is before the Effective Time; or

                  (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof under the American Federal Stock Plans and pursuant to the terms thereof in existence on the date hereof, or pursuant to the American Federal Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any shares of American Federal Capital Stock or any other capital stock of any American Federal Company, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

                  (e) adjust, split, combine, or reclassify any capital stock of any American Federal Company or issue or authorize the issuance of any Equity Rights or other securities in respect of or in substitution for shares of American Federal Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any American Federal Subsidiary (unless any such shares of stock are sold or otherwise transferred to another American Federal Company); or

                  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of five years or less, purchase, agree to purchase or otherwise incur an obligation to purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned American Federal Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any American Federal Company, except in accordance with past practice or as required by Law; pay any retirement or pension allowance not required by a American Federal Benefit Plan; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; and enter into or amend any severance agreements with officers of any American Federal Company; grant any increase in fees or other increases in compensation or other benefits to directors of any American Federal Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

                  (h) enter into or amend any employment Contract between any American Federal Company and any Person (unless such amendment is required by Law) that the American Federal Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of any American Federal Company or terminate or withdraw from, or amend, any American Federal Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the Tax qualified status of any such plan, or make any distributions from any American Federal Benefit Plan, except as required by Law, the terms of such American Federal Benefit Plan or consistent with past practice; or

                  (j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any American Federal Company for material money damages or restrictions upon the operations of any American Federal Company; or

                  (l) except in the ordinary course of business, enter into, modify, amend, or terminate any material Contract or waive, release, compromise, or assign any material rights or claims.

              7.3 COVENANTS OF CCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of American Federal shall have been obtained, and except as otherwise expressly contemplated herein, CCB covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the CCB Common Stock and the business prospects of the CCB Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the CCB Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (iii) except (1) for this Agreement, (2) pursuant to the exercise of stock options outstanding as of the date hereof under the CCB Stock Plans, (3) pursuant to the CCB Stock Option Agreement, (4) pursuant to the CCB Rights Agreement, (5) in connection with the issuance of stock options or grants under the CCB Stock Plans to employees of CCB in accordance with past practice, or (6) pursuant to acquisitions of depository or nondepository institutions where the effective date of the consummation of such transactions occurs subsequent to the Preferred Stock Record Date, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any shares of CCB Capital Stock or any other capital stock of any CCB Company, or any stock appreciation rights or any option, warrant, or other Equity Right. CCB further covenants and agrees that it will not, without the prior written consent of American Federal, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of CCB in any manner adverse to the holders of American Federal Common Stock as compared to rights of holders of CCB Common Stock generally as of the date of this Agreement.

              7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have a material adverse affect on any of the business, financial condition or results of operations of such Party, and (ii) would cause or constitute a material breach of any of its representations, warranties, agreements, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

              7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or the OTS, as applicable, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the OTS will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports. Each Party further agrees to provide the other Party monthly financial information in a form reasonably requested by the other Party.


                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

              8.1 REGISTRATION STATEMENT; JOINT PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, CCB shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of CCB Common Stock upon consummation of the Merger. American Federal shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of American Federal Capital Stock as CCB may reasonably request in connection with such action. American Federal shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. CCB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the issuance of shares of CCB Common Stock pursuant to the Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meetings, (i) American Federal and CCB shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Boards of Directors of American Federal and CCB shall recommend to their respective shareholders the approval of the matters submitted for approval (subject to the Board of Directors of American Federal, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to American Federal's shareholders under applicable Law), and (iv) the Boards of Directors and officers of American Federal and CCB shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of American Federal, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to American Federal's shareholders under applicable
Law). CCB and American Federal shall make all necessary filings with respect to the Merger under the Securities Laws.

              8.2 EXCHANGE LISTING. CCB shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of CCB Common Stock and the CCB Rights attached thereto to be issued to the holders of American Federal Common Stock pursuant to the Merger, and CCB shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

              8.3 APPLICATIONS. CCB shall promptly prepare and file, and American Federal shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence, and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

              8.4 FILINGS WITH THE OTS. Upon the terms and subject to the conditions of this Agreement, American Federal shall execute and CCB shall file the Articles of Combination with the OTS in connection with the Closing.

              8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Stock Option Agreements. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

              8.6   INVESTIGATION AND CONFIDENTIALITY.

                    (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business, operations, and Assets of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                    (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this

Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                    (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

              8.7 PRESS RELEASES. Prior to the Effective Time, American Federal and CCB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

              8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no American Federal Company nor any Affiliate thereof nor any Representatives thereof retained by any American Federal Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of American Federal, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to American Federal's shareholder under applicable law, no American Federal Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but American Federal may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. American Federal shall promptly advise CCB following the receipt of any Acquisition Proposal and the details thereof, and advise CCB of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. American Federal shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

              8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

              8.10 STATE TAKEOVER LAWS. Each American Federal Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

              8.11 CHARTER PROVISIONS. Each American Federal Company shall take all necessary action to ensure that the entering into of this Agreement and the American Federal Stock Option Agreement, and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the certificate or articles of incorporation, bylaws, or other governing instruments of any American Federal Company or restrict or impair the ability of CCB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any American Federal Company that may be directly or indirectly acquired or controlled by them.

              8.12 AGREEMENT OF AFFILIATES.American Federal will disclose in the American Federal Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of American Federal for purposes of Rule 145 under the 1933 Act. American Federal shall use its reasonable efforts to cause each such Person to deliver to CCB not later than 30 days prior to the Effective Time, an Affiliate Agreement providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of American Federal Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CCB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and, if the Merger is accounted for by the pooling-of-interests method of accounting, until such time as financial results covering at least 30 days of combined operations of CCB and American Federal have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger is accounted for using the pooling-of-interests method of accounting, shares of CCB Common Stock issued to such affiliates of American Federal in exchange for shares of American Federal Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of CCB and American Federal have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the Affiliate Agreement (and CCB shall be entitled to place restrictive legends upon certificates for shares of CCB Common Stock issued to affiliates of American Federal pursuant to this Agreement to enforce the provisions of this Section 8.12). CCB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CCB Common Stock by such affiliates.

              8.13 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, CCB shall provide generally to officers and employees of the American Federal Companies employee benefits under employee benefit, welfare, and severance plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CCB Companies to their similarly situated officers and employees. For purposes of participation, vesting, and (except in the case of CCB retirement plans and the CCB Retiree Medical Plan) benefit accrual under CCB's employee benefit plans, the service of the employees of the

American Federal Companies prior to the Effective Time shall be treated as service with a CCB Company participating in such employee benefit plans. Except as provided in the Supplemental Letter, CCB also shall cause the Surviving Association and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts between any American Federal Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the American Federal Benefit Plans.

              8.14  INDEMNIFICATION.

                    (a) CCB shall, and shall cause the Surviving Association to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the American Federal Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees, or agents of American Federal or, at American Federal's request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the HOLA and regulations of the OTS and by American Federal's Charter and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any CCB Company is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Association is required to effectuate any indemnification, the Surviving Association shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CCB and the Indemnified Party.

                    (b) CCB shall, or shall cause the Surviving Association to, use its reasonable efforts (and American Federal shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time American Federal's existing directors' and officers' liability insurance policy (provided that CCB may substitute therefor
(i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of American Federal given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither CCB nor the Surviving Association shall be obligated to make annual premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to American Federal's directors and officers, 150% of the annual premium payments on American Federal's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CCB shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                    (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify

CCB thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) CCB or the Surviving Association shall have the right to assume the defense thereof and neither CCB nor the Surviving Association shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if CCB or the Surviving Association elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between CCB or the Surviving Association and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and CCB or the Surviving Association shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that CCB and the Surviving Association shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither CCB nor the Surviving Association shall be liable for any settlement effected without its prior written consent; and provided further that neither CCB nor the Surviving Association shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                    (d) If CCB or the Surviving Association or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of CCB or the Surviving Association shall assume the obligations set forth in this
Section 8.14.

                    (e) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

              8.15 DISTRIBUTION OF PREFERRED STOCK. As soon as reasonably practicable following the Effective Time, CCB, consistent with the 1934 Act and the NCBCA and the rules of the NYSE, shall take all action necessary to distribute, and shall distribute, the New Preferred Stock to holders of record of CCB Common Stock (irrespective for such purpose of whether a former holder of American Federal Common Stock has exchanged such holder's Certificates representing American Federal Common Stock for certificates representing CCB Common Stock pursuant to Article 4) at a time and date immediately following the Effective Time (the "Preferred Stock Record Date") as agreed upon by the Parties prior to the Closing; provided, however, that CCB shall be under no obligation to implement the provisions of this Section 8.15 to the extent that the distribution of the New Preferred Stock would prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In connection with the matters contemplated by this Section 8.15, CCB shall (i) solicit approval of the CCB shareholders at the CCB Shareholders' Meeting of an appropriate increase in the authorized CCB Preferred Stock so as to permit the issuance of one share of the New Preferred Stock for each share of CCB Common Stock issued and outstanding on the Preferred Stock Record Date, (ii) implement such other measures with respect to such proposal at the Shareholders' Meeting as set forth in Section 8.1, and (iii) designate such terms of the New Preferred Stock as are mutually acceptable to the Parties, but which shall generally provide for the redemption of such shares of the New Preferred Stock upon receipt by CCB of any cash payment in respect of a final, nonappealable judgment in, or final settlement of, the Goodwill Litigation after deduction of (i) the aggregate expenses incurred by CCB after the Effective Time in prosecuting the Goodwill Litigation, (ii) any income Tax liability incurred by CCB as a result of the payment of the Goodwill Litigation recovery, and (iii) the expenses incurred by CCB in connection with the creation, issuance, and trading of the New Preferred Stock.

              8.16 GOODWILL LITIGATION. Following the Effective Time, CCB shall, and shall cause the Surviving Association (and, subject to clause (iii) hereof, any permitted successor to the Surviving Association), as applicable, to, (i) take all actions necessary or desirable to diligently and vigorously pursue American Federal's claims in the Goodwill Litigation, (ii) file with applicable Regulatory Authorities such periodic and other reports as are necessary to furnish and update information to holders of the New Preferred Stock, (iii) refrain from taking any action that would violate the requirements of Title 31, United States Code, Section 3727, including, without limitation, any action that would cause an "assignment" (as defined therein) of the claims in the Goodwill Litigation, and (iv) refrain from taking any action to dismiss, settle, compromise, or otherwise cease prosecution of the Goodwill Litigation on terms that do not result solely in the payment of cash or other readily monetizable consideration by or on behalf of the United States to the Surviving Association.

              8.17 ASSUMPTION OF AGREEMENT. CCB agrees that it shall be a specific, absolute, and unconditional condition precedent to (i) CCB entering into any binding or nonbinding agreement, letter of intent, memorandum of understanding, or similar instrument providing for an Acquisition Proposal or
(ii) the Board of Directors of CCB making a favorable recommendation with respect to an Acquisition Proposal, that the third party making the Acquisition Proposal expressly agrees to assume CCB's obligations under this Agreement.


                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

              9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

                  (A) SHAREHOLDER APPROVAL. The shareholders of American Federal shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE. The shareholders of CCB shall have approved the issuance of shares of CCB Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE.

                  (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the disposition of either Assets or deposit Liabilities) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement; PROVIDED, that CCB has used its reasonable efforts to cause such conditions or restrictions to be removed or modified as appropriate, and; PROVIDED, FURTHER, that notwithstanding the foregoing, in the event that such Consent is conditioned or restricted as a result of a regulatory or legal issue resulting from other acquisitions by the CCB Companies, whether announced before or after the date of this Agreement, or otherwise unrelated to American Federal, CCB shall not be entitled to refuse to consummate the Merger on the basis set forth in this sentence.

                  (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                  (D) LEGAL PROCEEDINGS. No court, Regulatory Authority, or other governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CCB Common Stock and attached CCB Rights issuable pursuant to the Merger shall have been received.

                  (F) EXCHANGE LISTING. The shares of CCB Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (G) POOLING LETTERS. CCB shall have received a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to CCB and copied to American Federal, in form and substance reasonably acceptable to CCB, from KPMG Peat Marwick LLP to the effect that the Merger and the transactions contemplated by this Agreement (including as applicable the issuance of the New Preferred Stock) will qualify for pooling-of-interests accounting treatment.

                  (H) TAX MATTERS. Each Party shall have received a written opinion of KPMG Peat Marwick LLP in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of American Federal Common Stock for CCB Common Stock and attached CCB Rights will not give rise to gain or loss to the shareholders of American Federal with respect to such exchange (except to the extent of any cash received), and (iii) none of American Federal, American Federal Interim, or CCB will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, KPMG Peat Marwick LLP shall be entitled to rely upon representations of officers of American Federal and CCB reasonably satisfactory in form and substance to KPMG Peat Marwick LLP.

              9.2 CONDITIONS TO OBLIGATIONS OF CCB. The obligations of CCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CCB pursuant to Section 11.6(a):

                  (A) REPRESENTATIONS AND WARRANTIES. For purposes of this
       Section 9.2(a), the accuracy of the representations and warranties of American Federal set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are DE MINIMIS in amount). The representations and warranties set forth in Sections 5.19, 5.20, and 5.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of American Federal set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on American Federal; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of American Federal to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (C) CERTIFICATES. American Federal shall have delivered to CCB
       (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to American Federal and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by American Federal's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, the American Federal Stock Option Agreement, and the Plan of Merger, as appropriate, and the consummation of the Merger and the other transactions contemplated hereby and thereby, all in such reasonable detail as CCB and its counsel shall request.

                  (D) AFFILIATES AGREEMENTS. CCB shall have received from each affiliate of American Federal the Affiliate Agreement, to the extent necessary to assure in the reasonable judgment of CCB that the Merger will qualify for pooling-of-interests accounting treatment.

                  (E) FAIRNESS OPINION. CCB shall have received a letter from Merrill Lynch, Inc. or another financial adviser selected by CCB dated not more than five days prior to the date of the Joint Proxy Statement, to the effect that in the opinion of such firm, the Exchange Ratio is fair to the shareholders of CCB from a financial point of view.

                  (F) OPINION OF COUNSEL. CCB shall have received an opinion of Alston & Bird, counsel to American Federal, dated as of the Effective Time, covering such matters as are typically covered in transactions of this nature and in a form reasonably acceptable to CCB.

              9.3 CONDITIONS TO OBLIGATIONS OF AMERICAN FEDERAL. The obligations of American Federal to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by American Federal pursuant to Section 11.6(b):

                  (A) REPRESENTATIONS AND WARRANTIES. For purposes of this
       Section 9.3(a), the accuracy of the representations and warranties of CCB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are DE minimis in amount). The representations and warranties of CCB set forth in Sections 6.17 and 6.18 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of CCB set forth in this Agreement (including the representations and warranties set forth in Sections 6.17 and 6.18) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on CCB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of CCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (C) CERTIFICATES. CCB shall have delivered to American Federal
       (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to CCB and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CCB's Board of Directors and shareholders and American Federal Interim's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the Merger and the other transactions contemplated hereby and thereby, all in such reasonable detail as American Federal and its counsel shall request.

                  (D) FAIRNESS OPINION. American Federal shall have received letters from Wheat, First Securities, Inc. and Keefe, Bruyette & Woods, Inc. or another financial adviser selected by American Federal dated not more than five days prior to the date of the Joint Proxy Statement, to the effect that in the opinion of the respective firms, the Exchange Ratio is fair to the shareholders of American Federal from a financial point of view.

                  (E) OPINION OF COUNSEL. American Federal shall have received an opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel to CCB, dated as of the Effective Time, covering such matters as are typically covered in transactions of this nature and in a form reasonably acceptable to American Federal.


                                   ARTICLE 10
                                   TERMINATION

              10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of American Federal and CCB or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of CCB and American Federal; or

                  (b) By either Party (provided that the terminating Party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) in the case of American Federal and
       Section 9.3(a) in the case of CCB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the nonbreaching Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) in the case of American Federal and Section 9.3(a) in the case of CCB; or

                  (c) By either Party (provided that the terminating Party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) in the case of American Federal and Section 9.3(a) in the case of CCB or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By either Party (provided that the terminating Party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) in the case of American Federal and Section 9.3(a) in the case of CCB or in material breach of any covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such Regulatory Authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of American Federal or CCB fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meetings where such matters were presented to such shareholders for approval and voted upon; or

                  (e) By either Party in the event that the Merger shall not have been consummated by December 31, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                  (f) By either Party (provided that the terminating Party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) in the case of American Federal and Section 9.3(a) in the case of CCB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

                  (g) By American Federal, if CCB (or its assignee) exercises the American Federal Stock Option Agreement pursuant to Section 3 thereof or exercises its repurchase rights pursuant to Section 8 thereof; or

                  (h) By CCB, at any time prior to 5:00 P.M. Eastern Standard Time on March 19, 1997, without any Liability, if its Board of Directors determines in its reasonable good faith judgment that, as a result of CCB's due diligence investigation of American Federal or any of the disclosures in the American Federal Disclosure Memorandum, any of the financial condition, core operating performance, or business of the American Federal Companies, taken as a whole, are materially adversely different from CCB's reasonable expectation with respect thereto based on information disclosed in American Federal's SEC Documents; or

                  (i) By American Federal, at any time prior to 5:00 P.M. Eastern Standard Time on March 19, 1997, without any Liability, if its Board of Directors determines in its reasonable good faith judgment that, as a result of American Federal's due diligence investigation of CCB or any of the disclosures in the CCB Disclosure Memorandum, any of the financial condition, core operating performance, or business of the CCB Companies, taken as a whole, are materially adversely different from American Federal's reasonable expectation with respect thereto based on information disclosed in CCB's SEC Documents; or

                  (j) By American Federal, if its Board of Directors determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if either:

                           (x) both of the following conditions are satisfied:

                                            (1)  the Average Closing Price shall
              be less than $53.25; and

                                            (2)  (i) the  quotient  obtained  by
              dividing the Average Closing Price by $68.00 (such number being referred to herein as the "CCB Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.17 from the quotient in this clause (x)(2)(ii) (such number being referred to herein as the "Index Ratio"); or

            (y) the Average Closing Price shall be less than $51.50;

       SUBJECT, HOWEVER, to the following four sentences. If American Federal refuses to consummate the Merger pursuant to this Section 10.1(j), it shall give prompt written notice thereof to CCB, which notice shall specify which of clauses (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, CCB shall have the option, in the case of a failure to satisfy the condition in clause (x), to elect to increase the Exchange Ratio to equal the LESSER of (i) the quotient obtained by dividing (1) the product of $53.25 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the CCB Ratio. During such five-day period, CCB shall have the option, in the case of a failure to satisfy the condition in clause (y), to elect to increase the Exchange Ratio to equal the quotient obtained by dividing (i) the product of $51.50 and the Exchange Ratio (as then in effect) by (ii) the Average Closing Price. If CCB makes an election contemplated by either of the two preceding sentences, within such five-day period, it shall give prompt written notice to American Federal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(j).

                  For purposes of this Section 10.1(j), the following terms shall have the meanings indicated:

                                    "Average Closing Price" shall mean the
              average of the daily closing sales prices of CCB Common Stock as reported on the NYSE-Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as chosen by CCB) for the 30 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                                    "Determination Date" shall mean the date on
              which the Consent of the Board of Governors of the Federal Reserve System to the Merger shall be received.

                                    "Index Group" shall mean the 14 bank holding
              companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 14 bank holding companies and the weights attributed to them are as follows:

                    Bank Holding Companies            % Weighting

                    Centura Banks Inc.                     5.03
                    Compass Bancshares Inc.                7.94
                    Central Fidelity Banks Inc.           11.64
                    Deposit Guaranty Corp.                 7.68
                    First American Corporation             5.81
                    First Commerce Corp.                   7.63

                    FirstMerit Corporation                 6.26
                    Jefferson Bankshares, Inc.             2.97
                    Mercantile Bankshares Corp.            9.30
                    National Commerce Bancorp.             4.78
                    One Valley Bancorp Inc.                4.37
                    Provident Bancorp Inc.                 7.97
                    Signet Banking Corporation            11.78
                    Trustmark Corporation                  6.84
                                                          -----

                    Total                                100.00%

                                    "Index Price" on a given date shall mean the
              weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                  "Starting Date" shall mean February 14, 1997.

              If any company belonging to the Index Group or CCB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or CCB shall be appropriately adjusted for the purposes of applying this Section 10.1(j).

              10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreements shall be governed by their own terms as to their termination.

              10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.12, 8.13, 8.14, 8.15, and 8.16, and
the provisions of the Supplemental Letter.


                                   ARTICLE 11
                                  MISCELLANEOUS

              11.1  DEFINITIONS.

                    (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "1933 ACT" shall mean the Securities Act of 1933, as amended.

                  "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "AFFILIATE AGREEMENT" shall mean the Affiliate Agreement substantially in the form of Exhibit 1.

                  "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Exhibits (other than the American Federal Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

                  "AMERICAN FEDERAL CAPITAL STOCK" shall mean, collectively, the American Federal Common Stock, the American Federal Preferred Stock, and any other authorized class or series of capital stock of American Federal.

                  "AMERICAN FEDERAL COMMON STOCK" shall mean the $1.00 par value common stock of American Federal.

                  "AMERICAN FEDERAL COMPANIES" shall mean, collectively, American Federal and all American Federal Subsidiaries.

                  "AMERICAN FEDERAL DISCLOSURE MEMORANDUM" shall mean the written information entitled "American Federal Disclosure Memorandum" delivered within ten business days after the public announcement of the execution of this Agreement to CCB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "AMERICAN FEDERAL FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of American Federal as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994, and 1993, as filed by American Federal in SEC Documents, and (ii) the consolidated balance sheets of American Federal (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1996.

                  "AMERICAN FEDERAL INTERIM COMMON STOCK" shall mean the $1.00 par value common stock of American Federal Interim.

                  "AMERICAN FEDERAL PREFERRED STOCK" shall mean the serial preferred stock of American Federal.

                  "AMERICAN FEDERAL STOCK OPTION AGREEMENT" shall mean the stock option agreement of even date herewith issued to CCB by American Federal, substantially in the form of Exhibit 2.

                  "AMERICAN FEDERAL STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of American Federal designated as follows: American Federal's 1988 Stock Option and Incentive Plan and the 1995 Director's Performance Plan.

                  "AMERICAN FEDERAL SUBSIDIARIES" shall mean the Subsidiaries of American Federal, which shall include the American Federal Subsidiaries described in Section 5.4.

                  "ARTICLES OF COMBINATION" shall mean the Articles of Combination to be executed by American Federal and filed by CCB with the OTS relating to the Merger as contemplated by Section 1.1.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

                  "CCB CAPITAL STOCK" shall mean, collectively, the CCB Common Stock, the CCB Preferred Stock, and any other authorized class or series of capital stock of CCB.

                  "CCB COMMON STOCK" shall mean the $5.00 par value common stock of CCB.

                  "CCB COMPANIES" shall mean, collectively, CCB and all CCB Subsidiaries.

                  "CCB DISCLOSURE MEMORANDUM" shall mean the written information entitled "CCB Disclosure Memorandum" delivered within ten business days after the public announcement of the execution of this Agreement to American Federal describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "CCB FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of CCB as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30,1 996, and for each of the three fiscal years ended December 31, 1995, 1994, and 1993, as filed by CCB in SEC Documents, and
       (ii) the consolidated balance sheets of CCB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1996.

                  "CCB PREFERRED STOCK" shall mean the $5.00 par value preferred stock of CCB.

                  "CCB RETIREE MEDICAL PLAN" shall mean the CCB Retiree Medical Allowance Plan.

                  "CCB RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the CCB Rights Agreement.

                  "CCB RIGHTS AGREEMENT" shall mean that certain Rights Agreement dated February 26, 1990, between CCB and Central Carolina Bank and Trust Company, as rights agent.

                  "CCB STOCK PLANS" shall mean the stock plans of CCB disclosed in the CCB Disclosure Memorandum.

                  "CCB SUBSIDIARIES" shall mean the Subsidiaries of CCB, which shall include the CCB Subsidiaries described in Section 6.4 and any corporation, bank, savings association, savings bank, or other organization acquired as a Subsidiary of CCB in the future and held as a Subsidiary by CCB at the Effective Time.

                  "CLOSING DATE" shall mean the date on which the Closing occurs.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

                  "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                  "ENVIRONMENTAL AGENCY" means the United States Environmental Protection Agency or any other federal, state, or local agency responsible for regulating or enforcing laws, relating to (i) the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of any substance presently listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                  "ENVIRONMENTAL LAW" shall mean any Law, license, Permit, authorization, approval, Consent, Order, or agreement with any Environmental Agency relating to (i) the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                  "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights or by which a Person is or may be bound to pay cash by reference to the value, or any increase in the value, of shares of the capital stock of such Person.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "GOODWILL LITIGATION" shall mean the litigation in connection with the potential damage award resulting from the claims asserted by American Federal against the United State of America in the pending action, AMERICAN FEDERAL BANK, FSB V. U.S., IN THE UNITED STATES COURT OF FEDERAL CLAIMS, ACTION NO.
       95-498C.

                  "HAZARDOUS MATERIAL" shall mean solid waste (as that term is defined under the Resource Conservation and Recovery Act, 42 U.S.C.A. ss. 6901 ET SEQ. ("RCRA"), and the regulations adopted pursuant to RCRA), hazardous waste (as that term is defined under RCRA, and the regulations adopted pursuant to RCRA), hazardous substances (as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. ss. 9601, ET SEQ. ("CERCLA"), and the regulations adopted pursuant to CERCLA), and other pollutants, including, without limitation, any solid, liquid, gaseous, or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, or chemicals.

                  "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

                  "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "JOINT PROXY STATEMENT" shall mean the proxy statement used by American Federal and CCB to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of CCB relating to the issuance of the CCB Common Stock and the attached CCB Rights to holders of American Federal Common Stock.

                  "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                  "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, deed of trust, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of, title to, or the ability to sell or transfer for fair value the Assets subject to such Lien.

                  "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities; provided such term shall include notices, demand letters, or requests from any Environmental Agency.

                  "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of
       (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, savings banks, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed Consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement.

                  "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "NYSE" shall mean the NYSE Stock Market, Inc.

                  "NYSE NATIONAL MARKET" shall mean the National Market System of the NYSE.

                  "NCBCA" shall mean the North Carolina Business Corporation
       Act.

                  "NEW PREFERRED STOCK" shall mean the new series of CCB Preferred Stock to be distributed by CCB after the Effective Time whereby one share of the New Preferred Stock is distributed for each share of CCB Common Stock issued and outstanding at the Preferred Stock Record Date in accordance with the provisions of Section 8.15.

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "OTS" shall mean the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board).

                  "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" shall mean either American Federal or CCB, and "PARTIES" shall mean both American Federal and CCB.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of Person or its securities, Assets, or business.

                  "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or person acting in a representative capacity.

                  "PLAN OF MERGER" shall mean the Plan of Merger and Combination, to be entered into by American Federal and, upon its organization, American Federal Interim, setting forth the terms of the Merger, substantially in the form of Exhibit 3.

                  "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CCB under the 1933 Act with respect to the shares of CCB Common Stock and the attached CCB Rights to be issued to the shareholders of American Federal in connection with the transactions contemplated by this Agreement.

                  "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NYSE, the NYSE, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OTS, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other federal, state, county, local, or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                  "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECURITIES LAWS" shall mean the 1933 Act, the HOLA, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SHAREHOLDERS' MEETINGS" shall mean the respective meetings of the shareholders of American Federal and CCB to be held pursuant to
       Section 8.1, including any adjournment or adjournments thereof.

                  "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a manager or a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees, managers, or managing members thereof.

                  "SUPPLEMENTAL LETTER" shall mean the supplemental letter of even date herewith relating to certain understandings and agreements in addition to those included in this Agreement.

                  "SURVIVING ASSOCIATION" shall mean American Federal as the surviving association resulting from the Merger.

                  "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, AD VALOREM, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

              Allowance                                        Section 5.9
              American Federal Benefit Plans                   Section 5.14
              American Federal Contracts                       Section 5.15
              American Federal ERISA Plan                      Section 5.14
              American Federal Options                         Section 3.5
              American Federal Pension Plan                    Section 5.14
              American Federal SEC Reports                     Section 5.5(a)
              Average Closing Price                            Section 10.1(j)
              CCB Benefit Plans                                Section 6.12
              CCB ERISA Plan                                   Section 6.12
              CCB Pension Plan                                 Section 6.12
              CCB SEC Reports                                  Section 6.5(a)
              Closing                                          Section 1.2
              Derivatives Contract                             Sections 5.22
              Determination Date                               Section 10.1(j)
              Effective Time                                   Section 1.3
              ERISA Affiliate                                  Section 5.14(b)

              Exchange Agent                                   Section 4.1
              Exchange Ratio                                   Section 3.1(c)
              Index Group                                      Section 10.1(j)
              Maximum Amount                                   Section 8.14
              Merger                                           Section 1.1
              PCBs                                             Section 5.11
              Preferred Stock Record Date                      Section 8.15
              Starting Date                                    Section 10.1(j)
              Takeover Laws                                    Section 5.20
              Tax Opinion                                      Section 9.1(h)

                    (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

              11.2  EXPENSES.

                    (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that CCB shall bear and pay the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

                    (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

              11.3 BROKERS AND FINDERS. Except for Wheat, First Securities, Inc. and Keefe, Bruyette & Woods, Inc. as to American Federal and except for Merrill Lynch, Inc. as to CCB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by American Federal or CCB, each of American Federal and CCB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

              11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 or in the Supplemental Letter.

              11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of American Federal Common Stock, there shall be made no amendment that reduces or modified in any material respect the consideration to be received by holders of American Federal Common Stock; and further provided, that after any such approval by the holders of CCB Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of American Federal Common Stock will be exchanged for shares of CCB Common Stock shall not be amended after the Shareholders' Meetings in a manner adverse to the holders of CCB Common Stock without any requisite approval of the holders of the issued and outstanding shares of CCB Common Stock entitled to vote thereon.

              11.6  WAIVERS.

                    (a) Prior to or at the Effective Time, CCB, acting through its Board of Directors, chief executive officer, or another officer authorized to so act by such Board, shall have the right to waive any Default in the performance of any term of this Agreement by American Federal, to waive or extend the time for the compliance or fulfillment by American Federal of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CCB.

                    (b) Prior to or at the Effective Time, American Federal, acting through its Board of Directors, chief executive officer, or another officer authorized to so act by such Board, shall have the right to waive any Default in the performance of any term of this Agreement by CCB, to waive or extend the time for the compliance or fulfillment by CCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of American Federal under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of American Federal.

                    (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

              11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

              11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

      American Federal:   American Federal Bank, FSB
                          300 East McBee Avenue
                          Greenville, South Carolina 29601
                          Telecopy Number: (864) 255-7504

                          Attention:     William L. Abercrombie, Jr.
                                                  Chairman, President, and
                                                     Chief Executive Officer

      Copy to Counsel:    Alston & Bird
                          601 Pennsylvania Avenue, N.W.
                          North Building, Suite 250
                          Washington, D.C. 20004
                          Telecopy Number: (202) 508-3333

                          Attention:     Frank M. Conner III

      CCB:                CCB Financial Corporation
                          111 Corcoran Street
                          Durham, North Carolina 27701
                          Telecopy Number: (919) 682-1191

                          Attention:     Ernest C. Roessler
                                                  Vice Chairman, President, and
                                                     Chief Executive Officer

      Copy to Counsel:    Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P
                          230 North Elm Street
                          Suite 2000
                          Greensboro, North Carolina 27401
                          Telecopy Number: (910) 378-1001

                          Attention: Robert A. Singer

              11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, except to the extent the Laws of the United States apply to the Merger.

             11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

             11.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

             11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

             11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

             11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

              IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                               CCB FINANCIAL CORPORATION


/s/ Leo P. Pylypec                    By: /s/ Ernest C. Roessler
Leo P. Pylypec                              Ernest C. Roessler
Secretary                                   Vice Chairman, President, and
                                               Chief Executive Officer


[CORPORATE SEAL]




ATTEST:                               AMERICAN FEDERAL BANK, FSB


/s/ Deborah A. Brady                  By: /s/ William L. Abercrombie, Jr.
Deborah A. Brady                            William L. Abercrombie, Jr.
Secretary                                      Chairman, President, and
                                                  Chief Executive Officer

[CORPORATE SEAL]

                                   APPENDIX B

                                                                      APPENDIX B

                                                                   June 19, 1997

Board of Directors
American Federal Bank, FSB
300 East McBee Avenue
Greenville, South Carolina 29601

MEMBERS OF THE BOARD:

     American Federal Bank, FSB ("AFB") and CCB Financial Corporation ("CCBF") have entered into an Agreement and a Plan of Reorganization, dated as of February 17, 1997 (the "Agreement"), pursuant to which AFB will combine with CCBF by means of the merger (the "Merger") of a subsidiary of CCBF with AFB. Upon consummation of the Merger, each of the outstanding shares of the $1.00 par value common stock of AFB ("AFB Stock") will be converted into 0.445 shares of the $5.00 par value common stock of CCBF ("CCBF Stock"), as adjusted in accordance with the terms of the Agreement (the "Exchange Ratio").

     Wheat, First Securities, Inc. ("Wheat First") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of AFB or CCBF for our own account or for the accounts of our customers. Wheat First will also receive a fee from AFB for rendering this opinion.

     You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of AFB Stock (other than CCBF and its affiliates).

     In arriving at the opinion set forth below, we have conducted discussions with members of senior management of AFB and CCBF concerning their businesses and prospects and have reviewed certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:

      (1) AFB's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995;

      (2) AFB's Quarterly Reports on Form 10-Q and related financial information for the periods ended March 31, 1996, and June 30, 1996, and September 30, 1996, and certain financial data provided by management of AFB for the period ended December 31, 1996;

      (3) CCBF's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995;

      (4) CCBF's Quarterly Reports on Form 10-Q and related financial information for the periods ended March 31, 1996, and June 30, 1996, and September 30, 1996, and certain financial data provided by management of CCBF for the period ended December 31, 1996;

      (5) CCBF's Prospectus/Proxy statements on form 424B2 dated October 4, 1996 and November 27, 1996;

      (6) Certain publicly available information with respect to historical market prices and trading activities for AFB Stock and CCBF Stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

      (7) Certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

      (8) The Agreement;

      (9) Certain estimates of the cost savings and revenue enhancements projected by AFB and CCBF for the combined company;

     (10) Other financial information concerning the businesses and operations of AFB and CCBF, including certain audited financial information and certain internal financial analyses and forecasts for AFB and CCBF prepared by the senior management of these companies; and

     (11) Such financial studies, analyses, inquiries and other matters as we deemed necessary.

     In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of AFB and CCBF included in the Agreement, and we have not assumed any responsibility for independent verification of such information. We have relied upon the managements of AFB and CCBF as to the reasonableness and achievability of their financial and operational forecasts and projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, and the assumptions and bases therefor, provided to us, and, with your consent, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for AFB and CCBF are adequate to cover such losses. Wheat First did not review any individual credit files of AFB or CCBF, nor did it make an independent evaluation or appraisal of the assets or liabilities of AFB or CCBF. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to CCBF.

     In arriving at its opinion, Wheat First was instructed by the Board of Directors of AFB to take into account the Per Share Net Present Value of the Goodwill Litigation, as determined by the Board and described under "THE
MERGER -- Goodwill Litigation." Wheat First is not an expert in making legal determinations, and accordingly has made no determinations or drawn any conclusions, legal or otherwise, as to the merits or possible outcomes of the Goodwill Litigation, and relied solely on the per Share Net Present Value attributable to the Goodwill litigation as determined by the Board of Directors of AFB. Wheat First did not review (i) the merits (and probability of success) of AFB's position with respect to the liability of the United States government in the Goodwill Litigation, (ii) the theories that may be applied in awarding damages to AFB in the event AFB prevails in its position with respect to the liability of the United States government in the Goodwill Litigation, (iii) the assumptions underlying the analysis prepared by FFA in applying to AFB the various damage theories being proposed by plaintiffs in the Goodwill Cases, or
(iv) the reasonableness of the time frame selected by the Board of Directors of AFB as the most likely time frame for an award of damages to be made to AFB in the event AFB prevails in its position with respect to the liability of the United States government in the Goodwill Litigation. In evaluating the fairness of the Exchange Ratio, Wheat First did, however, take into account the Per Share Net Present Value of the Goodwill Cases, as determined by the Board of Directors of AFB. For information with respect to the methodology utilized by the Board of Directors of AFB in valuing the Goodwill Litigation and arriving at the Per Share Net Present Value attributable to the Goodwill Litigation, see "THE
MERGER -- Goodwill Litigation."

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of AFB Stock (other than CCBF and its affiliates) and does not address any other aspect of the Merger or constitute a recommendation to any shareholder of AFB as to how such shareholder should vote with respect to the Merger and it is understood that this letter is solely for the information of the Board of Directors of AFB. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for AFB, nor does it address the effect of any other business combination in which AFB might engage.

     It is understood that this opinion may be included in its entirety in the Prospectus/Joint Proxy Statement. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

     On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of AFB Stock (other than CCBF and its affiliates).

                                         Very truly yours,

                                         WHEAT, FIRST SECURITIES, INC.

                                   APPENDIX C

                                                                      APPENDIX C

                                                                   June 19, 1997

Board of Directors
American Federal Bank, FSB
300 East McBee Avenue
Greenville, SC 29602

MEMBERS OF THE BOARD:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of American Federal Bank, FSB ("AFB") of the exchange ratio in the proposed merger (the "Merger") of AFB with and into CCB Financial Corporation ("CCBF"), pursuant to the Agreement and Plan of Merger dated as of February 17, 1997 between AFB and CCBF (the "Agreement"). Under the terms of the Merger, each outstanding share of common stock of AFB will be exchanged for .445 shares of common stock of CCBF (the "Exchange Ratio"). Keefe, Bruyette & Woods, Inc. ("Keefe") was informed by AFB, and assumed for purposes of its opinion, that the Merger would be accounted for as a pooling-of-interests under generally accepted accounting principles.

     Keefe as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, AFB and CCBF and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of AFB and CCBF for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to AFB. We have acted as a financial advisor to the Board of Directors of AFB in rendering this fairness opinion and will receive a fee from AFB for our services.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, Annual Reports to Stockholders of CCBF and AFB for the three years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AFB and CCBF, and certain internal financial analyses and forecasts for AFB and CCBF prepared by management. We also have held discussions with members of the senior management of AFB and CCBF regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for AFB and CCBF with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of AFB and CCBF as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of CCBF and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for AFB and CCBF are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of AFB or CCBF, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of AFB and CCBF; (ii) the assets and liabilities of AFB and CCBF; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

American Federal Bank, FSB
Board of Directors
Page 2

     In arriving at its opinion, Keefe was advised by Board of Directors of AFB to take into account the Per Share Net Present Value of the Goodwill Litigation, as determined by the Board and described under "THE MERGER -- Goodwill Litigation." Keefe is not an expert in making legal determinations, and accordingly has made no determinations or drawn any conclusions, legal or otherwise, as to the merits or possible outcomes of the Goodwill Litigation, and relied solely on the Per Share Net Present Value attributable to the Goodwill Litigation as determined by the Board of Directors of AFB. Keefe did not review
(i) the merits (and probability of success) of AFB's position with respect to the liability of the United States government in the Goodwill Litigation, (ii) the theories that may be applied in awarding damages to AFB in the event AFB prevails in its position with respect to the liability of the United States government in the Goodwill Litigation, (iii) the assumptions underlying the analysis prepared by FFA in applying to AFB the various damage theories being proposed by plaintiffs in the Goodwill Cases, or (iv) the reasonableness of the time frame selected by the Board of Directors of AFB as the most likely time frame for an award of damages to be made to AFB in the event AFB prevails in its position with respect to the liability of the United States government in the Goodwill Litigation. In evaluating the fairness of the Exchange Ratio, Keefe did, however, take into account the Per Share Net Present Value of the Goodwill Cases, as determined by the Board of Directors of AFB. For information with respect to the methodology utilized by the Board of Directors of AFB in valuing the Goodwill Litigation and arriving at the Per Share Net Present Value attributable to the Goodwill Litigation, see "THE MERGER -- Goodwill Litigation."

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to the Common Stockholders of AFB.

                                         Very truly yours,

                                         KEEFE, BRUYETTE & WOODS, INC.

                                   APPENDIX D

                                                                      APPENDIX D

                                                                   June 19, 1997

Board of Directors
CCB Financial Corporation
111 Corcoran Street
Durham, NC 27701

MEMBERS OF THE BOARD:

     We understand that CCB Financial Corporation ("CCB") and American Federal Bank, FSB ("American") have entered into an Agreement and Plan of Merger (the "Agreement") dated February 17, 1997, pursuant to which American will be merged with and into CCB in a transaction (the "Merger") in which each outstanding share of American's common stock, par value $1.00 per share (the "American Shares"), will be converted into the right to receive 0.445 shares (the "Exchange Ratio") of the common stock, par value $5.00 per share, of CCB (the "CCB Shares"), all as set forth more fully in the Agreement. In connection with the Merger, the parties have also entered into an agreement, dated February 17, 1997, (the "Option Agreement") pursuant to which American will grant to CCB an option to acquire, under certain circumstances, 19.9% of its outstanding common shares, all as set forth more fully in the Option Agreement.

     You have asked us whether, in our opinion, the proposed Exchange Ratio in the Merger is fair to CCB from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) reviewed certain publicly available business and financial information relating to CCB and American which we deemed to be relevant;

     (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of CCB and American, as well as the amount and timing of the cost savings and related expenses and revenue enhancements expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of American and CCB;

     (3) conducted discussions with members of senior management of American and CCB concerning their respective financial condition, businesses, earnings, cash flow, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects before and after giving effect to the Merger and the Expected Synergies;

     (4) reviewed the market prices and valuation multiples for the CCB Shares and the American Shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

     (5) reviewed the results of operations of American and CCB and compared them with those of certain publicly traded companies which we deemed to be relevant;

     (6) reviewed the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

     (7) reviewed the pro forma impact of the Merger;

     (8) reviewed the Agreement and Option Agreement; and

     (9) reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, with your consent we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of American or CCB or any of their subsidiaries, nor have we been furnished any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses and, with your consent, we have not made an independent evaluation of the adequacy of the allowance for loan losses of American or CCB, nor have we reviewed any individual credit files relating to CCB or American and, with your consent, we have assumed that the aggregate allowance for loan losses for both CCB and American is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of American or CCB. With your consent, we have also assumed and relied upon the managements of American and CCB as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, us. In that regard, we have assumed and relied with your consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies, Expected Synergies and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates, allocations and judgments of such respective managements as to the future financial performance of American, CCB or the combined entity, as the case may be. We express no opinion as to such financial forecast information or the Expected Synergies or the assumptions on which they were based. Our opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Agreement.

     Our opinion is necessarily based upon market, economic and other conditions as in effect on, and the information made available to us as of, the date hereof. For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party in the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     We are acting as financial advisor to CCB in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, CCB has agreed to indemnify us for certain liabilities arising out of our engagement. We may have, in the past, provided financial advisory and financing services to CCB and received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of American and CCB and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of CCB and is not intended to be and does not constitute a recommendation to any shareholder of CCB as to how such shareholder should vote at any shareholder meeting of CCB held in connection with the Merger.

     We are not expressing any opinion herein as to the prices at which the CCB Shares will trade following the announcement or consummation of the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio in the Merger is fair to CCB from a financial point of view.

                                         Very truly yours,
                                         MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                INCORPORATED

          DIRECTIONS TO OMNI DURHAM HOTEL, 201 FOSTER ST., DURHAM, NC

FROM I-85 NORTH:

     (Bullet) Take Gregson Street exit, follow Gregson to Main Street, turn left on Main.

     (Bullet) Bear left on Chapel Hill Street.

     (Bullet) Travel one block to Foster, turn left.

     (Bullet) Omni entrance is immediately on left. There is complimentary parking at garage across Morgan Street under People's Security building.

FROM I-40 EAST:

     (Bullet) I-40 East and I-85 North merge in Greensboro.

     (Bullet) When highways divide again near Hillsborough, take I-85 North.

     (Bullet) Follow directions for I-85 North as listed.

FROM HIGHWAY 15-501 NORTH:

     (Bullet) Take 15-501 Bypass North to I-85 North.

     (Bullet) Follow directions for I-85 North as listed.

FROM HIGHWAY 70 WEST BYPASS:

     (Bullet) Take Hwy. 70 West Bypass, which merges with I-85 South.

     (Bullet) Follow directions for I-85 North as listed.

FROM I-40 WEST:

     (Bullet) Follow I-40 West to the Durham Fry, Exit #279-B.

     (Bullet) Continue on Durham Freeway (hwy 147 North) for approximately 4 miles.

     (Bullet) Exit at Roxboro Street/Mangum Street (Exit #12-B).

     (Bullet) At the bottom of the exit ramp turn right onto Roxboro Street, following signs for Downtown.

     (Bullet) At the 3rd light bear left onto the Downtown Loop (Morgan Street).

     (Bullet) Follow Morgan Street to 3rd light.

     (Bullet) Omni entrance immediately on right. There is complimentary parking in garage on Morgan Street under People's Security building.